 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 1997.

                                                REGISTRATION NO. 333-31279
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ---------------

                             MCMORAN OIL & GAS CO.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE               1615 POYDRAS STREET               72-1266477
     (STATE OR OTHER          NEW ORLEANS, LA 70170           (I.R.S. EMPLOYER
      JURISDICTION               (504) 582-4000              IDENTIFICATION NO.)
   OF INCORPORATION OR   (ADDRESS, INCLUDING ZIP CODE, AND
      ORGANIZATION)              TELEPHONE NUMBER,
                       INCLUDING AREA CODE, OF REGISTRANT'S
                           PRINCIPAL EXECUTIVE OFFICES)

                              JOHN G. AMATO, ESQ.
                                GENERAL COUNSEL
                             MCMORAN OIL & GAS CO.
                              1615 POYDRAS STREET
                         NEW ORLEANS, LOUISIANA 70112
                                (504) 582-4000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
                           WILLIAM B. MASTERS, ESQ.
                      JONES, WALKER, WAECHTER, POITEVENT,
                           CARRERE & DENEGRE, L.L.P.
                            201 ST. CHARLES AVENUE
                         NEW ORLEANS, LOUISIANA 70170

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                               EXPLANATORY NOTE:

  THE RIGHTS OFFERING CONTEMPLATED BY THIS REGISTRATION STATEMENT IS SUBJECT TO THE PRIOR APPROVAL OF THE STANDBY PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE RIGHTS OFFERING, BY THE HOLDERS OF THE REGISTRANT'S COMMON STOCK. A PROXY STATEMENT HAS BEEN PREPARED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TO SOLICIT PROXIES FROM THE HOLDERS OF THE REGISTRANT'S COMMON STOCK FOR USE AT A SPECIAL MEETING OF STOCKHOLDERS OF THE REGISTRANT TO CONSIDER AND VOTE UPON THE MATTERS DESCRIBED THEREIN.

  THIS REGISTRATION STATEMENT HAS BEEN PREPARED ASSUMING THAT THE HOLDERS OF COMMON STOCK OF THE REGISTRANT APPROVE THE STANDBY PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE RIGHTS OFFERING. ACCORDINGLY, IF THE STANDBY PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE RIGHTS OFFERING, ARE NOT APPROVED BY THE HOLDERS OF THE REGISTRANT'S COMMON STOCK, THE RIGHTS OFFERING WILL NOT BE COMMENCED AND THIS REGISTRATION STATEMENT WILL BE WITHDRAWN.

  THIS REGISTRATION STATEMENT DOES NOT REGISTER ANY OF THE REGISTRANT'S COMMON STOCK THAT MAY BE ISSUED PURSUANT TO THE STANDBY PURCHASE AGREEMENT.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A + +REGISTRATION STATEMENT RELATING TO THE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS     SUBJECT TO COMPLETION, DATED AUGUST 22, 1997
-------

                               28,571,429 SHARES
                        [LOGO OF MCMORAN APPEARS HERE]
                                  COMMON STOCK

                                  ----------
  McMoRan Oil & Gas Co., a Delaware corporation ("MOXY" or the "Company"), is distributing to holders of record of shares of its common stock, par value $.01 per share (the "Common Stock"), transferable subscription rights (the "Rights") to subscribe for and purchase additional shares of Common Stock for a price of $3.50 per share (the "Subscription Price"). Each holder of Common Stock of
record as of the close of business on          , 1997 (the "Record Date"), is
entitled to receive [approximately 2.0] Rights for each share of Common Stock held as of such time. The number of Rights distributed by the Company to each record holder of Common Stock will be rounded up to the nearest whole number and no fractional Rights or cash in lieu thereof will be distributed or paid by the Company. Rights holders ( the "Holders") may purchase one share of Common Stock for each Right held. Each Right also carries the right to subscribe (the "Oversubscription Privilege") at the Subscription Price for a pro rata portion (based on the number of Rights so exercised) of the shares of Common Stock, if any, that are not subscribed for through the exercise of the Rights. The offering by the Company of the shares of Common Stock purchasable upon exercise of the Rights, including the Oversubscription Privilege, is referred to herein as the "Rights Offering." See "The Rights Offering."

  On July 14, 1997, the Company entered into an agreement with Freeport-McMoRan Resource Partners, Limited Partnership ("FRP"), a publicly traded limited partnership of which Freeport-McMoRan Inc. ("FTX") is the administrative managing general partner, pursuant to which, subject to completion of the Rights Offering, MOXY will acquire the two producing oil and gas properties (the "MCN Producing Properties") developed as part of MOXY's exploratory drilling program with affiliates of MCN Energy Group Inc. (the "MOXY/MCN Program") for $26 million, subject to adjustment, and repay all of the indebtedness incurred by MOXY under the MOXY/MCN Program. The MOXY/MCN Program will then be terminated and MOXY and FRP will enter into an aggregate $200 million multi-year exploration program (the "MOXY/FRP Exploration Program").

  The Company also has entered into a standby purchase agreement (the "Standby Purchase Agreement") with FRP pursuant to which, subject to certain conditions, FRP has provided a standby commitment (the "Standby Commitment") to purchase for the Subscription Price all of the shares of Common Stock that are not purchased by Holders in the Rights Offering, pursuant to which FRP may acquire as much as 67% of the oustanding Common Stock if no Rights are exercised. FRP will receive a $6 million fee (the "Standby Fee") for the Standby Commitment, acquiring and holding the MCN Producing Properties for resale to MOXY and entering into the MOXY/FRP Exploration Program. FRP also has the option to purchase additional shares of Common Stock so that if following the Rights Offering it has not acquired 30% of the outstanding Common Stock pursuant to the Standby Commitment, it may acquire at the Subscription Price such additional shares of Common Stock as are necessary to provide it with up to a 30% ownership position in MOXY (the "FRP Purchase Option").

  The Rights Offering, together with the Standby Commitment and FRP Purchase Option, is part of a comprehensive plan to recapitalize the Company to enable it to enter into the MOXY/FRP Exploration Program, purchase the MCN Producing Properties and repay indebtedness incurred under the MOXY/MCN Program. There can be no assurance that the Company will receive significant proceeds, if any, from the Rights Offering. However, the Standby Purchase Agreement requires FRP to purchase all of the shares of Common Stock that are not purchased by Holders in the Rights Offering. If Holders do not exercise a significant number of Rights and FRP purchases a significant number of shares of Common Stock pursuant to the Standby Commitment or FRP Purchase Option, FRP may acquire the power to control or significantly influence the management of the Company. See "Risk Factors--Potential Change of Control of the Company," "Use of Proceeds" and "Certain Relationships and Related Transactions."

  The Rights Offering and the Rights will expire at 5:00 p.m., New York City
time, on          , 1997 [30 days] unless extended by the Company (subject to
FRP's consent) from time to time (such date, as it may be extended, is referred to herein as the "Expiration Date"), provided that the Expiration Date shall in
no event be later than          , 1997 [60 days]. Holders who exercise their
Rights will not be entitled to revoke their subscriptions. Holders who do not exercise or sell their rights will relinquish any value inherent in the Rights. Accordingly, Holders are strongly urged to exercise or sell their rights. See "Risk Factors--Dilution."

  The Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "MOXY." On July 14, 1997 (the last day on which trading prices were reported prior to the public announcement of the Rights Offering), the last reported sales price of the Common Stock was $3 5/8 per share. It is anticipated that the Rights will trade on Nasdaq under the symbol "MOXYR." Certain registered broker-dealers have indicated to the Company that they intend to make a market in the Rights. There can be no assurance, however, that a market for the Rights will develop. Rights may also be sold in over-the-counter and private sales transactions. Orders to sell Rights must be received by the Subscription Agent not later than 11:00 a.m. on the third Nasdaq trading day prior to the Expiration Date if a Holder wishes to sell Rights through the Subscription Agent.

  CURRENT STOCKHOLDERS OF THE COMPANY WHO DO NOT PARTICIPATE IN THE RIGHTS OFFERING WILL SUFFER A SUBSTANTIAL DILUTION IN THEIR RELATIVE PERCENTAGE OWNERSHIP IN THE COMPANY UPON ISSUANCE OF COMMON STOCK TO HOLDERS EXERCISING RIGHTS AND TO FRP.

  SEE "RISK FACTORS," BEGINNING ON PAGE 11, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                                  ----------
  THESE SECURITIES HAVE  NOT BEEN  APPROVED OR DISAPPROVED  BY THE  SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS  THE
      SECURITIES  AND  EXCHANGE   COMMISSION  OR   ANY  STATE   SECURITIES
        COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF   THIS
          PROSPECTUS.  ANY  REPRESENTATION  TO   THE  CONTRARY  IS   A
                               CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                   UNDERWRITING
                                    SUBSCRIPTION   DISCOUNTS AND   PROCEEDS TO
                                       PRICE        COMMISSIONS     COMPANY(1)
-------------------------------------------------------------------------------
Per share........................      $3.50            --            $3.50
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Total............................   $100,000,000        --         $100,000,000
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Before deducting estimated expenses of $7.0 million payable by the Company, including the Standby Fee payable to FRP.

                 THE DATE OF THIS PROSPECTUS IS          , 1997

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661 and at Seven World Trade Center, 13th Floor, New York, New York, 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission (http://www.sec.gov). The Common Stock is traded on Nasdaq and reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, DC 20006.

  The Company has filed a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock issuable upon exercise of the Rights. This Prospectus, which is filed as a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are summaries of the terms of such contracts, agreements or documents. Reference is made to each such exhibit for a more complete description of the matters involved, and such statements are qualified in their entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-23870), (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 (iii) Form 10, as amended, initially filed on April 19, 1994, (iv) Current Reports on Form 8-K dated January 7, 1997, May 9, 1997, July 1, 1997 and July 15, 1997 and (v) Proxy
Statement dated      , 1997 which have been filed by the Company with the
Commission pursuant to the Exchange Act, are by this reference incorporated in and made a part of this Prospectus.

  All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Rights Offering shall be deemed to be incorporated by reference herein and to be part of this Prospectus from their respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon a written or oral request, a copy of any or all of the documents that are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to either (a) McMoRan Oil & Gas Co., Attention: Secretary, 1615 Poydras Street, New Orleans, Louisiana, 70112 (Telephone: (504) 582-4000) or (b) Georgeson & Company Inc., 88 Pine Street, 30th Floor, Wall Street Plaza, New York, New York 10005 (Telephone: (212) 440-9800).

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Prospectus or incorporated by reference herein and does not purport to be complete. Reference is made to, and this Prospectus Summary is qualified in its entirety by and should be read in conjunction with, the more detailed information contained elsewhere in this Prospectus or incorporated by reference herein. Prospective investors should carefully consider the information set forth under "Risk Factors."

                                  THE COMPANY

  MOXY is an independent oil and gas company engaged in the exploration, development and production of oil and natural gas. The Company's operations are conducted offshore in the Gulf of Mexico (the "Gulf") and onshore in the Gulf Coast area. The Company commenced operations in May 1994 following the distribution of all of the Company's Common Stock to the stockholders of FTX in order to carry on substantially all of the oil and natural gas exploration activities previously conducted by FTX. The Company and its predecessors have conducted exploration, development and production operations offshore in the Gulf and onshore in the Gulf Coast and other areas for more than 25 years, which have provided the Company an extensive geological and geophysical database, and extensive technical and operational expertise.

  The Rights Offering is part of a comprehensive plan to recapitalize the Company to enable MOXY to implement an aggregate $200 million, multi-year exploration program with FRP, to purchase the MCN Producing Properties and to repay the indebtedness incurred by MOXY under the MOXY/MCN Program. At a
special meeting of MOXY's stockholders on     , 1997, MOXY's stockholders
approved the Rights Offering, the Standby Commitment, the FRP Purchase Option, purchase of the MCN Producing Properties and the MOXY/FRP Exploration Program. See "Business and Properties--MOXY/FRP Exploration Program" and "The Rights Offering."

  In July 1997, FRP agreed to acquire from affiliates of MCN Energy Group Inc. ("MCN") their contractual rights to the MOXY/MCN Program, the MCN Producing Properties and other exploratory properties acquired under the MOXY/MCN Program for $31.0 million, as adjusted for the net revenues and costs attributable to such properties from April 1, 1997 until their acquisition by FRP, and an additional amount equal to the amount loaned by MCN to MOXY under the MOXY/MCN Program. On August 4, 1997, FRP paid MCN, after adjustments, $34.0 million for such assets together with $12.4 million for the outstanding indebtedness. MCN is not affiliated with either FRP or MOXY and will no longer have any involvement or interest in the MOXY/MCN Program.

  MOXY and FRP have amended the MOXY/MCN Program to extend the program term, include their interests in the seven offshore leases acquired by MOXY and FRP at the Central Gulf of Mexico lease sale held in March 1997 and provide for the conduct of mutually agreed exploration projects until the earlier of December 31, 1997 or the date of completion of the Rights Offering. The amendment also provides that FRP will reimburse MOXY for approximately $290,000 of overhead per month and will continue to advance funds to MOXY under the MOXY/MCN Program during the remaining program term.

  Upon completion of the Rights Offering, MOXY will acquire the MCN Producing Properties for $26.0 million, subject to the adjustments described above for revenues and costs attributable to the MCN Producing Properties from April 1, 1997 until their acquisition by MOXY plus interest, calculated on the daily outstanding balance of the $26.0 million purchase price, as adjusted, from August 4, 1997 until MOXY's acquisition of the properties, at an annual rate publicly announced by The Chase

Manhattan Bank from time to time plus 2%. At the same time, MOXY will repay to FRP all amounts advanced to MOXY under the MOXY/MCN Program. Thereafter, MOXY will retain a 100% interest in the MCN Producing Properties, and MOXY and FRP will dedicate to the MOXY/FRP Exploration Program all other oil and gas properties subject to the MOXY/MCN Program. See "Business and Properties-- MOXY/MCN Program" and "--MOXY/FRP Exploration Program."

  The Company's business strategy is to create value for its stockholders through the discovery of oil and gas reserves in its exploration and development activities. MOXY expects to continue to concentrate its efforts in selected geographic areas where the Company's management team has significant exploration experience. The Company evaluates substantially all of its exploratory prospects with 3-D seismic surveys prior to drilling. MOXY intends to continue to generate exploratory prospects and evaluate selected opportunities to acquire producing oil and gas properties and to maximize its geological and geophysical experience and expertise by using 3-D seismic data and other state-of-the-art technology.

RECENT DEVELOPMENTS

  On July 28, 1997, FTX, which is the administrative managing general partner of and owns a 51.6% interest in FRP, and IMC Global Inc. ("IGL") announced that they had executed a non-binding letter of intent to merge, with IGL as the surviving entity. The proposed combination, which is subject to negotiation of a definitive agreement and appropriate approvals, will result in the acquisition of control by IGL of FTX and, as a result, FRP. The transaction, if consummated, will not have any impact on the sale of the MCN Producing Properties to MOXY, the consummation of the transactions contemplated by the Standby Purchase Agreement or the establishment of the MOXY/FRP Exploration Program. FTX and IGL have stated that the definitive merger agreement is expected to be completed by August 30, 1997 with completion of the merger transaction by the end of 1997.

  The principal executive offices of the Company are located at 1615 Poydras Street, New Orleans, Louisiana 70112, and its telephone number at such offices is (504) 582-4000.

                              THE RIGHTS OFFERING

Rights.........................   Each holder of Common Stock will receive
                                  [approximately 2.0] transferable Rights for
                                  every share of Common Stock held of record
                                  as of the close of business on        , 1997
                                  (the "Record Date"). The number of Rights distributed by the Company to each Common
                                  Stock holder will be rounded up to the
                                  nearest whole number. An aggregate of
                                  approximately 28.6 million Rights will be distributed. Each Right will be exercisable for one share of Common Stock. If all the Rights are exercised, an aggregate of approximately 28.6 million shares of Common
                                  Stock (the "Underlying Shares") will be sold upon exercise of the Rights. See "The Rights
                                  Offering--The Rights."

Subscription Price.............   $3.50 in cash per share of Common Stock.

Basic Subscription Privilege...   Holders are entitled to purchase for the
                                  Subscription Price one share of Common Stock for each Right held

                                  (the "Basic Subscription Privilege"). See
                                  "The Rights Offering--Subscription
                                  Privileges--Basic Subscription Privilege."

Oversubscription Privilege.....   Each Holder who elects to exercise in full
                                  his or her Basic Subscription Privilege may also subscribe at the Subscription Price for additional Underlying Shares available as a result of unexercised Rights, if any, (the
                                  "Oversubscription Privilege"). If an
                                  insufficient number of Underlying Shares are available to satisfy fully all exercises of the Oversubscription Privilege, the available Underlying Shares will be prorated among Holders who exercise their
                                  Oversubscription Privilege based on the
                                  respective numbers of Rights exercised by such Holders pursuant to the Basic
                                  Subscription Privilege. See "The Rights
                                  Offering--Subscription Privileges--
                                  Oversubscription Privilege."

Record Date....................           , 1997.

Expiration Date................           , 1997, at 5:00 p.m., New York City
                                  time, unless extended. The Company may
                                  extend the Expiration Date with FRP's
                                  consent and will announce any extension by not later than 9:00 a.m., New York time, on the business day following the previously scheduled Expiration Date.

                                  Any extension of the Expiration Date will be
                                  for a period of at least three Nasdaq
                                  trading days, provided that the Expiration
                                  Date shall in no event be later than    ,
                                  1997. See "The Rights Offering--Expiration
                                  Date."


Standby Purchase Commitment....   FRP has agreed, subject to the terms and
                                  conditions of the Standby Purchase
                                  Agreement, to purchase at the Subscription
                                  Price all of the shares of Common Stock
                                  offered hereby that are not purchased by the Holders. Pursuant to the Standby Purchase
                                  Agreement, FRP also has the option to
                                  purchase (the "FRP Purchase Option")
                                  additional shares of Common Stock so that if following the Rights Offering it has not acquired 30% of the outstanding Common Stock pursuant to the Standby Commitment, it may acquire at the Subscription Price such additional shares of Common Stock as are necessary to provide it with up to a 30% ownership position in MOXY. MOXY has agreed to pay FRP a fee (the "Standby Fee") of $6 million, payable upon closing of the Rights
                                  Offering, for providing the Standby
                                  Commitment, acquiring and holding the MCN
                                  Producing Properties for resale to MOXY and entering the MOXY/FRP Exploration Program.
                                  See "The Rights Offering--Standby Purchase
                                  Agreement" and "Risk Factors--Potential
                                  Change of Control of the Company."

Shares of Common Stock
Outstanding after Rights
Offering.......................   Based on the number of shares outstanding on
                                  the date of this Prospectus, approximately
                                     million shares will be outstanding
                                  following the Rights Offering (before giving
                                  effect to any exercise of the FRP Purchase
                                  Option). If all Rights are exercised and the
                                  FRP Purchase Option is exercised in full,
                                  approximately    million shares of Common
                                  Stock will be outstanding.

Transferability of Rights......   The Rights are transferable and will be
                                  evidenced by transferable subscription
                                  certificates (a "Subscription Certificate").
                                  It is anticipated that they will trade on Nasdaq under the symbol "MOXYR" until the close of business on the last Nasdaq trading day prior to the Expiration Date. Certain registered broker-dealers have indicated that they intend to make a market in the Rights during the period the Rights are outstanding. No assurance can be given, however, that a market for the Rights will develop or, if such a market develops, how long it will continue.

                                  The Subscription Agent will attempt to sell
                                  Rights for Holders who deliver a
                                  Subscription Certificate with the
                                  instruction for sale contained on the
                                  reverse side thereof properly executed to the Subscription Agent no later than 11:00 a.m., New York City time, on the third Nasdaq trading day preceding the Expiration Date. There can be no assurance that the Subscription Agent will be able to sell any Rights or as to the price that the Subscription Agent will be able to obtain if it is able to effect any such sale. See "The Rights Offering--Method of Transferring Rights."

How to Exercise Rights.........   The Basic Subscription Privilege and
                                  Oversubscription Privilege may be exercised by properly completing and signing the Subscription Certificate and forwarding it
                                  (or following the Guaranteed Delivery
                                  Procedures described below), with payment of the Subscription Price for each Underlying
                                  Share subscribed for pursuant to the Basic
                                  Subscription Privilege and the
                                  Oversubscription Privilege, to the
                                  Subscription Agent on or prior to the
                                  Expiration Date. If the mail is used to
                                  forward Subscription Certificates, it is recommended that insured, registered mail be used. No interest will be paid on funds delivered upon exercise of the Basic
                                  Subscription Privilege or the
                                  Oversubscription Privilege. See "The Rights
                                  Offering--Exercise of Rights."

                                  Once a holder of Rights has exercised the Basic Subscription Privilege or the Oversubscription Privilege, such exercise may not be revoked. See "The Rights Offering--No Revocation."

How Foreign and Certain Other
Stockholders Can Exercise
Rights.........................   Subscription Certificates will not be mailed
                                  to Holders whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Subscription Agent for their account. To exercise such Rights, such Holders must notify the Subscription Agent on or prior to 11:00 a.m., New York City time, on the third
                                  Nasdaq trading day preceding the Expiration
                                  Date, and must establish to the satisfaction of the Subscription Agent that such exercise is permitted under applicable law. If such a Holder does not notify the Subscription
                                  Agent and provide acceptable instructions to the Subscription Agent by such time, such Rights will be sold, if feasible, and the net proceeds, if any, remitted to such Holder. See "The Rights Offering--Foreign and Certain Other Stockholders."


Persons Holding Shares, or
Wishing to Exercise Rights,
Through Others.................   Persons holding shares of Common Stock and
                                  receiving the Rights distributed with
                                  respect thereto through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding certificates of Common Stock personally who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect the transaction for them. See "The Rights Offering--Exercise of
                                  Rights."

Issuance of Common Stock.......   Certificates representing shares of Common
                                  Stock purchased in the Rights Offering will be delivered as soon as practicable after the Expiration Date. See "The Rights
                                  Offering--Subscription Privileges."


Use of Proceeds................   The net proceeds received by the Company
                                  from the Rights Offering and Standby
                                  Commitment, after payment of fees and
                                  expenses, including the Standby Fee, will be approximately $93 million. The net proceeds, together with any proceeds from the exercise of the FRP Purchase Option, will be used to purchase the MCN Producing Properties, to repay the debt incurred by MOXY under the MOXY/MCN Program, to fund a portion of the Company's estimated capital requirements under the MOXY/FRP Exploration Program and for additional working capital and general corporate purposes. MOXY will not purchase the MCN Producing Properties or establish the MOXY/FRP Exploration Program if the Standby Commitment is not fulfilled and will use the net proceeds from the Rights Offering for additional working capital and general corporate purposes. See
                                  "Use of Proceeds," "The Rights Offering--The
                                  Rights" and "Certain Relationships and
                                  Related Transactions."


Certain Federal Income Tax
Considerations.................   For United States federal income tax
                                  purposes, Holders generally will not
                                  recognize taxable income in connection with the issuance to them or exercise by them of Rights. Holders may incur a gain or loss upon the sale of the Rights or the shares of Common Stock acquired upon exercise of the Rights. See "Certain Federal Income Tax
                                  Considerations."

Subscription Agent.............   ChaseMellon Shareholder Services, L.L.C. See
                                  "The Rights Offering--Subscription Agent."

Information Agent..............   Georgeson & Co. Inc. See "The Rights
                                  Offering-- Information Agent."

Risk Factors...................   There are substantial risks in connection
                                  with this offering that should be considered by prospective purchasers. See "Risk
                                  Factors."

                          SELECTED FINANCIAL DATA

  The following table sets forth selected historical financial data for the Company for the six months ended June 30, 1997 and 1996 and for each of the three years in the period ended December 31, 1996 (since inception). The table also sets forth unaudited pro forma financial information as of and for the six months ended June 30, 1997 and for the year ended December 31, 1996 based on the assumptions described in the footnotes below. The annual historical information is derived from the audited financial statements of the Company and the historical information for the six-month periods ended June 30,1997 and 1996 is unaudited. The historical and pro forma results of operations are not necessarily indicative of future results. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results Of Operations" and the Company's historical and pro forma financial statements and notes thereto included elsewhere in this Prospectus.

                          SIX MONTHS ENDED JUNE 30,            YEARS ENDED DECEMBER 31,
                         -----------------------------  ----------------------------------------
                         PRO FORMA(1)                   PRO FORMA(1)
                             1997      1997     1996        1996      1996      1995    1994(2)
                         ------------ -------  -------  ------------ -------  --------  --------
                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Oil and gas sales......   $ 11,188   $ 4,203  $ 1,204    $ 7,410    $ 2,434  $  2,722  $    174
 Management fees........        818       818      818      1,636      1,636       545       --
                           --------   -------  -------    -------    -------  --------  --------
Total revenues..........     12,006     5,021    2,022      9,046      4,070     3,267       174
                           --------   -------  -------    -------    -------  --------  --------
Costs and expenses:
 Production and
  delivery, including
  depreciation and
  amortization..........     11,471     5,312      802      4,525      1,500     2,623       --
 Exploration expenses...      4,097     4,097    3,871      9,818      9,818    11,756    15,518
 General and
  administrative
  expenses..............      1,353     1,353    1,384      2,635      2,635     3,687     2,338
 Gain on sale of oil and
  gas property..........     (2,289)   (2,289)     --         --         --        --        --
                           --------   -------  -------    -------    -------  --------  --------
Total costs and
 expenses...............     14,632     8,473    6,057     16,978     13,953    18,066    17,856
                           --------   -------  -------    -------    -------  --------  --------
Operating loss..........     (2,626)   (3,452)  (4,035)    (7,932)    (9,883)  (14,799)  (17,682)
Interest expense........        --       (681)      (7)       --        (403)      --        --
Other income, net.......        249       249      237        424        424       164     2,482
                           --------   -------  -------    -------    -------  --------  --------
Net loss................   $ (2,377)  $(3,884) $(3,805)   $(7,508)   $(9,862) $(14,635) $(15,200)
                           ========   =======  =======    =======    =======  ========  ========
Net loss per share......   $  (0.06)  $ (0.27) $ (0.27)   $ (0.18)   $ (0.71) $  (1.06) $  (1.10)
Average shares
 outstanding............     42,707    14,136   13,847     42,469     13,898    13,772    13,770
BALANCE SHEET DATA
 (AT END OF PERIOD):
Working capital.........   $ 50,244   $(3,076) $ 2,368               $ 2,972  $  8,257  $ 15,063
Oil and gas properties,
 net....................     48,489    19,322   14,125                18,231     9,878    17,094
Production loan, less
 current portion........        --     10,980    2,000                12,391       530       --
Total assets............    111,474    30,627   21,966                30,980    21,633    34,425
Stockholders' equity....     97,625     4,625   14,052                 8,246    17,605    32,157

--------

(1) Adjusted to reflect consummation of the Rights Offering (assuming exercise of all the Rights), the application of a portion of the net proceeds to purchase the MCN Producing Properties and repay the Company's debt under the MOXY/MCN Program, the purchase of certain oil and gas interests and the formation of the MOXY/FRP Exploration Program, as if each had occurred as of January 1, 1996 in the statement of operations data, and as of June 30, 1997 for the balance sheet data. No effect is given to any exercise of the FRP Purchase Option.

    Assuming the same transactions occurred and the FRP Purchase Option was exercised in full, the Pro Forma Statement of Operations Data would be unchanged, with the exception of average shares outstanding and net loss per share (60,985,000 shares and $0.04 per share for the 1997 period and 60,747,000 shares and $0.12 per share for 1996). Pro Forma Balance Sheet Data as of June 30, 1997 would change as follows (in thousands):

             Working capital................. $114,217
             Total assets....................  175,447
             Stockholders' equity............  161,598

(2) Reflects the period since inception (May 1994).

                               RESERVE DATA

  The following table sets forth summary information with respect to the proved oil and gas reserves owned by the Company and those attributable to the MCN Producing Properties (Vermilion Block 160 Field Area and Vermilion Block 410 Field) at May 31, 1997, as estimated by Ryder Scott Company, Petroleum Engineers ("Ryder Scott"). For additional information relating to the oil and gas reserves of the Company and attributable to the MCN Producing Properties, see "Business and Properties--Oil and Gas Reserves," and note 7 to the Company's audited financial statements and Note 2 of the audited financial statements of the MCN Producing Properties included elsewhere in this Prospectus.

                                                                PRESENT VALUE OF
                                                             FUTURE NET CASH FLOWS
                                OIL               GAS        AT A 10% DISCOUNT RATE
                         ------------------ ---------------- --------------------------
                                    MCN              MCN                     MCN
                                 PRODUCING        PRODUCING               PRODUCING
                          MOXY   PROPERTIES MOXY  PROPERTIES   MOXY       PROPERTIES
                         ------- ---------- ----- ---------- ----------- --------------
                               (BBLS)            (MMCF)          (IN THOUSANDS)
RESERVE DATA AS OF MAY
 31, 1997:
Proved Developed........  70,442  102,919   6,790    9,638       $10,431      $15,153
Proved Undeveloped......  55,933   77,443   2,928    3,098         2,814        4,345
                         -------  -------   -----   ------   -----------  -----------
Total................... 126,375  180,362   9,718   12,736       $13,245      $19,498
                         =======  =======   =====   ======   ===========  ===========

--------

(1) In preparing such estimates, Ryder Scott used prices of $20.21 per barrel of oil and $2.21 per Mcf of gas, the weighted average prices that the Company estimates it would have received, assuming production from all of the properties with proved reserves.

                              OPERATING DATA

  The following table sets forth summary information with respect to the production of oil and gas and average sales price received by the Company for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996 and 1995. The table also sets forth unaudited pro forma information for the six months ended June 30, 1997 and the year ended December 31, 1996 that gives effect to the acquisition of the MCN Producing Properties. See "Business and Properties."

                           SIX MONTHS ENDED JUNE 30,       YEARS ENDED DECEMBER 31,
                         ------------------------------ ------------------------------
                         PRO FORMA(1)                   PRO FORMA(1)
                             1997       1997     1996       1996      1996     1995
                         ------------ --------- ------- ------------ ------- ---------
PRODUCTION DATA:
Production:
 Oil (Bbls).............     23,500       9,400  15,800     72,500    29,000    45,000
 Gas (Mcf)..............  4,052,500   1,621,000 306,700  1,577,500   631,000 1,093,000
Average sales price per
 unit:
 Oil ($/Bbl)............     $21.89      $21.89  $20.76     $22.22    $22.22    $18.83
 Gas ($/Mcf)............     $ 2.44      $ 2.44  $ 2.76     $ 2.72    $ 2.72    $ 1.63

--------
(1) Gives effect to the acquisition of the MCN Producing Properties as if consummated at the beginning of the periods presented and should be read in conjunction with the unaudited pro forma financial statements of the Company and notes thereto included elsewhere in this Prospectus.

                                 RISK FACTORS

  Holders of the Company's Common Stock should consider carefully the following risk factors relating to the business of MOXY and the Rights Offering, together with the information and financial data set forth elsewhere in this Prospectus in connection with an investment in the Common Stock offered hereby.

LIMITED OPERATING HISTORY AND SIGNIFICANT HISTORICAL OPERATING LOSSES

  The Company commenced operations in 1994. The Company has only two producing fields, which have been in production for only a short period of time, making proved reserves and levels of future production attributable to these fields less susceptible to estimation than fields with longer production histories. As a result of the Company's exploratory drilling, the Company has incurred significant operating losses to date. The Company experienced net losses of $9.9 million, $14.6 million and $15.2 million for the years ended December 31, 1996, 1995 and 1994, respectively, and $3.9 million for the six months ended June 30, 1997. As of June 30, 1997, the Company had an accumulated deficit of $43.6 million. The Company's future viability must be considered in light of the risks and difficulties frequently encountered by companies engaged in the early stages of oil and gas exploration, development and production activities.

SUBSTANTIAL CAPITAL REQUIREMENTS

  The development of the Company's business will continue to require substantial expenditures. The Company's future financial results will depend primarily on its ability to locate hydrocarbons in commercial quantities and on the market prices for oil and gas. There can be no assurance that the Company will achieve or sustain profitability or positive cash flows from future operating activities.

  The Company makes, and will continue to make, substantial capital expenditures for the exploration, development, and production of oil and natural gas reserves and related projects. If the Company fails to discover significant reserves, experiences operating difficulties or if oil and gas prices decline and reduce cash generated from operations, the Company may be required to obtain additional financing to fund its operations. No assurance can be given that such financing will be available, and if it is not available, the Company may be required to curtail its operations.

  FRP's obligations to provide the Standby Commitment, sell the MCN Producing Properties to MOXY and establish the MOXY/FRP Exploration Program are subject to customary closing conditions. If such conditions are not satisfied or waived, FRP will not fulfill the Standby Commitment, sell the MCN Producing Properties to MOXY or establish the MOXY/FRP Exploration Program. To the extent Rights remain unexercised, failure to close the Standby Commitment will result in less proceeds to the Company than expected and may limit the Company's exploration and development activities. The Company cannot predict the amount of proceeds that it will receive from the Rights Offering if the Standby Commitment is not fulfilled. See "Use of Proceeds" and "The Rights Offering--The Rights."

DETERMINATION OF SUBSCRIPTION PRICE AND MARKET CONSIDERATIONS

  The Subscription Price was determined by negotiation between the Company and FRP. The Subscription Price does not necessarily bear any relationship to the book value of the Company's assets, past operations, cash flow, earnings, financial condition or any other established criteria for value and should not be considered an indication of the underlying values of the Company. The market price of the Common Stock could be subject to significant fluctuations in response to MOXY's operating results and other factors, including the size of the public float of the Common Stock (which will depend, in part, on the percentage of the Rights that are exercised by Holders) after the Rights Offering. See "The Rights Offering--Determination of Subscription Price."

  There is currently no public market for the Rights. Although MOXY has been advised by certain broker-dealers that they intend to make a market in the Rights, they are under no obligation to do so, and any market making activity may be discontinued at any time. Although the Rights will be transferable and listed on Nasdaq, there can be no assurance that the Rights will have any economic value or that a public market for the Rights will develop or be sustained. There also can be no assurance that, following the issuance of the Rights and of the Underlying Shares upon exercise of Rights, a subscribing Holder will be able to sell shares of Common Stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price.

POTENTIAL CHANGE OF CONTROL OF THE COMPANY

  Pursuant to, and subject to the terms and conditions of, the Standby Purchase Agreement, FRP has agreed to purchase from MOXY all shares of Common Stock that are offered but not purchased pursuant to the exercise of the Rights. Accordingly, if less than approximately 25% of the Rights are exercised by the holders, then FRP will acquire pursuant to the Standby Commitment a majority of the outstanding Common Stock and will have the power to control MOXY's business and affairs. If, as a result of the Standby Commitment or the FRP Purchase Option, FRP acquires or holds more than 10% but less than a majority of the outstanding Common Stock, pursuant to the Stockholder Agreement, it will be entitled to designate a number of directors proportionate to its stock ownership in MOXY and may have the power to significantly influence the Company's business and affairs.

  MOXY's Certificate of Incorporation does not provide for cumulative voting in the election of directors. As a holder of a majority of the Common Stock, FRP would have the ability to elect all of the directors on MOXY's Board. The Board is empowered by the Delaware General Corporation Law ("DGCL") to direct the management of the business of MOXY and to make numerous major decisions without stockholder approval. Matters and decisions subject to Board control include, among other things, the purchase and sale of assets of MOXY (other than a disposition of all or substantially all of MOXY's assets outside of the ordinary course of business), the issuance of additional equity or debt securities (subject to limitations imposed by the Certificate of Incorporation and debt agreements), the declaration of dividends in respect of MOXY's capital stock, the election and removal of officers of MOXY, capital expenditure decisions, strategic planning, by-law amendments, officer compensation matters, and the recommendation for stockholder approval of certain major corporate transactions (including mergers, certain asset sales, charter amendments and dissolutions).

  If FRP acquires a majority of the outstanding Common Stock, FRP will hold a majority of the voting power and have the right to elect all of the directors of the Board. Under the DGCL and the Certificate of Incorporation and By-laws, the following matters generally require the approval of the holders of a majority of the outstanding shares entitled to vote (subject to any additional rights of the holders of any class or series of stock to vote on such matters separately as a class): (i) a merger of MOXY with or into another corporation or other entity; (ii) a sale, lease, exchange or disposition of all or substantially all of MOXY's assets other than in the ordinary course of business; (iii) the amendment of the Certificate of Incorporation, subject to certain exceptions; and (iv) a dissolution of MOXY. In addition, the Independent Committee (as defined herein) will be required to approve certain transactions. See "Description of Capital Stock--Stockholder Agreement and Registration Rights." Subject to certain exceptions, the Nasdaq rules also require that the following securities issuances by listed companies be approved by at least a majority of the votes cast at a properly constituted meeting of stockholders: (a) the establishment of a stock option or purchase plan or arrangement pursuant to which stock may be acquired by officers and directors, except for warrants or rights issued generally to security holders or broadly-based plans or arrangements including other employees; (b) the issuance of common stock in exchange for the acquisition, directly or indirectly, of stock or assets from a director, officer or substantial security holder of the company who holds a 5% or greater interest in the assets or company to be acquired; (c) the issuance of common stock or securities convertible into or exchangeable for common stock representing more than 20% of the common stock or voting power outstanding prior to the issuance, other than in a public offering for cash; and (d) an issuance of securities that will result in a change of control of the company.

  Assuming that FRP will hold more than a majority of the Common Stock, the directors elected by FRP, if they vote together, would have the ability to control the outcome of all votes taken by the Board, subject to the approval of the Independent Committee in certain limited instances. Under applicable law, such directors, like all directors, will have fiduciary obligations to all of MOXY's stockholders, not just to FRP. However, FRP's right to control the Board could have the effect of delaying, deterring or preventing tender offers or takeover attempts that some or a majority of MOXY's stockholders might consider to be in their best interests, including offers or attempts that might result in the payment of a premium over the market price for the Common Stock.

  MOXY and FRP have agreed to adhere to the policies described under the heading "Description of Capital Stock--Stockholder Agreement and Registration Rights" at any time that FRP owns more than 10% of the outstanding Common Stock. See "The Rights Offering--Standby Purchase Agreement" and "Certain Relationships and Related Transactions--MCN Properties; Standby Purchase Agreement."

IRREVOCABILITY OF SUBSCRIPTIONS

  The election to exercise Rights is irrevocable. Until certificates representing shares of Common Stock are delivered, subscribing Holders may not be able to sell such shares. Certificates representing shares of Common Stock purchased in the Rights Offering will be delivered by mail as soon as practicable following the Expiration Date. No interest will be paid to Holders on funds delivered to the Subscription Agent pursuant to the exercise of Rights pending delivery of such certificates. See "The Rights Offering-- Subscription Privileges," "Exercise of Rights" and "No Revocation."

DILUTION

  Stockholders who do not exercise their Rights will experience a significant decrease in their proportionate interest in the equity ownership and voting power of the Company. The sale of the Rights may not compensate a stockholder for all or any part of any reduction in the market value of such stockholder's Common Stock resulting from the Rights Offering. Stockholders who do not exercise or sell their rights will relinquish any value inherent in the Rights.

  After giving effect to the exercise of the Rights and the Standby Commitment (and assuming no exercise of the FRP Purchase Option or other issuances of Common Stock), the Company will have approximately million shares of Common Stock issued and outstanding, as compared with approximately million shares of Common Stock issued and outstanding as of the date of this Prospectus. If all Rights are exercised and the FRP Purchase Option is exercised in full,
approximately    million shares of Common Stock will be outstanding.

  Purchasers of Common Stock in the Rights Offering will experience immediate and substantial dilution in the net tangible book value per share attributable to such shares of Common Stock. See "Dilution."

DEPENDENCE ON MANAGEMENT AND ADMINISTRATIVE SERVICES

  The Company depends upon certain management and administrative services provided by FM Services Company ("FMS"), a corporation 50% owned by each of FTX and Freeport-McMoRan Copper & Gold Inc. ("FCX"), pursuant to a Services Agreement (the "Services Agreement") to manage and support certain of its operations. The Services Agreement does not assure the Company unlimited access to all of the executive officers listed under "Management," and there will be competition between the Company, FTX, FRP, FCX and their respective affiliates for the time and effort of the employees of FMS who provide services to the Company. If the Company were deprived of adequate access to certain key members of its management team or other personnel, or lost access to such services altogether, the Company's results of operations could be materially and adversely affected. See "Certain Relationships and Related Transactions-- Services Agreement."

CONFLICTS OF INTEREST

   FRP produces oil and gas in connection with the sulphur mining operations at its Main Pass complex offshore Louisiana. FTX is the administrative managing general partner of FRP. In addition to the Services Agreement, the Company is a party to other material contracts with FTX, FRP and their affiliates. See "Certain Relationships and Related Transactions." The Company may also enter into additional material transactions and agreements with FTX and FRP and their affiliates after the date of this Prospectus. Because the Company has not and does not intend to seek competitive bids for such services, it is possible that the terms of certain transactions with affiliates may be more or less favorable to MOXY than they would be if the transactions were among unrelated parties. In addition, certain officers and directors of the Company are also officers, directors and/or stockholders of FTX and FRP and, as a result of their positions as officers and directors of FTX, have interests that are in addition to and may conflict with those of the Company's Stockholders generally. It is possible that conflicts of interest could arise in the future as a result of such relationships. See "Management." Conflicts of interest could arise, for example, if either the Company or FRP were presented with the opportunity to engage in a business competing with the other or if the Company and FRP were to enter into a business relationship together. See "Description of Capital Stock--Stockholder Agreement and Registration Rights" for a description of the policies to be followed by the Company following the consummation of the Rights Offering for transactions with FRP and its affiliates. It is possible that conflicts of interest arising from any such transactions may be resolved in a manner that is not favorable to the Company.

VOLATILITY OF OIL AND GAS PRICES

  The Company's revenues depend substantially on the prevailing prices for natural gas and, to a lesser extent, oil. In recent years, natural gas and oil prices and, therefore, the level of industrywide drilling, exploration, development and production, has been extremely volatile. During the past five years, the average quarterly price for Henry Hub natural gas has ranged from $1.51 to $3.44 per Mmbtu and the average quarterly price for West Texas intermediate grade oil has ranged from $14.83 to $24.60 per barrel. Prices are affected by supply and demand as well as actions of state and local agencies, U.S. and foreign governments and international cartels. All of these factors are beyond the control of the Company. Any significant or extended decline in natural gas and oil prices will have a material adverse effect on the Company's financial condition and operations and could impair its access to capital.

EXPLORATION AND DEVELOPMENT RISKS

  Exploration and development of natural gas and oil involves a high degree of risk that no commercial production will be obtained or that the production will be insufficient to recover drilling and completion costs. The cost of drilling, completing and operating wells is often uncertain, and cost overruns in exploration and development operations can adversely affect the economics of a project. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, equipment failures, weather conditions, marine accidents, fires and explosions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not ensure a profit on the investment or a recovery of drilling, completion and operating costs.

REPLACEMENT OF RESERVES

  MOXY's future performance depends in part upon its ability to acquire mineral leases and to find and develop oil and gas reserves that are economically recoverable. Without successful exploration or development activities, MOXY's reserves will decline. No assurance can be given that MOXY will be able to find and develop additional reserves on an economic basis.

  MOXY's business is capital intensive, and significant operating cash flow must be reinvested in development and exploration activities in order for MOXY to maintain and increase its asset base of proved oil and gas reserves. To the extent that cash flow from operations is reduced and external sources of capital become limited or unavailable, MOXY's ability to make the necessary capital investments to maintain or expand its asset base would be impaired. See "Substantial Capital Requirements." Without such investment, MOXY's oil and gas reserves would decline. For a discussion of MOXY's reserves, see "Business and Properties--Oil and Gas Reserves."

PURCHASE OF RESERVES

  Although the Company currently emphasizes reserve growth through exploratory drilling, it may make acquisitions from time to time of producing properties and properties with proved undeveloped reserves. Evaluation of recoverable reserves of natural gas and oil, which is an integral part of the property selection process, depends on evaluation of geological, engineering and production data, some or all of which may prove to be unreliable or not indicative of future performance. See "-- Reserves and Future Net Cash Flow."

RESERVES AND FUTURE NET CASH FLOW

  Information relating to proved oil and gas reserves owned by MOXY and those attributable to the MCN Producing Properties is based upon engineering estimates. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of governmental regulations and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may vary considerably from actual results. Because all reserve estimates are to some degree speculative, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may all vary from those assumed in these estimates and such variances may be material. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based on the same data. See "Business and Properties--Oil and Gas Reserves."

  The present values of estimated future net cash flows referred to in this Prospectus should not be construed as the current market value of the estimated proved oil and gas reserves attributable to MOXY's properties or of the MCN Producing Properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual net cash flows also will be affected by factors such as the amount and timing of production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations and taxation. The timing of future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of production and the incurrence of expenses incurred in the development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the Commission to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the oil and gas properties owned by MOXY, the MCN Producing Properties or the oil and gas industry in general.

OPERATING HAZARDS; LIMITED INSURANCE COVERAGE

  MOXY's operations are subject to hazards and risks inherent in drilling for, producing and transporting natural gas and oil, such as fires, explosions, natural disasters, encountering formations with abnormal pressures, mechanical problems, blowouts, cratering, pipeline ruptures and spills, any of which can result in environmental pollution, personal injuries, property damage and substantial losses to MOXY. Moreover, MOXY's offshore operations in the Gulf are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes and other adverse weather conditions, more extensive governmental regulation (including regulations that may, in certain circumstances, impose strict liability for pollution damage) and interruption or termination of operations by governmental authorities based on environmental or other considerations.

  MOXY maintains insurance coverage against some, but not all, potential losses. MOXY's coverages include, but are not limited to, operator's extra expense, physical damage on certain assets, employer's liability, comprehensive general liability, automobile, workers' compensation and loss of production income insurance, and limited coverage for sudden environmental damages. MOXY does not believe that insurance coverage is available at a reasonable cost for environmental damages that occur over time or the full potential liability that could be caused by sudden environmental damages. Accordingly, MOXY may be subject to material uninsured liabilities or may lose substantial portions of its properties in the event of environmental damages. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on MOXY's financial condition and results of operations. See "Business and Properties--Operating Hazards and Insurance."

GOVERNMENTAL REGULATION

  General. MOXY's operations are affected by political developments and federal and state laws and regulations. In particular, oil and natural gas production, operations and economics are or have been affected by price controls, taxes and other laws relating to the oil and natural gas industry, by changes in such laws and by changes in administrative regulations. MOXY cannot predict how existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on its business or financial condition. See "Business and Properties--Regulation."

  Environmental. MOXY's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production, limit or prohibit drilling on certain lands lying within wilderness, wetland and other protected areas, and impose substantial liabilities for pollution that could result from MOXY's operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and natural gas exploration and production wastes as "hazardous wastes" which would make the wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on MOXY's operating costs, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states and could have a similar impact. MOXY could incur substantial costs to comply with environmental laws and regulations.

In addition to compliance costs, government entities and other third parties may assert substantial liabilities against owners and operators of oil and gas properties for oil spills, discharges of hazardous materials, remediation and clean-up costs and other environmental damages, including damages caused by previous property owners. The imposition of any such liabilities on MOXY could have a material adverse effect on MOXY's financial condition and results of operations.

  The Oil Pollution Act of 1990 imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on MOXY. See "Business and Properties--Regulation--Environmental."

SHORTAGES OF SUPPLIES AND EQUIPMENT

  The Company's ability to conduct its operations in a timely and cost effective manner is subject to the availability of oil and gas field supplies, equipment and service crews. The industry is currently experiencing a shortage of certain types of drilling rigs and work boats in the Gulf of Mexico. This shortage could result in delays in the Company's operations as well as in higher operating and capital costs. Shortages of other drilling equipment, tubular goods, drilling service crews and seismic crews may occur from time to time, further hindering the Company's ability to conduct its operations as planned.

COMPETITION

  MOXY operates in the highly competitive areas of oil and natural gas production, development and exploration with many other companies, many of which have significantly greater financial and other resources than MOXY. Factors affecting MOXY's ability to compete effectively include the availability of capital, access to information relating to a property and the standards established by MOXY for the minimum projected return on investment. MOXY's competitors include major integrated oil companies and a substantial number of independent energy companies, many of which may have substantially larger financial resources, staffs and facilities than MOXY. See "Business and Properties--Competition."

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Prospectus are forward-looking statements. Such statements include without limitation the statements under "Prospectus Summary," "Use of Proceeds," "Price Range of Common Stock and Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties" regarding MOXY's financial position and liquidity, payment of dividends, its strategic alternatives, future capital needs, exploration, development and capital expenditures (including the amount and nature thereof), the drilling of wells, reserve estimates and future net revenues attributable thereto, business strategies, and other plans and objectives of management of the Company for future operations and activities. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to risks and uncertainties, including the risk factors discussed above, general economic and business conditions, the business opportunities that may be presented to and pursued by the Company, changes in laws or regulations and other factors, many of which are beyond the control of the Company. Although MOXY believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Prospective investors are therefore cautioned that any such statements are not guarantees of future performance and the actual results or developments may differ materially from those projected in the forward-looking statements. Certain important factors that could cause actual results to differ materially from MOXY's expectations are disclosed in this Prospectus.

                                USE OF PROCEEDS

  The net proceeds from the Rights Offering and Standby Commitment are estimated to be approximately $93 million after payment of fees and expenses, including the Standby Fee. The net proceeds, together with any proceeds from the exercise of the FRP Purchase Option, which will be approximately $64 million if the FRP Purchase Option is exercised in full, will be used to purchase the MCN Producing Properties, to repay the indebtedness incurred by MOXY under the MOXY/MCN Program (which bears interest at the annual base rate announced from time to time by The Chase Manhattan Bank plus 2%), to fund a portion of MOXY's estimated capital requirements under the MOXY/FRP Exploration Program and for additional working capital and general corporate purposes. Assuming that the Rights Offering and Standby Commitment are consummated in October 1997, the Company anticipates that approximately $28 million of the net proceeds will be used to purchase the MCN Producing Properties and that approximately $29 million will be used to repay indebtedness incurred under the MOXY/MCN Program. See "Business and Properties--MOXY/MCN Program" and "--MOXY/FRP Exploration Program."

  MOXY will not purchase the MCN Producing Properties or establish the MOXY/FRP Exploration Program if the Standby Commitment is not fulfilled and will use the net proceeds from the Rights Offering for additional working capital and general corporate purposes. See "Risk Factors--Substantial Capital Requirements" and "The Rights Offering--The Rights."

                              THE RIGHTS OFFERING

THE RIGHTS

  MOXY is distributing transferable Rights at no cost to the record holders of shares of its outstanding Common Stock as of the close of business on the Record Date. MOXY will distribute [approximately 2.0] Rights for each share of Common Stock held on the Record Date. An aggregate of approximately 28.6 million Rights exercisable to purchase an aggregate of approximately 28.6 million shares of Common Stock are being distributed in connection with the Rights Offering. The Rights will be evidenced by transferable Subscription Certificates. Each Right will entitle the Holder to purchase one share of Common Stock upon the payment of the Subscription Price ($3.50 in cash). There can be no assurance that the Common Stock will trade at prices above the Subscription Price. See "Risk Factors--Determination of Subscription Price and Market Considerations."

  No fractional Rights or cash in lieu thereof will be issued or paid. The number of Rights distributed to each stockholder will be rounded up to the nearest whole number of Rights. No Subscription Certificate may be divided in such a way as to permit the Holder of such Subscription Certificate to receive a greater number of Rights than the number to which such Subscription Certificate entitles its Holder, except that a depository, bank, trust company or securities broker or dealer holding shares of Common Stock on the Record Date for more than one beneficial owner may, upon proper showing to the Subscription Agent, exchange its Subscription Certificate to obtain a Subscription Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a record holder of Common Stock on the Record Date. MOXY reserves the right to refuse to issue any such Subscription Certificate if such issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded up to the nearest whole Right.

  Because the number of Rights distributed to each record holder will be rounded up to the nearest whole number, beneficial owners of Common Stock who are also the record holders of such shares will receive more Rights under certain circumstances than beneficial owners of Common Stock who are not the record holders of their shares and who do not obtain (or cause the record holder of their shares to obtain) a separate Subscription Certificate with respect to the shares of Common Stock beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that record holders or beneficial owners of Common Stock who obtain a separate Subscription Certificate receive more Rights, they will be able to subscribe for more shares of Common Stock pursuant to the Basic Subscription Privilege.

  The issuance by MOXY of shares of Common Stock pursuant to the Rights Offering is not conditioned upon the subscription of any minimum number of shares of Common Stock by holders of the Rights. See "The Rights Offering-- Subscription Privileges--Oversubscription Privilege."

  FRP's obligations under the Standby Purchase Agreement are subject to certain customary, limited exceptions. MOXY will not purchase the MCN Producing Properties or establish the MOXY/FRP Exploration Program if these conditions are not satisfied or waived. MOXY's management believes that the conditions to FRP's obligations under the Standby Purchase Agreement will be satisfied or waived and that the Standby Commitment will be fulfilled and that MOXY will purchase the MCN Producing Properties and establish the MOXY/FRP Exploration Program. See "--Standby Purchase Agreement," "Risk Factors-- Substantial Capital Requirements" and "Use of Proceeds."

  BEFORE EXERCISING OR SELLING ANY RIGHTS, POTENTIAL INVESTORS ARE URGED TO READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS."

EXPIRATION DATE

  The Rights Offering and the Rights will expire on the Expiration Date (  ,
1997) at 5:00 p.m., New York City time, unless extended. The Company may, with FRP's consent, extend the Expiration Date and will announce any extensions thereof by not later than 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date; provided that the
Expiration Date in no event shall be later than     , 1997. An extension of
the Expiration Date will be for a period of at least three Nasdaq trading days. After the Expiration Date, unexercised Rights will be null and void. MOXY will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the guaranteed delivery procedures described below.

SUBSCRIPTION PRIVILEGES

  BASIC SUBSCRIPTION PRIVILEGE. Each Right will entitle the holder thereof to receive, upon payment of the Subscription Price, one share of Common Stock. To exercise the Basic Subscription Privilege, Rights holders must pay the Subscription Price in full and fully comply with the instructions set forth below under the heading "--Exercise of Rights." Certificates representing shares of Common Stock purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date.

  OVERSUBSCRIPTION PRIVILEGE. Subject to the allocation procedure described below, each Right also carries an Oversubscription Privilege right to subscribe at the Subscription Price for additional shares of Common Stock not subscribed for by other Holders through the exercise of the Basic Subscription Privilege (the "Excess Shares"). Only Holders who exercise the Basic Subscription Privilege in full will be entitled to exercise the Oversubscription Privilege. The Oversubscription Privilege must be exercised at the same time as the Basic Subscription Privilege is exercised by paying the Subscription Price of the Excess Shares in full and by properly complying with the instructions set forth below under the heading "--Exercise of Rights." Holders who intend to subscribe for additional shares of Common Stock through the Oversubscription Privilege so that after the Rights Offering they may own 15% or more of the outstanding shares of Common Stock should be aware of the terms of the Company's Preferred Rights Agreement. See "Description of Capital Stock--Preferred Stock Purchase Rights." Certificates representing Excess Shares purchased pursuant to the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

  Only Excess Shares not subscribed for through the Basic Subscription Privilege will be available for purchase pursuant to the Oversubscription Privilege. If the Excess Shares are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those Holders exercising the Oversubscription Privilege in proportion to the number of shares each Holder subscribed for pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Holder being allocated a greater number of Excess Shares than such Holder subscribed for pursuant to the exercise of such Holder's Oversubscription Privilege, then such Holder will be allocated only such number of Excess Shares as such Holder subscribed for, and the remaining Excess Shares will be allocated among all other Holders exercising the Oversubscription Privilege.

STANDBY PURCHASE AGREEMENT

  MOXY and FRP have entered into a Standby Purchase Agreement, pursuant to which, subject to certain customary, limited exceptions, FRP has agreed to provide a Standby Commitment to purchase at the Subscription Price a number of shares of Common Stock equal to the number of shares of Common Stock not purchased pursuant to the exercise of Rights. Pursuant to the Standby Purchase Agreement, FRP also has the option to purchase additional shares of Common Stock so that if following the Rights Offering it has not acquired 30% of the outstanding Common Stock pursuant to the Standby Commitment, it may acquire at the Subscription Price such additional shares of Common Stock as are necessary to provide it with up to a 30% ownership position in MOXY. MOXY has also agreed to pay the Standby Fee to FRP upon the closing of the Standby Commitment. The rights and obligations of the Company and FRP under the Standby Purchase Agreement are subject to certain customary conditions, including the absence of any pending or threatened action, suit or proceeding relating to the Rights Offering or the Standby Purchase Agreement. See "Certain Relationships and Related Transactions--MCN Properties; Standby Purchase Agreement."

  MOXY and FRP also will enter into a Stockholder Agreement (the "Stockholder Agreement") that provides for (i) the implementation of certain corporate governance measures designed to protect the stockholders of MOXY other than FRP (ii) the ability of FRP to elect a certain number of directors if it owns more than 10% but less than a majority of the outstanding Common Stock and
(iii) certain registration rights with respect to the shares of Common Stock that FRP may acquire pursuant to the Standby Purchase Agreement. If FRP acquires a majority of the outstanding shares of Common Stock as a result of the Standby Commitment, it will be in a position to control the election of all of the Company's directors and to otherwise direct the business and affairs of the Company. If FRP acquires less than a majority of the outstanding shares of Common Stock, but acquires a significant number of shares through the Standby Commitment or the FRP Purchase Option, it will have the ability to significantly influence the management and control of the Company. See "Risk Factors--Potential Change of Control of the Company." The Stockholder Agreement provides that the Company will not, without the approval of a committee composed of independent members of the Board of Directors, take certain actions, including, among other things, purchases of Common Stock and certain transactions with FRP involving aggregate payments in excess of $5 million. There can be no assurance that the actions taken by the Company will always be in the best interests of public stockholders. In addition, if the Independent Committee approves an amendment or modification, the Stockholder Agreement may be amended or modified by the Board without stockholder approval. See "Certain Relationships and Related Transactions--MCN Properties; Standby Purchase Agreement" and "Description of Capital Stock-- Stockholder Agreement and Registration Rights."

DETERMINATION OF SUBSCRIPTION PRICE

  The Subscription Price was determined by negotiations between the Company and FRP. The Company's objective in establishing the Subscription Price was to approximate recent trading prices, raise the targeted proceeds and provide all of MOXY's stockholders with a reasonable opportunity to make an additional investment in the Company and avoid an involuntary dilution of their ownership and voting percentage in the Company. In approving the Subscription Price, the Board of Directors considered such factors as the alternatives available to MOXY for raising capital, the market price of the Common Stock, the pro rata nature of the offering, pricing of similar transactions, the business prospects for MOXY and the general condition of the securities markets. There can be no assurance, however, that the market price of the Common Stock will not decline during the subscription period or that, following the issuance of the Rights and of the Underlying Shares upon exercise of Rights, a subscribing Holder will be able to sell the Rights or sell the Underlying Shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price.

EXERCISE OF RIGHTS

  Rights may be exercised by delivery to the Subscription Agent, on or prior to the Expiration Date, of the properly completed and duly executed Subscription Certificate evidencing such Rights (together with any required signature guarantees), accompanied by payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege. All payments must be made by (i) check or bank draft drawn upon a United States bank or postal, telegraphic or express money order payable to "ChaseMellon Shareholder Services, L.L.C., as Subscription Agent," or (ii) wire transfer of same-day funds to the account maintained by the Subscription Agent for such purpose at Mellon Bank, Pittsburgh, PA, Account No. Reorg Acct 100-2331 (MOXY subscription), ABA No. 043 000 261 Attn: ChaseMellon Shareholder Services, Evelyn O'Connor (201) 296-4515. Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon (a) clearance of any uncertified check, (b) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order, or (c) receipt of good funds in the Subscription Agent's account designated above. PLEASE NOTE THAT FUNDS PAID BY UNCERTIFIED PERSONAL CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARED BY SUCH DATE, AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

  Subscription Certificates and payment of the Subscription Price should be delivered to one of the following addresses:

  By Mail:                     Reorganization Department
                               PO Box 3301
                               South Hackensack, NJ 07606

  By Hand:                     Reorganization Department
                               120 Broadway
                               13th Floor
                               New York, NY 10271

  By Overnight Delivery        Reorganization Department
   Service:                    85 Challenger Road, Mail Drop-Reorg
                               Ridgefield Park, NJ 07660



  Facsimile:                   (201) 329-8936

  Confirm facsimile by
   telephone only:             (201) 296-4860


  If a Holder wishes to exercise Rights, but time will not permit such Holder to cause the Subscription Certificate(s) evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

  (i) such Holder has caused payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

  (ii) the Subscription Agent receives, on or prior to the Expiration Date, a notice of guaranteed delivery (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions as to Use of Subscription Certificates (the "Instructions") distributed with the Subscription Certificates, from a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or a member in good standing of a recognized signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution"), stating the name of the exercising Holder, the number of Rights represented by the Subscription Certificate(s) held by such exercising Holder, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege and the number of Underlying Shares, if any, being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Subscription Agent of any Subscription Certificate(s) evidencing such Rights within three Nasdaq trading days following the date of the Notice of Guaranteed Delivery; and

  (iii) the properly completed and duly executed Subscription Certificate(s), including any required signature guarantees, evidencing the Rights being exercised is received by the Subscription Agent within three Nasdaq trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the addresses set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (facsimile no. (201) 329-8926). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Information Agent whose address and telephone numbers are set forth under "--Information Agent."

  Unless a Subscription Certificate (i) provides that the shares of Common Stock to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the record holder of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on such Subscription Certificate must be guaranteed by an Eligible Institution subject to the standards and procedures adopted by the Subscription Agent.

  Funds received in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege will be held in a segregated account pending issuance of such Excess Shares. If a Rights holder exercising the Oversubscription Privilege is allocated less than all of the Excess Shares that such holder wished to subscribe for pursuant to the Oversubscription Privilege, the excess funds paid by such holder in respect of the Subscription Price for shares not issued will be returned by mail without interest or deduction as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

  A Holder who holds shares of Common Stock for the account of others, such as a broker, a trustee or a depositary for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights beneficially owned by them. Beneficial owners of Common Stock or Rights held through such a holder of record should contact the holder and request the holder to effect transactions in accordance with the beneficial owner's instructions. If a beneficial owner wishes to obtain a separate Subscription Certificate, he should contact the nominee as soon as possible and request that a separate Subscription Certificate be issued. A nominee may request that any Subscription Certificate held by it be split into such smaller denominations as it wishes, provided that the Subscription Certificate is received by the Subscription Agent, properly endorsed, no later than 5:00
p.m., New York City time, on    , 1997.

  If either the number of Rights being exercised is not specified on a Subscription Certificate, or the payment delivered is not sufficient to pay the full aggregate Subscription Price for all Underlying Shares stated to be subscribed for, the Holder will be deemed to have exercised the maximum number of Rights that could be exercised for the amount of the payment delivered by such Holder. If the payment delivered by the Holder exceeds the aggregate Subscription Price for the number of Rights evidenced by the Subscription Certificate(s) delivered by such Holder, the payment will be applied, until depleted, to subscribe for Underlying Shares in the following order: (i) to subscribe for the number of Underlying Shares indicated on the Subscription Certificate(s) pursuant to the Basic Subscription Privilege; (ii) to subscribe for Underlying Shares until the Basic Subscription Privilege has been fully exercised with respect to all of the Rights represented by the Subscription Certificate; and (iii) to subscribe for additional Underlying Shares pursuant to the Oversubscription Privilege (subject to any applicable proration). Any excess payment remaining after the foregoing allocation will be returned to the Holder as soon as practicable by mail, without interest or deduction.

  The Instructions accompanying the Subscription Certificates should be read carefully and followed in detail. PLEASE DO NOT SEND SUBSCRIPTION CERTIFICATES TO MOXY.

  THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, HOLDERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

  All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by MOXY, whose determinations will be final and binding. MOXY, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as MOXY determines in its sole discretion. Neither MOXY nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

  Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery should be directed to the Information Agent whose address and telephone numbers are set forth under "--Information Agent."

NO REVOCATION

  ONCE A HOLDER HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED BY SUCH HOLDER.

METHOD OF TRANSFERRING RIGHTS

  Rights may be purchased or sold through usual investment channels, including banks and brokers. It is anticipated that the Rights will trade on Nasdaq under the symbol "MOXYR." Rights also may be sold in over-the-counter and private sales transactions. Certain registered broker-dealers have indicated that they intend to make a market in the Rights during the period the Rights are outstanding. However, there can be no assurance that a trading market for the Rights will develop or, if such a market develops, as to how long it will continue.

  The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the instructions included thereon. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Holder or, if the Holder so instructs, to an additional transferee. A signature guarantee must be provided by an Eligible Institution.

  The Rights evidenced by a Subscription Certificate also may be sold, in whole or in part, through the Subscription Agent by delivering to the Subscription Agent such Subscription Certificate properly executed for sale by the Subscription Agent. If only a portion of the Rights evidenced by a single Subscription Certificate is to be sold by the Subscription Agent, such Subscription Certificate must be accompanied by instructions setting forth the action to be taken with respect to the Rights that are not to be sold. If the Rights can be sold, sales of such Rights will be deemed to have been effected at the weighted average price received by the Subscription Agent for all Rights sold by it on the day such Rights are sold, less any applicable brokerage commissions, taxes and other direct expenses of sale. Promptly following the settlement of any such sale, the Subscription Agent will send the Holder a check for the net proceeds (after deduction of any applicable brokerage commissions, taxes and other direct expenses of the sale) from the sale of any Rights sold. MOXY will pay the fees charged by the Subscription Agent for effecting such sale. Orders to sell Rights must be received by the Subscription

Agent prior to 11:00 a.m., New York City time, on the third Nasdaq trading day preceding the Expiration Date. If less than all sales orders received by the Subscription Agent can be filled, sales proceeds will be prorated among the Holders based upon the number of Rights each Holder has instructed the Subscription Agent to sell during such period, irrespective of when during such period the instructions are received by the Subscription Agent. The Subscription Agent's obligation to execute orders for the sale of Rights is subject to its ability to find buyers. Any Rights that cannot be sold by the Subscription Agent by 5:00 p.m., New York City time the third Nasdaq trading day preceding the Expiration Date, will be returned promptly by mail to the Holder.

  Holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and
(iii) the Rights evidenced by such new Subscription Certificates to be exercised or sold by the recipients thereof. Neither MOXY nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

  Except for the fees charged by the Subscription Agent (which will be paid by MOXY as described below), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by MOXY or the Subscription Agent.

FOREIGN AND CERTAIN OTHER STOCKHOLDERS

  Subscription Certificates will not be mailed to Holders or to any subsequent transferees of any Subscription Certificates whose addresses are outside the United States or who have APO or FPO addresses, but will be held by the Subscription Agent for such Holders' accounts. To exercise or sell their Rights, such Holders must notify the Subscription Agent prior to 11:00 a.m., New York City time, three Nasdaq trading days prior to the Expiration Date, at which time (if no contrary instructions have been received) the Rights represented thereby will be sold, subject to the Subscription Agent's ability to find a purchaser. Any such sales will be at prevailing market prices. See "--Method of Transferring Rights." If the Rights can be sold, a check for the proceeds from the sale of any Rights, less any applicable brokerage commissions, taxes and other expenses, will be remitted to such Holders by mail. The proceeds, if any, resulting from sales of Rights of Holders whose addresses are not known by the Subscription Agent or to whom delivery cannot be made will be held by the Subscription Agent in a noninterest bearing account. Any amount remaining unclaimed on the second anniversary of the Expiration Date will be turned over by the Subscription Agent to MOXY and, after such date, any person claiming such proceeds will, as an unsecured general creditor of MOXY, be entitled to look only to MOXY for payment thereof.

SUBSCRIPTION AGENT

  MOXY has appointed ChaseMellon Shareholder Services, L.L.C. as Subscription Agent for the Rights Offering. The Subscription Agent's address, which is the address to which the Subscription Certificates and payment of the Subscription Price must be delivered, as well as the address to which Notice of Guaranteed Delivery must be delivered, is:

  By Mail:                     Reorganization Department
                               PO Box 3301
                               South Hackensack, NJ 07606

  By Hand:                     Reorganization Department
                               120 Broadway
                               13th Floor
                               New York, NY 10271

  By Overnight Delivery        Reorganization Department
   Service:                    85 Challenger Road, Mail Drop-Reorg
                               Ridgefield Park, NJ 07660

  Facsimile:                   (201) 329-8936

  Confirm facsimile by
   telephone only:             (201) 296-4860


  MOXY will pay the fees and expenses of the Subscription Agent, and has also agreed to indemnify the Subscription Agent against any liability that it may incur in connection with the Rights Offering.

INFORMATION AGENT

  MOXY has appointed Georgeson & Company Inc. as Information Agent for the Rights Offering. Any questions or requests for additional copies of this Prospectus may be directed to the Information Agent at the following address and telephone number:

                            Georgeson & Company Inc.
                           88 Pine Street, 30th Floor
                               Wall Street Plaza
                            New York, New York 10005
                 Banks and brokers call collect: (212) 440-9800
                    All others call toll-free (800) 223-2064

  MOXY will pay the fees and expenses of the Information Agent and has also agreed to indemnify the Information Agent from certain liabilities that it may incur in connection with the Rights Offering.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Common Stock is listed on Nasdaq under the symbol "MOXY." The following table sets forth, for the periods indicated, the range of high and low closing bid prices, as reported by Nasdaq. The quotes represent "inter-dealer" prices without adjustment or mark-ups, mark-downs or commissions and may not represent actual transactions.

                                                              HIGH     LOW
                                                              ----     ---
      1995
      ----
      First Quarter.......................................... $3 1/8   $2 1/2
      Second Quarter.........................................  4 1/8    2 3/8
      Third Quarter..........................................  3 5/8    2 5/16
      Fourth Quarter.........................................  3 7/16   2 9/16
      1996
      ----
      First Quarter.......................................... $3 3/4   $2 13/16
      Second Quarter.........................................  3 7/8    2 1/2
      Third Quarter..........................................  2 15/16  1 3/4
      Fourth Quarter.........................................  3 1/16   1 1/2
      1997
      ----
      First Quarter.......................................... $3 15/16 $2 1/16
      Second Quarter.........................................  3 13/16  2 5/16
      Third Quarter (through August   ,1997)

  On August   , 1997 the last reported sales price of the Common Stock was
$  . As of August   , 1997, there were         record holders of the Company's
Common Stock.

  The Company has not in the past paid cash dividends on its Common Stock and does not expect to do so in the foreseeable future. The Company currently intends to reinvest its available cash in the identification, exploration and development of additional oil and gas properties. The decision whether or not to pay dividends and in what amounts is solely within the discretion of the Company's board of directors.

                                   DILUTION

  The unaudited net tangible book value of the Common Stock as of June 30, 1997, was approximately $4.6 million, or $0.33 per share. See "Capitalization." "Net tangible book value per share" represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to the consummation of the Rights Offering (assuming full exercise of the Rights) and after deducting the estimated offering expenses, including the Standby Fee, the unaudited net tangible book value of the Company as of June 30, 1997, would have been approximately $97.6 million, or $2.29 per share. This represents an immediate increase in unaudited net tangible book value of $1.96 per share to persons holding shares of Common Stock prior to the exercise of the Rights and an immediate dilution of $1.21 per share to Holders exercising Rights. The following table illustrates this per share dilution at June 30,1997.

      Subscription Price............................................       $3.50
        Unaudited net tangible book value
         per share at June 30, 1997................................. $0.33
        Increase per share attributable to Holders
         exercising Rights..........................................  1.96
      Unaudited net tangible book value per share after
       the Rights Offering(1).............................................  2.29
                                                                           -----
      Dilution per share to Holders exercising Rights(2).................. $1.21

--------

(1) Gives no effect to any possible exercise of the FRP Purchase Option. Assuming the full exercise of the Rights and the FRP Purchase Option, the unaudited net tangible book value would be approximately $161.6 million, or $2.65 per share, resulting in an immediate increase in unaudited net tangible book value of $2.32 per share to persons holding shares of Common Stock prior to the exercise of the Rights and an immediate dilution of $0.85 per share to Holders exercising Rights.

(2) Dilution is determined by subtracting the unaudited pro forma net tangible book value per share from the Subscription Price paid by a Holder for an Underlying Share in the Rights Offering.
                               ----------------

  The foregoing assumes no exercise of the options issued to employees of the Company under MOXY's Stock Option Plan. At June 30, 1997, options to purchase approximately 2,304,000 shares of Common Stock were outstanding with a weighted average exercise price of $3.77 per share.

                                CAPITALIZATION

  The following table sets forth the unaudited capitalization of the Company at June 30, 1997 and as adjusted based on the assumptions described in the footnotes below. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's pro forma condensed financial statements and notes thereto and the Company's historical financial statements and notes thereto included elsewhere in this Prospectus.

                                                    AS OF JUNE 30, 1997
                                             ----------------------------------
                                                        MINIMUM      MAXIMUM
                                             ACTUAL   PRO FORMA(1) PRO FORMA(2)
                                             -------  ------------ ------------
                                                      (IN THOUSANDS)
Production loan, including current portion.. $12,620    $   --       $    --
                                             -------    -------      --------
Stockholders' equity:
  Common Stock, $.01 par value per share;
   150,000,000 shares authorized;
   14,076,539, 42,648,000 and 60,926,000
   shares issued and outstanding,
   respectively.............................     141        427           609
  Additional paid-in capital................  48,065    140,779       204,570
  Accumulated deficit....................... (43,581)   (43,581)      (43,581)
                                             -------    -------      --------
    Total stockholders' equity..............   4,625     97,625       161,598
                                             -------    -------      --------
Total capitalization........................ $17,245    $97,625      $161,598
                                             =======    =======      ========

--------

(1) Adjusted to give effect to the Rights Offering (assuming full exercise of all the Rights and no exercise of the FRP Purchase Option), and the application of the net proceeds therefrom as described in "Use of Proceeds."

(2) Same adjustments as (1) above, except also gives effect to the full exercise of the FRP Purchase Option.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

  MOXY is an independent oil and gas company engaged in the exploration, development and production of oil and natural gas. MOXY commenced operations in May 1994 following the distribution of its common stock to the stockholders of FTX in order to carry on substantially all of the oil and gas exploration activities previously conducted by FTX. MOXY and its predecessors have conducted exploration, development and production operations offshore in the Gulf and onshore in the Gulf Coast and other areas for more than 25 years, which have provided MOXY with an extensive geological and geophysical database and significant technical and operational expertise. MOXY expects to continue to concentrate its efforts in this selected geographic area where its management team has significant exploration experience.

  MOXY's business strategy is to create value for its stockholders through the discovery of oil and gas reserves in its exploration and development activities. Management believes that MOXY has significant opportunities to discover meaningful oil and gas reserves and that these opportunities can best be achieved through the use of advanced 3-D seismic technology, applied in conjunction with an expanded, multi-year exploration program. Moreover, MOXY believes that its recent and continuing acquisitions of 3-D seismic data will continue to improve its ability to interpret subsurface geology and allow it to develop a larger inventory of high-quality prospects which it can pursue at offshore lease sales and through farm-in opportunities offshore in the Gulf and onshore in the Gulf Coast areas.

CAPITAL RESOURCES AND LIQUIDITY

  During 1995, MOXY established the MCN and Phillips joint ventures which provided MOXY with an inflow of funds. However, in mid-1996, with the pending completion of the exploration portion of the MOXY/MCN Program, management began evaluating options to obtain additional long-term funding for its planned exploration and development activities, including entering into one or more new long-term exploration joint ventures (MCN later indicated that it did not wish to enter into the type of multi-year program that MOXY desired), issuing additional equity or undertaking a business combination with another entity. MOXY ultimately decided to undertake the Rights Offering (discussed below), which would allow it to recapitalize, to restructure its current exploration and development operations, and to engage in a significantly expanded and more diversified, multi-year exploratory drilling program.

  On            1997, MOXY's shareholders approved the Rights Offering and related transactions allowing for the issuance of approximately 28.6 million shares of MOXY common stock, estimated to generate gross proceeds of approximately $100 million. These proceeds will enable MOXY to acquire the MCN Producing Properties and to retire all MOXY debt. Furthermore, the remaining cash proceeds will provide MOXY with the funding necessary to participate in the aggregate $200 million multi-year MOXY/FRP Exploration Program (discussed below). MOXY will retain a 100% interest in the MCN Producing Properties, and MOXY and FRP will dedicate all other properties which were subject to the MOXY/MCN Program to the MOXY/FRP Exploration Program.

  MOXY and FRP will establish the MOXY/FRP Exploration Program to explore and develop exploratory prospects primarily in the Gulf and onshore in the Gulf Coast area where MOXY has significant exploration experience and a substantial geological database. MOXY will manage the program, selecting all prospects and drilling opportunities, and will serve as operator of the MOXY/FRP Exploration Program. MOXY and FRP will commit $200 million for exploration expenditures to be incurred under the program, most of which would be shared 40% by MOXY and 60% by FRP. All revenues and other costs will be shared equally.

  MOXY was awarded seven tracts at the Central Gulf of Mexico lease sale held in March 1997 with bids totaling $5.5 million. MOXY and FRP have dedicated these leases to the MOXY/MCN Program. Upon completion of the Rights Offering, these leases will be dedicated to the MOXY/FRP Exploration Program.

  MOXY incurred $10.3 million of cash exploration and development expenditures during the first six months of 1997, principally consisting of $3.4 million for development at Vermilion Blocks 160 and 410, $2.2 million for lease acquisition costs, $1.0 million in drilling and leasehold costs charged to expense and $3.1 million of geological and geophysical costs. Exploration expenditures are expected to increase following the completion of the Rights Offering and the initiation of the MOXY/FRP Exploration Program.

OPERATIONAL ACTIVITIES

  MOXY's recent exploration activities in the Gulf of Mexico have been conducted primarily through the MOXY/MCN Program in which MOXY currently holds a 40% interest. In August 1997, FRP acquired MCN's interest in the program, and upon completion of the Rights Offering, MOXY will purchase the MCN Producing Properties (Vermilion Block 160 and 410 Fields), and MOXY and FRP will dedicate all other oil and gas properties subject to the MOXY/MCN Program to the MOXY/FRP Exploration Program.

  Recent activities within the MOXY/MCN Program follow:

  . During the fourth quarter of 1996, a development well at the Vermilion Block 160 field discovered new reserves from eight gas sands with approximately 215 feet of net pay. Drilling on this well was completed in the first quarter of 1997, discovering an additional 47 feet of net pay. During the second quarter of 1997, a second development well to develop the newly discovered reserves encountered 244 feet of net gas pay from six sands. A third development well is currently drilling. The MOXY/MCN Program has a 28% net revenue interest in this field unit which is subject to re-determination subsequent to final development drilling. In addition, the interest in two of the four blocks within the Vermilion Block 160 field unit is subject to a 30% net profits interest. Daily gross production at the Vermilion Block 160 field averaged approximately 10 million cubic feet (Mmcf) of natural gas and 380 barrels of condensate during the second quarter. Production from the new development wells is expected to commence during the second half of 1997.

  . In late December 1996, installation of the production platforms and related facilities at the Vermilion Block 410 field was completed and production began from one of the two platforms. Production began from the second platform in February 1997. The MOXY/MCN Program has a 28% net revenue interest in this field. Daily gross production currently totals approximately 65 Mmcf of gas.

  . MOXY has contracted for a jack-up drilling rig, which is expected to be available in the third quarter of 1997, for drilling at West Cameron Block 616/617. The initial discovery well on West Cameron Block 616 encountered several gas-bearing zones with a total of 190 feet of net gas pay.

  . During the second quarter of 1997, the MOXY/MCN Program acquired a 50% working interest in Eugene Island Blocks 18/19 from Shell Offshore Inc.
     (SOI) in exchange for a 50% interest in the MOXY/MCN Program's West Cameron Block 492. SOI, as operator, is currently drilling an exploratory well on Eugene Island Block 19.

  . In July 1997, drilling commenced on the #2 exploratory well at the MOXY/MCN Program's Vermilion Block 159 prospect. This prospect is located at a remote location from the existing Vermilion Block 160 platform. The MOXY/MCN Program has a 60% working interest and a 42.3% net revenue interest in this prospect.

  . In April 1997, the MOXY/MCN Program sold its interest in West Cameron Block 503 for $7.2 million ($2.9 million net to MOXY) with MOXY recognizing a $2.3 million gain. The proceeds were used to repay borrowings from MCN.

  . Drilling completed in August 1997 at Grand Isle Block 65 was unsuccessful in discovering hydrocarbons in commercial quantities. MOXY is currently evaluating its alternatives regarding this block.

  MOXY's drilling activities in the onshore Gulf Coast region have taken place through its 25% owned joint venture with Phillips and FRP, which covers a project area in south Louisiana, as follows:

  . In April 1997, MOXY completed drilling of an exploratory well on the North Bay Junop prospect, the second of two high-risk, high-potential prospects which have been drilled within the project area. The well reached total depth but did not encounter commercial hydrocarbons in the primary objective zones. MOXY completed the well in a shallower zone with approximately 25 feet of net gas pay. The well was flow tested at a rate of 5.3 Mmcf of gas and 93 barrels of condensate per day. Because of the complexity of the salt dome geology and potentially limited reservoir size, production performance will be required to determine the reserve volumes associated with this completion. The joint venture partners are assessing additional prospects in the area which may result in future exploratory drilling.

  In July 1997, MOXY committed to a one year contract for a jack-up rig capable of drilling in water depths of up to 150 feet. In addition, MOXY signed a one-well contract with an option for additional wells for a jack-up rig capable of drilling in water depths of up to 350 feet.

  In August 1997, MOXY and FRP acquired from FM Properties Inc. (FMPO) several working interests and numerous overriding royalty interests in oil and gas properties. FMPO is a publicly traded real estate corporation of which Mr. Adkerson is Chairman of the Board and Chief Executive Officer. MOXY's share of the cost was $2.7 million, funded by borrowings available under the MOXY/MCN Program. Royalty income generated by these properties totaled $1.4 million for 1996, although a single property which generated $0.7 million in 1996 ceased production in the second quarter of 1997.

RESULTS OF OPERATIONS

                                                                  SIX MONTHS
                                                               -----------------
                                     1994(1)   1995     1996    1996     1997
                                     ------- --------- ------- ------- ---------
Revenues (In millions):
  Oil and gas sales.................   $.2   $     2.7 $   2.4 $   1.2 $     4.2
  Management fees...................   --           .6     1.7      .8        .8
                                       ---   --------- ------- ------- ---------
                                       $.2   $     3.3 $   4.1 $   2.0 $     5.0
                                       ===   ========= ======= ======= =========
Production quantities:
  Gas (Mcf).........................    --   1,093,000 631,000 306,700 1,621,000
  Oil (barrels).....................    --      45,000  29,000  15,800     9,400
Average realization:
  Gas (per Mcf).....................    --   $    1.63 $  2.72 $  2.76 $    2.44
  Oil (per barrel)..................    --   $   18.83 $ 22.22 $ 20.76 $   21.89

--------

(1) Inception (May 1994) through December 31, 1994.

  MOXY's revenues upon formation were limited to amounts received from various overriding royalty interests. In late March 1995, MOXY began production from its Vermilion Block 160 field. In mid-September 1995, MOXY formed the MOXY/MCN Program which resulted in 60% of MOXY's revenues in the Vermilion Block 160 field being conveyed to MCN. MOXY's revenues for the first six months of 1997 increased significantly over the 1996 period level as the MOXY/MCN Program initiated production (primarily natural gas) in December 1996 from the first of two production platforms at the Vermilion Block 410 field, with production from the second platform commencing in February 1997 (see operating statistics above). As noted earlier, upon completion of the Rights Offering, MOXY intends to purchase the MCN Producing Properties from FRP. See the unaudited Pro Forma Results of Operations contained in this Prospectus.

  MCN agreed to pay MOXY a total management fee of $3.0 million covering an approximate two-year period following formation of the MOXY/MCN Program. MOXY has recognized this as management fee income equally over this period.

                                                                   SIX MONTHS
                                                                   ------------
                                           1994(1)   1995   1996   1996   1997
                                           -------  ------  -----  -----  -----
                                            (IN MILLIONS, EXCEPT PER SHARE
                                                       AMOUNTS)
Production and delivery, including
   depreciation and amortization.......... $   --   $  2.6  $ 1.5  $ 0.8  $ 5.3
Exploration Expenses:
  Geological and geophysical.............. $  6.0   $  9.8  $ 6.3  $ 3.0  $ 3.1
  Exploratory drilling and leasehold
   costs..................................    9.5      2.0    5.6    3.0    1.0
  Reimbursement of previously expensed
   costs..................................    --       --    (2.1)  (2.1)   --
                                           ------   ------  -----  -----  -----
                                           $ 15.5   $ 11.8  $ 9.8  $ 3.9  $ 4.1
                                           ======   ======  =====  =====  =====
Operating loss............................ $(17.7)  $(14.8) $(9.9) $(4.0) $(3.5)
Net loss.................................. $(15.2)  $(14.6) $(9.9) $(3.8) $(3.9)
Net loss per share........................ $(1.10)  $(1.06) $(.71) $(.27) $(.27)

--------
(1) Inception (May 1994) through December 31, 1994.


  The fluctuations in MOXY's production and delivery costs and depreciation and amortization expenses are consistent with the changes in production quantities referenced above. During the second quarter of 1997, the reserves initially assigned to Vermilion Block 410 were adjusted downward on the basis of production experience, and additional depreciation of $1.0 million was recognized. Net capitalized costs of this property approximate its undiscounted estimated future net cash flows at June 30, 1997.

  MOXY's geological and geophysical costs, which consist primarily of costs to acquire and interpret 3-D seismic data, increased during 1995 primarily because of the significant acquisition of 3-D seismic survey data covering the project area owned by MOXY's joint venture with Phillips and FRP. MOXY's unsuccessful exploratory drilling and leasehold costs fluctuate from period to period based on the related drilling results and the amount of costs involved in the project. Exploratory drilling and leasehold costs in 1994 included costs related to four unsuccessful drilling projects, whereas 1995 included only one unsuccessful drilling project. There were four unsuccessful drilling projects during 1996 (one during the first six months of 1996) and one during the first six months of 1997.

  General and administrative expenses totaled $1.4 million for the six-month 1997 and 1996 periods, compared with $2.6 million in 1996, $3.7 million in 1995 and $2.3 million in the 1994 period. The decline from 1995 resulted from steps taken in the third quarter of 1995 to reduce costs. These actions included a reduction in the number of employees and in the costs of consulting arrangements and administrative and managerial services.

  Interest expense totaled $0.7 million for the six-month 1997 period versus zero for the six-month 1996 period ($0.4 million for the 1996 year versus zero for 1995 and 1994) reflecting the increased borrowings from MCN (initiated in mid-1996), to fund MOXY's share of exploration and development expenditures.

  As a result of anticipated future exploration expenditures, MOXY expects to continue to report operating losses for at least the near future.

ENVIRONMENTAL

  Although MOXY has no known environmental liabilities, increasing emphasis on environmental matters could result in additional costs, which would be charged against MOXY's operations in future periods. Present and future environmental laws and regulations applicable to MOXY's operations could require substantial capital expenditures or could adversely affect its operations in other ways that cannot be accurately predicted at this time.

CAUTIONARY STATEMENT

  Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. All statements other than statements of historical fact included in this report, including, without limitation, statements regarding plans and objectives of MOXY's management for future operations and MOXY's exploration and development activities are forward-looking statements.

  Important factors that could cause actual results to differ materially from MOXY's expectations include, without limitation, exploratory drilling results, economic and business conditions, general development risks and hazards and risks inherent with the production of oil and gas, such as fires, natural disasters, blowouts and the encountering of formations with abnormal pressures, changes in laws or regulations and other factors, many of which are beyond the control of MOXY. Further information regarding these and other factors that may cause MOXY's future performance to differ from that projected in the forward-looking statements are described in more detail in "Risk Factors."
                             ---------------------

  The results of operations reported and summarized above are not necessarily indicative of future operating results.

                            BUSINESS AND PROPERTIES

  The Company is an independent oil and gas company engaged in the exploration, development and production of oil and natural gas. The Company currently conducts operations offshore in the Gulf and onshore in the Gulf Coast area. The Company and its predecessors have conducted exploration, development and production operations offshore in the Gulf and onshore in the Gulf Coast and other areas for more than 25 years, which have provided the Company an extensive geological and geophysical database, and extensive technical and operational expertise.

  The Company's business strategy is to create value for its stockholders through the discovery of oil and gas reserves by concentrating its efforts in selected geographic areas where the Company's management team has significant exploration experience. The Company evaluates substantially all of its exploratory prospects with 3-D seismic surveys prior to drilling. MOXY intends to continue to generate prospects, evaluate farm-in opportunities and other opportunities to acquire oil and gas properties and to maximize its geological and geophysical expertise by using 3-D seismic data and state of the art technology.

  In order to increase both the size and number of prospects that the Company has been able to pursue, the Company has followed a strategy of forming exploration joint ventures in which the venturers participate in the Company's exploration activities through direct working interests.

MOXY/MCN PROGRAM

  In September 1995, the Company and affiliates of MCN established the MOXY/MCN Program to explore and develop prospects in the Gulf. The Company manages the MOXY/MCN Program and selects all prospects and drilling opportunities. The Company and MCN committed $65 million to the MOXY/MCN Program, with revenues and costs being shared 40% by MOXY and 60% by MCN. MCN has funded its 60% share of expenditures and is committed to lend funds to MOXY for its 40% share. The Company's 40% share of future revenues from the MOXY/MCN Program is dedicated to repaying the loan amounts which bear interest at the annual base rate quoted from time to time by The Chase Manhattan Bank plus 2%. The Company's obligation to repay loans under the MOXY/MCN Program is non-recourse, except to the properties contributed to and developed under the MOXY/MCN Program.

  In July 1997, FRP agreed to acquire from MCN its contractual rights to the MOXY/MCN Program, the MCN Producing Properties and other exploratory properties acquired under the MOXY/MCN Program for $31.0 million, as adjusted for the net revenues and costs attributable to such properties from April 1, 1997 until their acquisition by FRP, and an additional amount equal to the amount loaned by MCN to MOXY under the MOXY/MCN Program. On August 4, 1997, FRP paid MCN, after adjustments, $34.0 million for such assets together with $12.4 million for the outstanding indebtedness. MCN is not affiliated with either FRP or MOXY and will no longer have any involvement or interest in the MOXY/MCN Program.

  MOXY and FRP have amended the MOXY/MCN Program to extend the program term, include their interests in the seven offshore leases acquired by MOXY and FRP at the Central Gulf of Mexico Lease Sale held in March 1997 and provide for the conduct of mutually agreed exploration projects until the earlier of December 31, 1997 or the date of completion of the Rights Offering. The amendment also provided that FRP will reimburse MOXY for approximately $290,000 of overhead per month and will continue to advance funds to MOXY under the MOXY/MCN Program during the remaining program term.

  In August 1997, MOXY and FRP acquired from FM Properties and dedicated to the MOXY/MCN Program interests in certain exploration properties for $3.0 million. FM Properties is a publicly traded real estate corporation of which Mr. Adkerson is Chairman of the Board and Chief Executive Officer. See "Certain Relationships and Related Transactions--Oil and Gas Properties."

  Upon completion of the Rights Offering, MOXY will acquire the MCN Producing Properties from FRP for $26.0 million, subject to the adjustments described above for the revenues and costs attributable to the MCN Producing Properties from April 1, 1997 until their acquisition by MOXY plus interest, calculated on the daily outstanding balance of the $26.0 million purchase price, as adjusted, from August 4, 1997 until MOXY's acquisition of the properties, at an annual rate publicly announced by The Chase Manhattan Bank from time to time plus 2%. See "Business and Properties Oil and Gas Properties--Proved Properties." At the same time, MOXY will repay to FRP all amounts that have been advanced to MOXY under the MOXY/MCN Program. Thereafter, MOXY will retain a 100% interest in the MCN Producing Properties and MOXY and FRP will dedicate all other oil and gas properties then subject to the MOXY/MCN Program to the MOXY/FRP Exploration Program. MOXY did not purchase the MCN Producing Properties directly from MCN since it will not have sufficient funds for the purchase until completion of the Rights Offering and Standby Commitment. See "Use of Proceeds" and "--MOXY/FRP Exploration Program."

MOXY/FRP EXPLORATION PROGRAM

  Concurrently with the closing of the Standby Commitment, MOXY and FRP will establish the MOXY/FRP Exploration Program to explore and develop exploratory prospects primarily in the Gulf and onshore in the Gulf Coast area. MOXY will manage the MOXY/FRP Exploration Program, selecting all prospects and drilling opportunities, and will serve as operator of the MOXY/FRP Exploration Program. MOXY and FRP have committed $200 million for exploration expenditures to be incurred under the MOXY/FRP Exploration Program, with most exploration expenditures being shared 40% by MOXY and 60% by FRP. Exploration costs consist of all costs associated with leasehold acquisition and maintenance, geological and geophysical studies, seismic surveys, drilling exploratory wells, overhead reimbursements, and all other aspects of identifying prospects and drilling exploratory wells. All revenues and other costs will be shared 50% by MOXY and 50% by FRP.

  MOXY and FRP will receive credits against the $200 million program commitment for an aggregate of $8.3 million for certain exploratory costs incurred under the MOXY/MCN Program prior to the establishment of the MOXY/FRP Exploration Program. All exploratory prospects in the MOXY/MCN Program will be transferred to the MOXY/FRP Exploration Program and MOXY will acquire an additional interest in each such property to reflect the ownership of interests under the MOXY/FRP Exploration Program. The MOXY/FRP Exploration Program will terminate after initial exploration program expenditures of $200 million have been committed or on June 30, 2002, whichever is earlier.

MOXY/PHILLIPS/FRP PROGRAM

  In June 1995, the Company and Phillips entered into a joint venture agreement to explore a project area in Terrebonne Parish, Louisiana containing the North Bay Junop and East Fiddler's Lake prospects. Pursuant to the agreement, the Company conveyed one-half of its interest in the area, with Phillips reimbursing the Company $3.8 million for previously incurred costs related to the project. In June 1996, the Company sold one-half of its remaining 50% interest in the area to FRP for $2.1 million. This amount represented the reimbursement for previously expensed exploration costs incurred by the Company in connection with this project area. MOXY sold the interest to FRP on the same proportionate basis as the sale of the interest to Phillips. The project area, with the exception of the North Bay Junop and East Fiddler's Lake prospects, is subject to a possible 25% participation by a mineral rights owner.

OIL AND GAS PROPERTIES

  As of June 30, 1997, the Company owned interests in 39 oil and gas leases in the Gulf and onshore Louisiana covering approximately 131,300 gross acres (approximately 41,900 net acres to the Company).

 Proved Properties

  After the completion of the Rights Offering and the purchase of the MCN Producing Properties, MOXY will own all of the interest in the following properties presently held by the MOXY/MCN Program.

  VERMILION BLOCK 160 FIELD AREA. Gross production from the field unit averaged 14.9 Mmcf of natural gas and 687 barrels of condensate per day during 1996 and currently is averaging 9 Mmcf and 300 barrels of condensate per day. The MOXY/MCN Program has a 40% working interest and an approximate 28% net revenue interest in the Vermilion Block 160 field unit, which is located offshore Louisiana in approximately 90 feet of water. In March 1997, MOXY, as operator, completed drilling a development well that encountered 262 feet of net gas pay from eight sands. During the second quarter of 1997, a second development well to develop the newly discovered reserves encountered 244 feet of net gas pay from six sands. A third development well is currently drilling. Production from the new development wells is expected to commence during the second half of 1997. The current working and net revenue interests within the Vermilion Block 160 field unit are subject to re- determination subsequent to final development drilling. In Vermilion Block 160, outside the field unit area, the MOXY/MCN Program has a 53.3% working interest and an approximate 42.5% net revenue interest. Also, in Vermilion Block 143, outside the field unit area, the MOXY/MCN Program has a 26.67% working interest and an approximate 19% net revenue interest. The MOXY/MCN Program's interest in Vermilion Blocks 143 and 160, including the portion of its interest in the field unit resulting from these two blocks, is subject to a 30% net profits interest. The Vermilion Block 160 field unit is comprised of portions of four leases (Vermilion Blocks 143, 144, 159, and 160) totaling 5,625 acres. In addition, the MOXY/MCN Program owns interests in, or exploration rights to, an additional 9,375 acres in the four block area, including the farm-in of 3,125 acres in Vermilion Block 159. See "--Exploration Properties--Vermilion Block 159."

  VERMILION BLOCK 410 FIELD AREA. The MOXY/MCN Program has a 37.5% working interest and 28% net revenue interest in the Vermilion Block 410 field which is located in 360 feet of water offshore Louisiana. Blazer Energy Corp., as operator, initiated production from four wells at one platform in late December 1996. Production from four wells at the second platform began in February 1997 and gross daily production from both platforms combined currently is approximately 65 Mmcf of gas. The lease blocks cover a total of 11,015 acres.

 Exploration Properties

  After completion of the Rights Offering, the following properties will be dedicated to the MOXY/FRP Exploration Program.

  VERMILION BLOCK 159. In 1996 MOXY completed a farm-in of a portion of Vermilion Block 159, which is adjacent to its producing property at Vermilion Block 160. A well is currently drilling at a location remote from the existing platform in Vermilion Block 160. The MOXY/MCN Program has a 60% working interest and a 43% net revenue interest in the Vermilion Block 159 farm-in.

  WEST CAMERON BLOCK 616. The MOXY/MCN Program has a 50% working interest and 41.6% net revenue interest in West Cameron Block 616, where MOXY, as operator, drilled the #2 exploration well in June 1996 and discovered 190 feet of net gas pay in multiple sands. The well was saved for future development. The MOXY/MCN Program has acquired the remaining 50% working interest and 35.8% net revenue interest covering a portion of West Cameron Block 616. A second exploratory well, the #3 well, which is located within the 100% working interest area is planned for the third quarter of 1997. The MOXY/MCN Program also owns an interest in the adjacent West Cameron Block 617 lease where exploratory drilling is contemplated in the fourth quarter of 1997. The blocks cover a total of 10,000 acres and are located approximately 130 miles offshore Louisiana in 300 feet of water.

  WEST CAMERON BLOCK 492. The MOXY/MCN Program acquired a 100% working interest and 80% net revenue interest in West Cameron Block 492 in the Central Gulf of Mexico lease sale in 1996. The block covers 5,000 acres and is located 90 miles offshore in 150 feet of water. In June 1997, the MOXY/MCN Program exchanged 50% of its interest in West Cameron Block 492 for a 50% working interest in Eugene Island Blocks 18 and 19.

  EUGENE ISLAND BLOCKS 18/19. The MOXY/MCN Program acquired in June 1997 a 50% working interest in Eugene Island Blocks 18 and 19 in exchange for a 50% working interest in West Cameron Block 492. Shell Offshore Inc., as operator, immediately thereafter commenced drilling an exploratory well. The blocks cover a total of 2,436 acres and are located 3 miles offshore of Louisiana in approximately 10 feet of water.

  VERMILION BLOCKS 391/392/408. The MOXY/MCN Program has a 30% working interest and 24.1% net revenue interest in Vermilion Blocks 392/408 and a 31.9% working interest and 25.7% net revenue interest in Vermilion Block 391. Blazer Energy Corp., as operator, drilled an unsuccessful exploratory well in the third quarter of 1996 on Vermilion Block 391. The MOXY/MCN Program acquired the Vermilion Block 392 lease in the Central Gulf of Mexico lease sale in 1996 and acquired the shallow rights on Vermilion Block 408 by trading the deep rights at Vermilion Block 392. Vermilion Blocks 391/392/408 cover a total of 15,000 acres and are located four miles from the Vermilion Block 410 field, which is approximately 115 miles offshore Louisiana, in approximately 360 feet of water.

  EAST FIDDLER'S LAKE/NORTH BAY JUNOP. MOXY has a 25% working interest and 18% net revenue interest in approximately 8,925 acres in the East Fiddler's Lake/North Bay Junop prospects and adjacent areas in Terrebonne Parish, Louisiana, and owns a proprietary 3-D seismic data survey covering approximately 35,000 acres. Operations are being undertaken by a joint venture owned 50% by Phillips (operator), 25% by FRP and 25% by MOXY. See "--Business and Properties-- MOXY/Phillips/FRP Program." The first exploratory well at East Fiddler's Lake was drilled in the third quarter of 1996. Although the well was unsuccessful in discovering commercial hydrocarbons, the geological data from this well will assist additional drilling activity in the prospect area. In April 1997, the North Bay Junop well completed drilling. The well did not encounter commercial hydrocarbons in the primary objective zones. Subsequently, the well was completed in a shallower zone, which consists of two sands with approximately 25 feet of net gas pay. The well was flow-tested at a rate of approximately 5.3 Mmcf of natural gas and 93 barrels of condensate per day on a 20/64th inch choke with approximately 2,900 pounds per square inch flowing tubing pressure. Because of the complexities of the salt dome geology, production performance will be required to determine the reserve volumes associated with this completion. The joint venture partners are assessing additional prospects in the area which may result in future exploratory drilling.

  GRAND ISLE BLOCK 65. The MOXY/MCN Program has a 37.5% working interest and 30.2% net revenue interest in Grand Isle Block 65, where Nippon Oil Exploration, the operator, has drilled and saved the #1 sidetrack discovery well. The well encountered two gas bearing zones with a total of 29 feet of net pay. Nippon Oil has obtained a suspension of production for the initial well. The MOXY/MCN Program acquired the adjacent Grand Isle Blocks 58 and 59 in the Central Gulf of Mexico lease sale in 1996. Drilling completed in August 1997 at Grand Isle Block 65 was unsuccessful in discovering hydrocarbons in commercial quantities. MOXY is currently evaluating its alternatives regarding this block. The prospect is located 23 miles offshore Louisiana in a water depth of 135 feet and the blocks cover a total of 15,000 acres.

  LEASE SALE. MOXY was awarded seven tracts at the Central Gulf of Mexico lease sale held in March 1997 with bids totaling $5.5 million. MOXY and FRP have dedicated these leases to the MOXY/MCN Program. Upon completion of the Rights Offering, these leases will be dedicated to the MOXY/FRP Exploration Program.

OIL AND GAS RESERVES

  The total proved developed and proved undeveloped reserves of oil and gas owned by the Company and the proved reserves attributable to the MCN Producing Properties as of May 31, 1997, estimated by Ryder Scott, an independent petroleum engineering firm, were as follows:

                                           GAS(MMCF)             OIL(BBLS)
                                     --------------------- ---------------------
                                      PROVED     PROVED     PROVED     PROVED
                                     DEVELOPED UNDEVELOPED DEVELOPED UNDEVELOPED
                                     --------- ----------- --------- -----------
MOXY................................   6,790      2,928      70,442     55,933
MCN Producing Properties............   9,638      3,098     102,919     77,443
                                      ------      -----     -------    -------
Total...............................  16,428      6,026     173,361    133,376
                                      ======      =====     =======    =======

  The wells at the Vermilion Block 160 field unit and Vermilion Block 410 field have limited production history. Estimates of proved undeveloped reserves that may be developed and produced in the future are based upon volumetric calculations and upon analogy to similar types of reserves rather than upon actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves. Further, the proved undeveloped reserves will require additional capital to develop and produce. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The following table sets forth as of May 31, 1997, the estimated future net cash flows before income taxes and the present value thereof, discounted at 10% per annum, from the production and sale of the proved reserves attributable to the gas and oil properties owned by the Company as of such date and the proved reserves attributable to the MCN Producing Properties, as determined by Ryder Scott.

                                                  PROVED     PROVED     TOTAL
                                                 DEVELOPED UNDEVELOPED PROVED
                                                 --------- ----------- -------
                                                        (IN THOUSANDS)
Estimated future net cash flows before income
 taxes(1)
  MOXY..........................................  $12,030    $3,856    $15,886
  MCN Producing Properties......................  $17,518    $5,827    $23,345
Present value of estimated future net cash
 flows before income taxes(1)
  MOXY..........................................  $10,431    $2,814    $13,245
  MCN Producing Properties......................  $15,153    $4,345    $19,498

--------

(1) In preparing such estimates, Ryder Scott used prices of $20.21 per barrel of oil and $2.21 per Mcf of gas, the weighted average prices that the Company estimates it would have received, assuming production from all of the properties with proved reserves.

                             ---------------------

  In accordance with applicable requirements of the Commission, the estimated discounted future net revenues from estimated proved reserves are based on prices and costs at the time of the reserve calculation. Actual future prices and costs may be materially higher or lower. See "Risk Factors--Reserves and Future Net Cash Flow."

  In accordance with methodology approved by the Commission, specific assumptions were applied in the computation of the reserve estimates. Under this methodology, future net cash flows are determined by reducing estimated future gross cash flows from oil and gas sales by the estimated costs to develop and produce the underlying reserves, including future capital expenditures, operating costs, transportation costs, net profits interests, and royalty and overriding royalty burdens. Future net cash flows were discounted at 10% per annum to arrive at discounted future net cash flows. The present value of future net cash flows shown above should not be construed as the current market value as of May 31, 1997, or any other date, of the estimated oil and gas reserves attributable to these properties. See "Risk Factors--Reserves and Future Net Cash Flow."

  The Company is periodically required to file estimates of its oil and gas reserves with various governmental regulatory authorities and agencies. In some cases the basis for reporting estimates of reserves to these agencies is not comparable to that furnished above because of the nature of the reports required. The major variations include differences in when such estimates are made, in the definition of reserves, in the requirements to report in some instances on a gross, net or total operator basis and in the requirements to report in terms of smaller geographical units.

PRODUCTION, UNIT PRICES AND COSTS

  The following table sets forth information regarding production volumes, average sales, prices received and average production costs applicable to the Company's oil and gas sales for the year ended December 31, 1996 and the six months ended June 30, 1997:

                                                                   SIX MONTHS
                                                   YEAR ENDED         ENDED
                                                DECEMBER 31, 1996 JUNE 30, 1997
                                                ----------------- -------------
Production:
  Net gas production (Mcf).....................      631,000        1,621,000
  Net crude oil and condensate production
   (Bbls)......................................       29,000            9,400
Sales prices:
  Natural gas (per Mcf)........................        $2.72            $2.44
  Crude oil and condensate (per Bbl)...........       $22.22           $21.89
Production (lifting) costs (per Mcf
 equivalent)(1)................................        $0.94            $0.41

--------
(1) Production costs were converted to an Mcf equivalent on the basis of one barrel of oil being equivalent to six Mcf of natural gas. Production costs exclude all depreciation and amortization associated with property and equipment. The components of production costs may vary substantially among wells depending on the production characteristics of the particular producing formation, the method of recovery employed and other factors, but include in all cases transportation charges and lease operating expenses.

                             ---------------------

  The relationship between the Company's sales prices and its production (lifting) costs depicted by the table above is not necessarily indicative of future results expected by the Company. See "Risk Factors--Volatility of Oil and Gas Prices" and "--Exploration and Development Risks."

ACREAGE

  The following table sets forth the oil and gas acreage in which the Company held an interest as of June 30, 1997:

                                                  DEVELOPED(1)     UNDEVELOPED
                                                 --------------- ---------------
                                                 GROSS(2) NET(3) GROSS(2) NET(3)
                                                  ACRES   ACRES   ACRES   ACRES
                                                 -------- ------ -------- ------
Offshore (federal waters).......................  32,891  8,152   89,506  31,560
Onshore Louisiana...............................     --     --     8,925   2,231
                                                  ------  -----   ------  ------
  Total.........................................  32,891  8,152   98,431  33,791
                                                  ======  =====   ======  ======

--------
(1) "Developed" acreage includes acreage by lease, unit or offshore block in which there are one or more producing wells or shut-in wells capable of commercial production and/or acreage with proved reserves in quantities deemed sufficient to develop.
(2) The term "gross" refers to acres in which the Company owns a working interest and/or operating rights.
(3) The term "net" refers to gross acres multiplied by the percentage of the working interest and/or operating rights owned therein.

OIL AND GAS DRILLING ACTIVITY

  The following table sets forth the gross and net number of productive, dry and total exploratory wells and development wells that the Company drilled in each of the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997:

                                     YEARS ENDED DECEMBER 31,      SIX MONTHS
                                    -----------------------------     ENDED
                                        1995           1996       JUNE 30, 1997
                                    -------------- -------------- --------------
                                    GROSS   NET    GROSS   NET     GROSS   NET
                                    -------------- -------------- ------- ------
EXPLORATORY
  Productive.......................    1.0   0.375    4.0   0.910     1.0    0.2
  Dry..............................     --      --    4.0   0.948      --     --
                                     ----- -------  ----- -------  ------ ------
    Total..........................    1.0   0.375    8.0   1.858     1.0    0.2
                                     ===== =======  ===== =======  ====== ======
DEVELOPMENT
  Productive.......................    5.0   1.875     --      --     1.0    0.4
  Dry..............................     --      --     --      --      --     --
                                     ----- -------  ----- -------  ------ ------
    Total..........................    5.0   1.875     --      --     1.0    0.4
                                     ===== =======  ===== =======  ====== ======

OPERATING HAZARDS AND INSURANCE

  The Company's operations are subject to the usual hazards incident to drilling for and producing natural gas and crude oil, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, releases of toxic gas and other environmental hazards and risks. Offshore oil and gas operations are subject to the additional hazards of marine operations, such as capsizing, collision and adverse weather and sea conditions. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damages and suspension of operations.

  Drilling activities are subject to numerous risks, including the risk that no commercially productive hydrocarbon reserves will be encountered. The cost of drilling, completing and operating wells and installing production facilities and pipelines is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment.

  The Company maintains insurance of various types that it considers to be reasonably adequate to cover its operations, although certain risks faced by the Company are either uninsurable or not fully insured. Such insurance is subject to deductibles that the Company considers reasonable. Consistent with insurance coverage generally available to the industry, the Company's insurance policies do not provide coverage for losses or liabilities relating to pollution, except for sudden and accidental occurrences.

COMPETITION

  Competition in the oil and gas industry is intense. In seeking to obtain new leases and exploration prospects, the Company faces competition from both major and independent oil and gas companies. Because many of these competitors have financial and other resources substantially in excess of those available to the Company, they may be better positioned to acquire and exploit prospects, hire personnel and market production. In addition, many of the Company's larger competitors may be better able to withstand the effect of changes in such factors as worldwide oil and natural gas prices and levels of production, the cost and availability of alternative fuels and the application of government regulations.

MARKETING

  The Company's gas sales are currently made in the "spot market" at prevailing prices. Crude oil and condensate production is generally sold at prevailing prices.

REGULATION

 General

  The oil and gas industry is extensively regulated by federal and state authorities in the United States. Legislation affecting the oil and gas industry is under constant review, and relevant statutes are constantly being adopted, expanded or amended. Further, numerous departments and agencies, both federal and state, have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for the failure to comply. The regulatory burden on the oil and gas industry increases its cost of doing business and, consequently, affects its profitability.

 Exploration, Production and Development

  The exploration, production and development operations of the Company are subject to regulation at both the federal and state levels. Such regulations require operators to obtain permits to drill wells and to meet certain bonding and insurance requirements in order to drill or operate wells. Such regulation also controls the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. The Company's exploration, production and development operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the density of wells that may be drilled, the levels of production and the unitization or pooling of oil and gas properties.

  The Company presently has interests in or rights to 30 offshore leases located in federal waters on the outer continental shelf ("OCS"). Federal leases are administered by the Minerals Management Service ("MMS"). Individuals and entities must qualify with the MMS prior to owning and operating any leasehold or right-of-way interest in federal waters. Such qualification generally involves filing certain documents with the MMS and obtaining performance bonds. For offshore operations, lessees must obtain MMS approval for exploration plans and development and production plans prior to the commencement of such operations. In addition to permits required from other agencies (such as the Coast Guard, the Army Corp of Engineers and the Environmental Protection Agency), lessees must obtain a permit from the MMS prior to the commencement of drilling. The MMS has promulgated regulations requiring offshore production facilities located on the OCS to meet stringent engineering and construction specifications, and has recently proposed and promulgated additional safety-related regulations concerning the design and operating procedures of OCS production platforms and pipelines. The MMS also has regulations restricting the flaring or venting of natural gas, and has proposed amendments to such regulations that would prohibit the flaring of liquid hydrocarbons and oil without prior authorization. The MMS has also promulgated regulations governing the plugging and abandonment of offshore wells and the removal of production facilities. To cover the various obligations of an OCS lease, the MMS generally requires that lessees post substantial bonds or other acceptable assurances that such obligations will be met. The cost of such bonds or other security can be substantial and there is no assurance that bonds or other surety can be obtained in all cases. Under certain circumstances, the MMS may require all Company operations on federal leases to be suspended or terminated. Any such suspension or termination would materially and adversely affect the Company's financial condition and operations.

  Certain producing states, including Louisiana, have recently adopted or considered adopting measures that alter the methods used to prorate gas production from wells located in these states, including those located in their territorial waters. These measures may limit the rate at which gas may be produced from the wells in which the Company might acquire an interest. Congress considered, but rejected, legislation that would have limited the rights of states to prorate production. The Company cannot predict whether such legislation will be reintroduced or what effect the new state rules may have on gas production in such states. At the present time there are no regulatory measures that would limit the production of oil or gas leases in which the Company owns an interest.

 Environmental

  GENERAL. The Company's operations are subject to extensive federal, state and local regulatory requirements relating to environmental affairs, health, safety, waste management and chemical products. These laws and regulations require the acquisition of permits before construction or drilling commences, limit or prohibit construction and drilling activities on certain lands lying within wilderness, wetland and other protected areas and impose substantial liabilities for pollution resulting from the Company's operations.

  Moreover, the recent trend toward stricter standards in environmental legislation and regulations is likely to continue. For instance, legislation has been proposed in Congress from time to time to reclassify oil and gas production wastes as "hazardous waste." If such legislation were enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. State initiatives to further regulate the disposal of oil and gas wastes are also pending in certain states and could have a similar impact on the Company. Management believes that compliance with current applicable environmental laws and regulations will not have a material adverse effect on the Company. The Company believes that its operations are and will continue to be in substantial compliance with applicable environmental laws, regulations and ordinances.

  It is possible, however, that future developments, such as stricter environmental laws or regulations could adversely affect the Company's operations. Moreover, some risk of environmental costs and liabilities is inherent in the Company's operations as it is with other companies engaged in similar or related businesses, and there can be no assurance that material costs and liabilities, including substantial fines or criminal sanctions for violation of environmental laws and regulations, will not be incurred by the Company.

  SOLID WASTE. The Company's operations may generate or involve the transport of both hazardous and nonhazardous solid wastes that are subject to the requirements of the Federal Resource Conservation and Recovery Act and comparable state statutes. In addition, the Environmental Protection Agency ("EPA") is presently in the process of developing stricter disposal standards for nonhazardous waste. Changes in these regulations may require additional capital expenditures or operating expenses by the Company.

  HAZARDOUS SUBSTANCES. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state statutes, also known as "Superfund" laws, impose liability on certain classes of persons that contribute to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a site, and companies that transport, dispose of or arrange for the disposal of, the hazardous substances found at the site. CERCLA also authorizes the EPA, and in some cases third parties, to take actions in response to threats to the public health or the environment and to recover their costs from the responsible classes of persons. Despite the "petroleum exclusion" of Section 101(14) of CERCLA that encompasses wastes directly associated with oil and gas production, the Company may generate or transport "hazardous substances" within the meaning of CERCLA or comparable state statutes in the course of its ordinary operations. Thus, the Company may be responsible under CERCLA or the state equivalents for all or part of the costs required to clean up sites where a release has occurred.

  AIR. The Company's operations may also be subject to the Clean Air Act ("CAA") and comparable state statutes. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from operations. The EPA has been developing regulations to implement these requirements. The Company may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with obtaining or maintaining operating permits and approvals addressing other air emission-related issues.

  WATER. The Federal Water Pollution Control Act ("FWPCA") strictly regulates the unauthorized discharge of produced waters and other oil and gas wastes into navigable waters. The FWPCA provides for civil and criminal penalties for any unauthorized discharges of oil and other hazardous substances in reportable quantities and imposes substantial potential liability for the costs of removal, remediation and damages. Similarly, the Oil Pollution Act of 1990 (the "OPA") imposes liability for the discharge of oil into or upon navigable waters or adjoining shorelines. Among other things, the OPA raises liability limits, narrows defenses to liability and provides more instances in which a responsible party is subject to unlimited liability. State laws for the control of water pollution also provide varying civil and criminal penalties and liabilities in the case of an unauthorized discharge of petroleum or its derivatives into state waters. Further, the Coastal Zone Management Act authorizes state implementation and development of programs or management measures for nonpoint source pollution to restore and protect coastal waters.

  ENDANGERED SPECIES. Several federal laws impose regulations designed to ensure that endangered or threatened plant and animal species are not jeopardized and their critical habitats are neither destroyed nor modified. These laws may restrict the Company's exploration, development and production operations and impose civil or criminal penalties for non-compliance.

 Safety and Health Regulations

  The Company is also subject to laws and regulations concerning occupational safety and health. It is not anticipated that the Company will be required in the near future to expend amounts that are material in the aggregate to the Company's overall operations by reason of occupational safety and health laws and regulations, but inasmuch as such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance.

EMPLOYEES

  At June 30, 1997, the Company had 15 employees. All of the Company's employees are devoted primarily to managerial, land, geological and administrative functions. The Company intends to continue its policy of limiting its number of permanent employees and, to that end, generally utilizes the services of independent consultants and contractors to perform various professional services, particularly in the areas of construction, design, well site surveillance and environmental assessment. Field and on-site production operation services such as pumping, maintenance, dispatching, inspection and testing are also generally provided by independent contractors. Currently, a major portion of the Company's geological and geophysical services are performed by CLK Company, L.L.C. ("CLK"). Under the Company's agreement with CLK, the Company pays CLK an annual fee of $2.4 million, with $0.5 million of this fee paid in Company common stock, and reimburses CLK's direct expenses incidental to its work for the Company and for its office space. In addition, CLK receives a 3% overriding royalty interest on all new domestic prospects accepted by the Company. For the year ended December 31, 1996, the Company incurred $3.1 million of expenses under its agreement with CLK.

                                  MANAGEMENT

  The following table provides certain information regarding the executive officers and directors of the Company as of the date of this Prospectus. Officers are elected by the Board of Directors and serve at its discretion.

NAME                     AGE                            POSITION
----                     ---                            --------
James R. Moffett........  58 Co-Chairman of the Board and Director
Richard C. Adkerson.....  50 Co-Chairman of the Board, Chief Executive Officer and Director
C. Howard Murrish.......  56 President and Chief Operating Officer
Glenn A. Kleinert.......  54 Senior Vice President
James H. Lee............  40 Senior Vice President
John G. Amato...........  53 General Counsel
Robert W. Bruce III.....  53 Director
Robert A. Day...........  53 Director
William B. Harrison,
 Jr.....................  53 Director
Bobby Lee Lackey........  59 Director
Gabrielle K. McDonald...  55 Director
George Putnam...........  70 Director
B.M. Rankin, Jr.........  67 Director
J. Taylor Wharton.......  59 Director

  James R. Moffett has served as Co-Chairman of the Board and as a director of the Company since April 1994. Mr. Moffett serves as Chairman of the Board and Chief Executive Officer of FCX and as Chairman of the Board of FTX.

  Richard C. Adkerson has served as Co-Chairman of the Board, Chief Executive Officer and a director of the Company since May 1994. Mr. Adkerson serves as Vice Chairman of the Board of FTX. He served as Senior Vice President and Chief Financial Officer of FTX until 1995 and as Vice President of FTX until 1992. He is the President and Chief Operating Officer of FCX. He served as Executive Vice President of FCX until April 1997. He also serves as Chairman of the Board and Chief Executive Officer of FM Properties Inc., real estate development ("FMPO"). Mr. Adkerson is a director of Hi-Lo Automotive, Inc.

  C. Howard Murrish has been President and Chief Operating Officer of the Company since September 1994. He was a partner in CLK until September 1994. He was a Senior Executive Vice President of the oil and gas division of FTX from 1986 until February 1992. Prior thereto, since July 1987 Mr. Murrish served as an officer of various FTX affiliates.

  Glenn A. Kleinert has been Senior Vice President of the Company since May 1994. Mr. Kleinert is a Senior Vice President of the oil and gas division of FTX and has held that position since December 1990.

  James H. Lee has been Senior Vice President of the Company since November 1996. Mr. Lee has been a Director of Finance and Business for FTX since August 1993 and a Vice President of the oil and gas division of FTX since 1994.

  John G. Amato has been General Counsel of the Company since April 1994. Mr. Amato is General Counsel of FMPO. Prior to August 1995, Mr. Amato served as General Counsel of FTX and FCX.

  Robert W. Bruce has served as a director of the Company since May 1994. Mr. Bruce is President of The Robert Bruce Management Co., Inc., an investment management company. He was Managing Partner of the Steamboat Group until 1992. He is a director of FTX and FCX.

  Robert A. Day has served as a director of the Company since May 1994. Mr. Day is Chairman of the Board of Trust Company of the West, an investment management company. He also serves as Chairman and President of W. M. Keck Foundation, a charitable foundation. He is currently a director of Fisher Scientific International Inc., FTX and FCX.

  William B. Harrison, Jr. has served as a director of the Company since May 1994. Mr. Harrison serves as Vice Chairman of The Chase Manhattan Corporation and its subsidiary, The Chase Manhattan Bank. He is a director of Dillard's Inc., FTX and FCX.

  Bobby Lee Lackey has served as a director of the Company since May 1994. Mr. Lackey is currently President and Chief Executive Officer of J.S. McManus Produce Company, Inc., grower of vegetables and shipper of fruits and vegetables. He is a director of FTX and FCX.

  Gabrielle K. McDonald has served as a director of the Company since May 1994. Ms. McDonald currently serves as a Judge for the International Criminal Tribunal for the Former Yugoslavia. She served as a Distinguished Visiting Professor of Law at Texas Southern University, Thurgood Marshall School of Law until 1995. She was a Visiting Professor of Law at St. Mary's University School of Law, and of counsel at Walker & Satterthwaite, a law firm, until 1993. Ms. McDonald currently serves as a director of FTX and FCX.

  George Putnam has served as a director of the Company since May 1994. Mr. Putnam is Chairman of The Putnam Investment Management Company, Inc. and of each of the members of the Putnam group of mutual funds. He is a director of The Boston Company, Inc., Boston Safe Deposit and Trust Company, Houghton Mifflin Company, Marsh & McLennan Companies Inc., Rockefeller Group, Inc., FTX and FCX.

  B. M. Rankin, Jr. has served as a director of the Company since May 1994. Mr. Rankin is a private investor. He is also a director of FTX and FCX.

  J. Taylor Wharton has served as a director of the Company since May 1994. Mr. Wharton is the Chairman of the Department of Gynecology at the University of Texas M.D. Anderson Cancer Center. He also serves as director of FTX and FCX.

  The directors of the Company who also serve as directors of FTX and FCX constitute a majority of the directors of FTX and FCX, respectively.

  The Company's Amended and Restated Certificate of Incorporation ("Certificate" or "Certificate of Incorporation") provides that the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, and that one class shall be elected each year and serve a three-year term. Mr. Harrison and Dr. Wharton were elected in April 1997 to serve a term that expires at the 2000 annual meeting of stockholders. Messrs. Moffett, Putnam and Rankin and Ms. McDonald serve a term expiring at the 1998 annual meeting of stockholders, and Messrs. Adkerson, Bruce, Day and Lackey serve a term that expires at the 1999 annual meeting of stockholders. The Certificate also provides that all vacancies on the Company's Board of Directors, including any vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining directors even if that number is less than a quorum.

  On or before January 14, 1998, the Company's Board of Directors will take such actions as are necessary to create at least two vacancies on the Board of Directors either by (i) an increase in the number of directors in accordance with its Certificate of Incorporation and By-Laws, (ii) director resignations or (iii) a combination thereof. MOXY will also designate and elect at least two directors each of whom (a) would qualify as an independent director within the meaning given to such term under the rules of the New York Stock Exchange and (b) is not an affiliate or associate (each as defined under the Securities Act) of FRP, other than solely as a result of being a director of MOXY (each an "Independent Director"). MOXY will maintain at all times a committee of the Board of Directors comprised of all such Independent Directors then on the Board (the "Independent Committee"). See "Description of Capital Stock--Stockholder Agreement and Registration Rights."

  Pursuant to the Stockholder Agreement, as long as FRP owns more than 10% and less than a majority of the outstanding Common Stock, FRP will be entitled to nominate that number of directors equal to the nearest whole number obtained by multiplying FRP's percentage interest in the outstanding Common Stock by the number of directors that are to serve on the Board of Directors after giving effect to the FRP designees. MOXY has agreed to create such number of vacancies on the Board of Directors either by (i) an increase in the Board of Directors in accordance with the terms of MOXY's Certificate of Incorporation and Bylaws, (ii) director resignations or (iii) a combination thereof. If FRP acquires more than a majority of the outstanding shares of Common Stock, it will be able to elect all of the directors of MOXY. See "Risk Factors-- Potential Change of Control of the Company" and "Description of Capital Stock--Stockholder Agreement and Registration Rights."

  In connection with each meeting of stockholders of MOXY at which the term of any of FRP's designees expires, the Board of Directors will nominate for election as a director of MOXY the designee of FRP to stand for election for a succeeding term and will vote all management proxies in favor of such designee, except for such proxies that specifically indicate to the contrary. FRP will have the right to designate replacements for directors designated by FRP pursuant to the Stockholder Agreement, if such director declines or is unable to serve for any reason, at termination of such directors term, or upon such directors resignation or removal.

  At the present time, all of the MOXY directors are also directors of FTX. Accordingly, FRP does not intend to use this provision to make any changes to the current composition of the Board, subject to the appointment of the Independent Directors.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SERVICES AGREEMENT

  Other than those functions performed by the Company's employees or provided under third party contracts, since January 1, 1996 substantially all of the services necessary for the business and operations of the Company, including certain executive, technical, administrative, accounting, financial, tax and other services have been performed by FMS, a corporation 50% owned by each of FTX and FCX, pursuant to the Services Agreement. Prior to 1996, substantially the same services were provided by FTX. Since September 1995 these services have been provided for a fixed annual fee of $1.0 million, subject to annual cost of living increases beginning in the first quarter of 1997. Prior to September 1995, the cost of such services was provided by FTX as determined and allocated by FTX. For the year ended December 31, 1996, the Company incurred $1.0 million of expenses under its agreement with FMS. The Services Agreement is terminable by the Company at any time upon 90 days notice.

OIL AND GAS PROPERTIES

  In June 1996, FRP acquired a 25% leasehold in interest in an oil and gas venture to explore a project area in Terrebonne Parish, Louisiana from the Company. In connection with the acquisition of this interest, FRP reimbursed the Company $2.1 million for previously expensed exploration costs incurred in the project area. FRP acquired its interest on the same proportionate basis as Phillips, which owns a 50% interest and is the operator of the joint venture.

  In February 1997, FRP agreed to acquire an interest in leases acquired by the Company at the federal offshore lease sale held in March 1997. At the lease sale, the Company was high bidder on seven offshore Gulf of Mexico tracts, with bids totaling $5.5 million. MOXY and FRP have dedicated these leases to the MOXY/MCN Program. Upon completion of the Rights Offering, these leases will be dedicated to the MOXY/FRP Exploration Program.

  Upon completion of the Rights Offering, MOXY and FRP will enter into an agreement pursuant to which MOXY will market all of FRP's oil and gas production, including production from properties included in the MOXY/FRP Exploration Program and production from FRP's other properties, including its interest in the Main Pass development.

  In August 1997, MOXY and FRP acquired from FM Properties and dedicated to the MOXY/MCN Program interests in certain exploration properties for $3.0 million. FM Properties is a publicly traded real estate corporation of which Mr. Adkerson is Chairman of the Board and Chief Executive Officer. In addition, MOXY also purchased from FM Properties small interests in a large number of other oil and gas properties for $1.5 million. MOXY was loaned $2.7 million by FRP under the MOXY/MCN Program to pay its share of the aggregate purchase price. The purchase price for the oil and gas properties was determined by negotiations between MOXY's and FM Properties' managements based on the risk adjusted reserves attributable to the overriding royalty interest, the acreage of the exploration prospects and the cash flow generated by the other oil and gas properties. See "Business and Properties--MOXY/MCN Program."

  During 1996, Mr. Day participated directly or indirectly through various entities, on substantially the same basis as other parties, in exploration and development operations on certain properties owned or operated by the Company. Mr. Day and such entities have ownership interests in such properties ranging generally from 12.5% to 25%. Mr. Day's and such entities' share of expenditures for exploration and development operations during 1996 amounted to approximately $200,000.

MCN PROPERTIES; STANDBY PURCHASE AGREEMENT

  On July 14, 1997, MOXY entered into an agreement to acquire the MCN Producing Properties from FRP concurrently with the closing of the Standby Commitment for $26.0 million, as adjusted for net revenues and development and operating costs attributable to the MCN Producing Properties from April 1, 1997 until MOXY's acquisition of these properties, plus interest calculated on the daily outstanding balance of the $26.0 million purchase price, as adjusted, from August 4, 1997 until MOXY's acquisition of the properties at an annual rate publicly announced by The Chase Manhattan Bank from time to time plus 2%. At the same time MOXY will also repay to FRP all amounts loaned to MOXY under the MOXY/MCN Program. See "Use of Proceeds."

  Pursuant to the Standby Purchase Agreement, MOXY has agreed to pay a Standby Fee of $6.0 million to FRP upon the closing of the Standby Commitment. In addition, MOXY has granted to FRP the FRP Purchase Option, pursuant to which FRP may acquire additional shares of Common Stock at the Subscription Price to increase its ownership position in MOXY up to 30%, if it does not acquire at least 30% of the outstanding Common Stock pursuant to the Standby Commitment.

  Following the consummation of the Rights Offering and the transactions contemplated by the Standby Purchase Agreement, FRP may acquire a controlling interest in MOXY or upon exercise of the FRP Purchase Option, may acquire a sufficient ownership interest to be able to significantly influence the business policies and affairs of the Company. If FRP acquires a majority of the outstanding Common Stock, it will be in a position to control the election of the Company's directors and to otherwise direct the business policies and affairs of the Company. See "Risk Factors--Potential Change of Control of the Company." FRP and the Company will enter into a Stockholder Agreement providing that the Company will not, without the approval of the Independent Committee take certain actions, including (i) repurchase any Common Stock,
(ii) certain transactions with FRP involving aggregate payments in excess of $5 million, (iii) enter into any "Rule 13e-3 transaction" within the meaning of Rule 13e-3 under the Exchange Act, (iv) amend the term of the MOXY/FRP Exploration Program, (v) amend, modify or grant a waiver under MOXY's Preferred Rights Agreement, the Participation Agreement or the Stockholder Agreement and (vi) in connection with any merger or business in combination involving MOXY and a third party, treat FRP and the other holders of Common stock on other than equivalent terms. See "Description of Capital Stock-- Stockholder Agreement and Registration Rights."

  Management believes that each of the transactions discussed in this section were conducted on terms as favorable to the Company as could have been negotiated in unaffiliated, third-party transactions.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information regarding the ownership of the Company's Common Stock by (i) each director of the Company, (ii) each executive officer, (iii) all directors and executive officers of the Company as a group, and (iv) the persons known by the Company to be beneficial owners of more than five percent of the Company's outstanding Common Stock determined in accordance with Rule 13d-3 under the Exchange Act based on information furnished by such persons. Unless otherwise indicated, all information is presented as of August 15, 1997 and all shares shown are held with sole voting and investment power.

                                                                     PERCENTAGE
                                                                         OF
                                                      NUMBER OF      OUTSTANDING
                                                 SHARES BENEFICIALLY   COMMON
   NAME OF BENEFICIAL OWNER                           OWNED(1)          STOCK
   -------------------------                     ------------------- -----------
   Richard C. Adkerson..........................        123,554            *
   John G. Amato................................        225,763(2)       1.6%
   Robert W. Bruce III..........................        371,388(3)       2.6%
   Robert A. Day................................         23,403(4)         *
   William B. Harrison, Jr......................          5,798(5)         *
   Glenn A. Kleinert............................         19,054            *
   Bobby Lee Lackey.............................         18,493(6)         *
   James H. Lee.................................         15,000            *
   Gabrielle K. McDonald........................          3,723            *
   James R. Moffett.............................        750,971(7)       5.3%
   C. Howard Murrish............................        150,351(8)       1.1%
   George Putnam................................         15,401(9)         *
   B.M. Rankin, Jr..............................        253,784(10)      1.8%
   J. Taylor Wharton............................          8,575(11)        *
   All directors and executive officers
    as a group (14 persons).....................      1,985,258         14.1%
   Robertson, Stephens & Company
    Incorporated ("Robertson Stephens").........      1,892,420(12)     13.4%

--------

*  Less than one percent

(1) Includes shares that could be acquired within sixty days after August 15, 1997, upon the exercise of options granted pursuant to the Company's stock option plans, as follows: Mr. Adkerson, 98,554 shares; Mr. Amato, 70,264 shares; Mr. Bruce, 10,388 shares; Mr. Day, 12,893 shares; Mr. Harrison, 5,378 shares; Mr. Kleinert, 19,054 shares; Mr. Lackey, 13,728 shares; Mr. Lee, 5,000 shares; Ms. McDonald, 3,723 shares; Mr. Moffett, 365,543 shares; Mr. Murrish, 81,250 shares; Mr. Putnam, 13,728 shares; Mr. Rankin, 13,728 shares; Dr. Wharton, 5,378 shares; all directors and executive officers as a group, 718,609 shares.

(2) Includes (a) 13,651 shares held in a retirement trust for the benefit of Mr. Amato, (b) 9 shares held in a retirement trust for the benefit of Mr. Amato's wife but as to which he disclaims beneficial ownership, (c) 7,390 shares held by Mr. Amato as custodian but as to which he disclaims beneficial ownership and (d) 38,777 shares held for the benefit of trusts with respect to which Mr. Amato, as a co-trustee, shares voting and investment power but as to which he disclaims beneficial ownership.

(3) Includes 310,000 shares held by a limited partnership with respect to which Mr. Bruce shares voting and investment power.

(4) Includes 10,000 shares held by accounts and funds managed by affiliates of a corporation in which Mr. Day is the chief executive officer and a stockholder with respect to which he shares voting and investment power but as to which he disclaims beneficial ownership.

(5)  Includes 120 shares owned by Mr. Harrison's wife.

(6) Includes 3,643 shares held in a retirement trust for the benefit of Mr. Lackey.

(7) Includes 21,464 shares held for the benefit of a trust with respect to which Mr. Moffett and Mr. Amato, as co-trustees, have sole voting and investment power but as to which each disclaims beneficial ownership and 363,964 shares held by a limited liability company with respect to which Mr. Moffett shares voting and investment power.

(8) Includes 1,810 shares held in a retirement trust for the benefit of Mr. Murrish, 1,110 shares held in a retirement trust for the benefit of Mr. Murrish's wife, 1,212 shares held by Mr. Murrish as custodian for one of his sons and 1,112 shares owned by an adult son who shares the same home as Mr. Murrish as to which he disclaims beneficial ownership.

(9) Includes 323 shares held by a charitable trust with respect to which Mr. Putnam, as co-trustee, shares voting and investment power but as to which he disclaims beneficial ownership.

(10) Includes 34,836 shares with respect to which Mr. Rankin has sole voting and investment power under a power of attorney but as to which he disclaims beneficial ownership.

(11) Includes 1,252 shares held by Mr. Wharton's wife and 677 shares held by Mr. Wharton as custodian for his daughters.

(12) Robertson Stephens, through its affiliates, shares voting and investment power with respect to all shares shown, based on copies of SEC filings provided to the Company.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's Certificate of Incorporation authorizes the issuance of 50,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), and 150,000,000 shares of Common Stock. As of the date of this
Prospectus, there were             shares of Common Stock issued and
outstanding. The following summary is qualified by reference to the Certificate of Incorporation.

COMMON STOCK

  Subject to the rights of the holders of any Preferred Stock which may be outstanding, each holder of Common Stock on the applicable record date will be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities.

  Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights with respect to such stock. Additional shares of authorized Common Stock may be issued without stockholder approval.

PREFERRED STOCK

  The Company's Board of Directors has the authority to issue shares of Preferred Stock in one or more series and to fix, by resolution, the voting powers, which may be full or limited or no voting powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, without any further vote or action by the stockholders. Any shares of Preferred Stock so authorized and issued would have priority over the Common Stock with respect to dividend or liquidation rights.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

  The authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without shareholder approval. These additional shares may be utilized for a variety of proper corporate purposes, including raising additional capital.

  One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Issuance of such stock might, under certain circumstances, deter the acquisition of the Company or its securities by a person concerned about the terms or effect of such stock.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE AND BYLAWS AND DELAWARE LAW

  Classification of Directors; Removal. The Certificate provides that subject to the rights to elect additional directors that may be granted to holders of any class or series of Preferred Stock, the number of directors shall be fixed from time to time as provided in the Bylaws, but may not consist of less than three persons. The Certificate further provides that the directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be classified, with respect to the time for which they severally hold office, into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and that one class shall be elected each year and serve for a three-year term.

  Board Vacancies. The Certificate also provides that all vacancies on the Company's Board of Directors, including any vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining directors even if that number is less than a quorum. The affirmative vote of 85% or more of the Company's voting stock is required to amend, alter, change or repeal the foregoing provisions. The Bylaws require notice to the Company not less than 60 days nor more than 90 days prior to any stockholder meeting to elect directors or make any nomination for the Board of Directors.

  Stockholder Meetings. The Certificate provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent. Under the Certificate, except as described below, stockholders are not permitted to call special meetings of stockholders or to require the Board to call a special meeting of stockholders and a special meeting of stockholders may be called only by a majority of the entire Board, the Chairman of the Board or the President. The Bylaws further require that the Board must receive notice of stockholder proposals at least 60 days but not more than 90 days prior to any meeting of stockholders at which such proposal is intended to be presented. The Board may reject any such proposals that are not made in accordance with certain procedures set forth in the Bylaws or that are not a proper subject for stockholder action in accordance with the provisions of applicable law.

  Stockholder Approval of Combinations; Fair Price Provision. The Certificate of Incorporation provides that the approval of the holders of 85% of the Common Stock is required to approve (a) any merger or consolidation of the Company or any of its subsidiaries with or into any person or entity, or any affiliate thereof, other than FTX or any of its affiliates or associates, including FRP (an "Interested Party"), who was within the two years prior to the relevant transaction a beneficial owner of 20% or more of the Common Stock, (b) any merger or consolidation of an Interested Party with or into the Company or any of its Subsidiaries, (c) any sale, lease, pledge, transfer or other disposition of more than 10% of the fair market value of the assets of the Company or any of its subsidiaries in one or more transactions involving an Interested Party, (d) the adoption of any plan or proposal for liquidation or dissolution of the Company proposed by or on behalf of any Interested Party, (e) the issuance or transfer by the Company or any of its subsidiaries of securities having a fair market value of $1,000,000 or more to any Interested Party or (f) any recapitalization, reclassification, merger or consolidation of the Company or any of its subsidiaries which would increase an Interested Party's voting power in the Company or such subsidiary; provided that the 85% voting requirement shall not be applicable if (i) a majority of a vote of the Company's Continuing Directors (defined as a director, and any successor thereof, who is not an affiliate of an Interested Party and who was a member of the Board prior to the time the Interested Party involved in any of the foregoing transactions became an Interested Party) has approved the transaction, (ii) the transaction is between the Company and any of its subsidiaries or between any of its subsidiaries or (iii) the transaction is a merger or consolidation and the consideration to be received by the Company's stockholders is at least as high as the highest price per share paid by the Interested Party for the Common Stock during the prior two years.

  Delaware Law. The Company is incorporated under the laws of Delaware.
Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined as a stockholder owning 15% or more of a corporation's voting stock) from engaging in a business combination with such corporation for a period of three years from the date such stockholder became an interested stockholder unless (a) the corporation's board of directors had earlier approved either the business combination or the transaction by which the stockholder became an interested stockholder, or (b) upon attaining that status, the interested stockholder had acquired at least 85% of the corporation's voting stock (not counting shares owned by persons who are directors and also officers), or (c) the business combination is later approved by the board of directors and authorized by a vote of two-thirds of the stockholders (not including the shares held by the interested stockholder). Under Section 203, the restrictions described above do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who become an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. Prior to entering the Standby Purchase Agreement, MOXY's board of directors approved the proposed transaction with FRP and thereby excluded FRP from the operation of Section 203 of the Delaware General Corporation Law.

PREFERRED STOCK PURCHASE RIGHTS

  In May 1994, the Company's Board of Directors declared and paid a dividend of one preferred stock purchase right (a "Preferred Right") for each outstanding share of Common Stock. Each Preferred Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), at an initial purchase price of $10.00 (the "Purchase Price"), subject to adjustment. The terms of the Preferred Rights are set forth in the Preferred Rights Agreement between the Company and Mellon Securities Trust Company, as Preferred Rights Agent (the "Preferred Rights Agreement").

  As soon as practicable after the earlier of (i) the tenth day (or such later date as may be designated by a majority of the Continuing Directors (as hereinafter defined)) after the date (the "Stock Acquisition Date") of the first public announcement that a person or group of affiliated or associated persons other than the Company, any of its subsidiaries or any employee benefit plan of the Company or any of its subsidiaries has acquired beneficial ownership (as defined in the Preferred Rights Agreement) of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") and

(ii) the tenth business day (or such later date as may be designated by a majority of the Continuing Directors) after the date of the commencement of a tender or exchange offer by any person if, upon consummation thereof, such person would be an Acquiring Person (the earlier of (i) and (ii) being referred to as the "Preferred Rights Distribution Date"), the Preferred Rights Agent will send to each record holder of Common Stock as of the close of business on the Preferred Rights Distribution Date, one or more Preferred Right Certificates evidencing one Preferred Right (subject to adjustment as provided in the Preferred Rights Agreement) for each share of Common Stock. The Preferred Rights are not exercisable until the Preferred Rights Distribution Date and will expire at the close of business on May 20, 2004, unless previously redeemed or exchanged by the Company as described below.

  If a person becomes an Acquiring Person, each holder of a Preferred Right (other than Preferred Rights that are, or under certain circumstances specified in the Preferred Rights Agreement were, beneficially owned by an Acquiring Person (which will thereafter be void)) will thereafter have the right to receive upon exercise thereof at the then current Purchase Price, Common Stock having a market value equal to two times the Purchase Price.

  If at any time after any person has become an Acquiring Person (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or the Common Stock is changed or converted or (ii) 50% or more of the Company's assets or earning power is sold, each holder of a Preferred Right will thereafter have the right to receive, upon exercise thereof at the then current Purchase Price, common stock of the acquiring company having a market value equal to two times the Purchase Price.

  At any time after any person has become an Acquiring Person (but before such person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock), the Board of Directors of the Company may, at its option, exchange all or part of the Preferred Rights (other than Preferred Rights that are, or under certain circumstances were, beneficially owned by an Acquiring Person) for shares of Common Stock at an exchange ratio of one share of Common Stock per Preferred Right. The Preferred Rights may, at the option of the Board of Directors, be redeemed in whole, but not in part, at a price of $.01 per Preferred Right at any time no later than the tenth day after the Stock Acquisition Date (or such later date as a majority of the Continuing Directors may designate). Under certain circumstances set forth in the Preferred Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors. Immediately upon the requisite action of the Board of Directors ordering exchange or redemption of the Preferred Rights, the Preferred Rights will terminate, and thereafter the only right of the holders of Preferred Rights will be to receive shares of Common Stock or the redemption price, as the case may be.

  "Continuing Director" means any member of the Board of Directors who was a member of the Board prior to the time an Acquiring Person becomes such, or any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors. Continuing Directors do not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing.

  The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Preferred Rights are subject to adjustment in certain circumstances. Until a Preferred Right is exercised, the holder will, as a result thereof, have no rights as a stockholder of the Company, including the right to vote or to receive dividends. Stockholders may, depending upon the circumstances, recognize taxable income in the event that the Preferred Rights become exercisable for Series A Preferred Stock or other consideration as set forth above. The federal income tax consequences of any event or transaction involving the Preferred Rights other than the payment of the Preferred Rights dividend in May, 1994, is uncertain and tax counsel expresses no opinion of the federal income tax consequences of such events or transactions.

  Prior to the Preferred Rights Distribution Date, the Preferred Rights Agreement may, if the Company so directs, be amended by the Company and the Preferred Rights Agent in any manner that the Company may deem necessary or desirable without the approval of any holders of Common Stock. After the Preferred Rights Distribution Date, the Preferred Rights Agreement may be amended in any respect that does not adversely affect Preferred Rights holders; provided that after a person becomes an Acquiring Person, any amendment requires the concurrence of a majority of the Continuing Directors.

  The Preferred Rights have certain anti-takeover effects. The Preferred Rights may cause substantial dilution to a person or group that attempts to acquire the Company without a condition to such an offer that a substantial number of Preferred Rights be acquired or the Preferred Rights be redeemed or otherwise not apply. The Company's ability to amend the Preferred Rights Agreement may, depending upon the circumstances, increase or decrease the anti-takeover effects of the Preferred Rights. The Preferred Rights do not prevent the Board of Directors of the Company from approving any merger or other business combination (under some circumstances, with the concurrence of the Continuing Directors) since the Preferred Rights may be redeemed by the Board of Directors as described above.

  Prior to entering into the Standby Purchase Agreement, MOXY amended the Preferred Rights Agreement to exclude FRP and its affiliates and associates from the operation of the Preferred Rights Agreement.

STOCKHOLDER AGREEMENT AND REGISTRATION RIGHTS

  Upon completion of the Rights Offering and the transactions contemplated by the Standby Purchase Agreement, MOXY and FRP will enter into a Stockholder Agreement pursuant to which MOXY (i) will implement certain corporate governance provisions designed to protect the other stockholders of MOXY, (ii) will grant to FRP the right to elect a certain number of directors if it owns more than 10% but less than a majority of the outstanding Common Stock and
(iii) will grant certain registration rights with respect to the shares of Common Stock that are purchased by FRP pursuant to the Standby Purchase Agreement.

  Non-FRP Stockholder Protections. Pursuant to the Stockholder Agreement MOXY will agree at all times to have at least two Independent Directors and maintain the Independent Committee.

  Until the date on which FRP ceases to beneficially own at least 10% of the outstanding Common Stock, MOXY shall not take any of the following actions without the approval of the Independent Committee: (a) repurchase any outstanding shares of Common Stock; (b) enter into (i) any sale, lease, transfer or other disposition by MOXY of any of its properties or assets to,
(ii) any purchase of property or assets by MOXY from, (iii) any investment by MOXY in, (iv) any agreement by MOXY with or for the benefit of, or (v) any other transaction with one or more of its affiliates, that involves aggregate payments in excess of $5 million; (c) enter into any "Rule 13e-3 transaction" within the meaning of Rule 13e-3 under the Exchange Act; (d) amend, modify or grant any waiver under the Preferred Rights Agreement, the Participation Agreement or the Stockholder Agreement; or (e) in connection with any merger or business combination involving MOXY and a third party, treat FRP and the other stockholders on other than equivalent terms. If the Independent Committee approves an amendment or modification, the Stockholder Agreement may be amended or modified by the Board without stockholder approval.

  Until the date on which FRP ceases to own, directly or indirectly, at least 10% of the outstanding voting stock of MOXY, FRP shall not take either of the following actions without the approval of the Independent Committee: (i) purchase, acquire, agree to acquire or offer to acquire beneficial ownership of any additional shares of Common Stock (other than through open-market purchases that do not constitute a Rule 13e-3 transaction within the meaning of Rule 13e-3 under the Exchange Act), or (ii) enter into, propose to enter into, solicit or support any merger or business combination or similar transaction involving FRP and MOXY.

  Registration Rights. Any shares of Common Stock acquired by FRP pursuant to the Standby Commitment or the FRP Purchase Option will be "restricted" securities within the meaning of the Securities Act and cannot be sold publicly for a period of time without registration under the Securities Act. Pursuant to the Stockholder Agreement, FRP will be entitled to demand registration rights with respect to any shares of Common Stock that it owns; provided that FRP registers no less than 10% of the outstanding Common Stock pursuant to each such registration and that MOXY not be required to effect more than one such registration in any 12-month period nor more than three such registrations in the aggregate. In addition, if the Company proposes to register any Common Stock under the Securities Act in connection with a public offering, FRP may require MOXY to include all or a portion of the shares owned by FRP at that time. MOXY has agreed to pay all the expenses of any registration under the Stockholder Agreement, other than underwriters' discounts and commissions, and to indemnify FRP for certain liabilities in connection with any such registration.

  Although the Company cannot predict the timing or amount of future sales of Common Stock pursuant to these registration rights or the effect that the availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time, sales of substantial amounts of Common Stock in the public market pursuant to these registration rights or any other method could negatively affect the market price of the Common Stock.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general summary of certain United States federal income tax considerations applicable to holders of Common Stock upon the issuance, exercise, disposition and lapse of the Rights. In the opinion of Jones, Walker, Waechter, Poitevent, Carrre & Dengre, L.L.P., special counsel to the Company, the following are the federal income tax consequences of the Rights Offering that are likely to be material to the Holders (other than the Holders described below) upon the issuance, exercise, disposition and lapse of the Rights. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including Proposed Regulations and Temporary Regulations) promulgated thereunder, Internal Revenue Service ("IRS") rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary is applicable only to Holders who are United States persons for federal income tax purposes and who hold Common Stock as capital assets and who will hold any Common Stock received on exercise of the Rights as capital assets. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the Code (for example, banks, dealers in securities, life insurance companies, tax exempt organizations and foreign taxpayers), nor does it discuss any aspect of state, local or foreign tax laws.

  HOLDERS OF RIGHTS AND COMMON STOCK ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF THE ISSUANCE, EXERCISE, DISPOSITION AND LAPSE OF THE RIGHTS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

ISSUANCE OF THE RIGHTS

  The holders of Common Stock will not recognize taxable income for federal income tax purposes in connection with the receipt of the Rights.

BASIS AND HOLDING PERIOD OF THE RIGHTS

  If, either (i) the fair market value of the Rights on the date of issuance is equal to 15% or more of the fair market value (on the date of issuance) of the Common Stock with respect to which they are received or (ii) the stockholder elects, in his or her federal income tax return of the taxable year in which the Rights are received, to allocate part of the basis of such Common Stock to the Rights, then upon exercise or transfer of the Rights, the stockholder's basis in such Common Stock will be allocated between the Common Stock and the Rights in proportion to the fair market values of each on the date of the issuance. Except as provided in the preceding sentence, the basis of the Rights received by a stockholder as a distribution with respect to such stockholder's Common Stock will be zero.

  The holding period of a stockholder with respect to the Rights received as a distribution on such stockholder's Common Stock will include the stockholder's holding period for the Common Stock with respect to which the Rights were issued.

  In the case of a purchaser of Rights, the tax basis of such Rights will be the purchase price of the Rights and the holding period of such Rights will commence on the day following the date of the purchase.

TRANSFER OF RIGHTS

  A stockholder who sells the Rights received in the issuance prior to exercise will recognize gain or loss equal to the difference between the sale proceeds and such stockholder's basis (if any) in the Rights sold. Such gain or loss will be capital gain or loss if gain or loss from a sale of Common Stock held by such stockholder would be characterized as capital gain or loss at the time of such sale. Any gain or loss recognized on a sale of Rights acquired by purchase will be capital gain or loss if the Underlying Shares would be a capital asset in the hands of the seller (if acquired by him).

LAPSE OF THE RIGHTS

  Stockholders who allow the Rights received by them to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the Common Stock, if any, owned by such holders of the Rights.

  Purchasers of the Rights will be entitled to a loss equal to their tax basis in the Rights, if such Rights expire unexercised. Any loss recognized on the expiration of the Rights acquired by purchase will be a capital loss if the underlying shares would be a capital asset in the hands of the seller (if acquired by him).

EXERCISE OF THE RIGHTS; BASIS AND HOLDING PERIOD OF COMMON STOCK

  Holders of Rights will not recognize any gain or loss upon the exercise of such Rights. The basis of the Common Stock (including any fractional share interests) acquired through exercise of the Rights will be equal to the sum of the Exercise Price therefor and the Holder's basis in such Rights (if any). The holding period for the Common Stock acquired through exercise of the Rights will begin on the date the Rights are considered exercised.

                                 LEGAL MATTERS

  The validity of the issuance of the Rights and the shares of Common Stock offered hereby will be passed upon for the Company by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.

                                    EXPERTS

  The financial statements and schedules of the Company included and incorporated by reference in this Prospectus and elsewhere in the registration statement to the extent and for the periods indicated have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. With respect to the unaudited interim financial information for the quarters ended June 30 and March 31, 1997 and 1996, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

  The information included in this Prospectus regarding the gross quantities of reserves of the oil and gas properties described in this Prospectus and the future cash flows and the present values thereof from such reserves is based on estimates of such reserves and present values prepared by Ryder Scott Company, Petroleum Engineers in reliance upon the authority of such firm as experts in petroleum engineering.

  The information incorporated by reference in this Prospectus regarding the gross quantities of reserves of the oil and gas properties of the Company and the future cash flows and the present values thereof from such reserves is based on estimates of such reserves and present values prepared by Crescent Technology, Inc. in reliance upon the authority of such firm as experts in petroleum engineering.

                         INDEX TO FINANCIAL STATEMENTS

HISTORICAL FINANCIAL STATEMENTS OF MCMORAN OIL & GAS CO.

Report of Independent Public Accountants..................................   F-1
Balance Sheets as of June 30, 1997 (unaudited) and December 31, 1996 and
 1995.....................................................................   F-2
Statements of Operations for the six months ended June 30, 1997 and 1996
 (unaudited) and the years ended December 31, 1996, 1995 and 1994.........   F-3
Statements of Cash Flow for the six months ended June 30, 1997 and 1996
 (unaudited) and the years ended December 31, 1996, 1995 and 1994.........   F-4
Statements of Changes in Stockholders' Equity for the six months ended
 June 30, 1997 (unaudited) and the years ended December 31, 1996, 1995 and
 1994.....................................................................   F-5
Notes to Financial Statements.............................................   F-6
PRO FORMA FINANCIAL STATEMENTS (UNAUDITED) OF MCMORAN OIL & GAS CO.
Pro Forma Balance Sheet as of June 30, 1997...............................  F-12
Pro Forma Statement of Operations for the six months ended June 30, 1997..  F-13
Pro Forma Statement of Operations for the year ended December 31, 1996....  F-14
Notes to Pro Forma Financial Statements...................................  F-15
MCN PRODUCING PROPERTIES
Report of Independent Public Accountants..................................  F-17
Statements of Gross Oil and Gas Revenues and Direct Operating Expenses
 for the six months ended June 30, 1997 (unaudited) and for the years ended December 31, 1996 and 1995...................................  F-18
Notes to Financial Statements.............................................  F-19

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of McMoRan Oil & Gas Co.:

  We have audited the accompanying balance sheets of McMoRan Oil & Gas Co. (a Delaware Corporation) as of December 31, 1996 and 1995 and the related statements of operations, cash flow and changes in stockholders' equity for the years ended December 31, 1996 and 1995 and for the period from inception through December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of McMoRan Oil & Gas Co. as of December 31, 1996 and 1995 and the results of its operations and its cash flow for the years ended December 31, 1996 and 1995 and for the period from inception through December 31, 1994 in conformity with generally accepted accounting principles.

                                                          Arthur Andersen LLP

New Orleans, Louisiana,

 January 21, 1997

                             MCMORAN OIL & GAS CO.
                         BALANCE SHEETS (IN THOUSANDS)

                                                                DECEMBER 31,
                                                    JUNE 30,   ----------------
                                                      1997      1996     1995
                                                   ----------- -------  -------
                                                   (UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents........................   $  7,142   $10,500  $10,323
Accounts receivable and other....................      4,163     2,249    1,432
                                                    --------   -------  -------
  Total current assets...........................     11,305    12,749   11,755
                                                    --------   -------  -------
Oil and gas properties--successful efforts
 method:
  Unevaluated....................................      3,448     2,173    1,869
  Proved.........................................     21,778    17,341    8,661
                                                    --------   -------  -------
                                                      25,226    19,514   10,530
Less accumulated depreciation and amortization...      5,904     1,283      652
                                                    --------   -------  -------
  Net oil and gas properties.....................     19,322    18,231    9,878
                                                    --------   -------  -------
Total assets.....................................   $ 30,627   $30,980  $21,633
                                                    ========   =======  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities.........   $ 12,741   $ 9,411  $ 3,405
Current portion of production loan...............      1,640       366       93
                                                    --------   -------  -------
  Total current liabilities......................     14,381     9,777    3,498
Production loan, less current portion............     10,980    12,391      530
Other liabilities................................        641       566      --
Stockholders' equity:
Preferred stock, par value $0.01, 50,000,000
 shares authorized and unissued..................        --        --       --
Common stock, par value $0.01, 150,000,000 shares
 authorized, 14,076,539 shares, 13,989,317 shares
 and 13,798,784 shares issued and outstanding....        141       140      138
Capital in excess of par value of common stock...     48,065    47,803   47,302
Accumulated deficit..............................    (43,581)  (39,697) (29,835)
                                                    --------   -------  -------
                                                       4,625     8,246   17,605
                                                    --------   -------  -------
Total liabilities and stockholders' equity.......   $ 30,627   $30,980  $21,633
                                                    ========   =======  =======

The accompanying notes are an integral part of these financial statements.

                             MCMORAN OIL & GAS CO.
       STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                          SIX MONTHS ENDED      YEARS ENDED       INCEPTION
                              JUNE 30,         DECEMBER 31,        THROUGH
                          ------------------  -----------------  DECEMBER 31,
                            1997      1996     1996      1995      1994
                          --------  --------  -------  --------  --------
                             (UNAUDITED)
Revenues:
Oil and gas sales.......  $  4,203  $  1,204  $ 2,434  $  2,722  $    174
Management fees.........       818       818    1,636       545       --
                          --------  --------  -------  --------  --------
  Total revenues........     5,021     2,022    4,070     3,267       174
                          --------  --------  -------  --------  --------
Costs and expenses:
Production and delivery,
 including depreciation
 and amortization.......     5,312       802    1,500     2,623       --
Exploration expenses....     4,097     3,871    9,818    11,756    15,518
General and
administrative expenses.     1,353     1,384    2,635     3,687     2,338
Gain on sale of oil and
gas property............    (2,289)      --       --        --        --
                          --------  --------  -------  --------  --------
  Total costs and
   expenses.............     8,473     6,057   13,953    18,066    17,856
                          --------  --------  -------  --------  --------
Operating loss..........    (3,452)   (4,035)  (9,883)  (14,799)  (17,682)
Interest expense........      (681)       (7)    (403)      --        --
Other income, net.......       249       237      424       164     2,482
                          --------  --------  -------  --------  --------
Net loss................  $ (3,884) $ (3,805) $(9,862) $(14,635) $(15,200)
                          ========  ========  =======  ========  ========
Net loss per share......  $  (0.27) $  (0.27) $ (0.71) $  (1.06) $  (1.10)
                          ========  ========  =======  ========  ========
Average shares
 outstanding............    14,136    13,847   13,898    13,772    13,770
                          ========  ========  =======  ========  ========

The accompanying notes are an integral part of these financial statements.

                             MCMORAN OIL & GAS CO.
                     STATEMENTS OF CASH FLOW (IN THOUSANDS)

                         SIX MONTHS ENDED      YEARS ENDED       INCEPTION
                             JUNE 30,          DECEMBER 31,       THROUGH
                         ------------------  -----------------  DECEMBER 31,
                           1997      1996     1996      1995      1994
                         --------  --------  -------  --------  --------
                            (UNAUDITED)
Cash flow from
 operating activities:
  Net loss.............  $ (3,884) $ (3,805) $(9,862) $(14,635) $(15,200)
  Adjustments to
   reconcile net loss
   to net cash provided
   by (used in)
   operating
   activities:
    Depreciation and
     amortization......     4,822       343      741     1,525       --
    Exploration
     expenses..........     4,097     3,871    9,818    11,756    15,518
    Gain on sale of
     Canadian oil and
     gas interests.....       --        --       --        --     (1,691)
    Gain on sale of oil
     and gas property..    (2,289)      --       --        --        --
    (Increase) decrease
     in working
     capital:
      Accounts
       receivable and
       other...........    (2,028)   (2,487)    (988)   (1,347)      --
      Accounts payable
       and accrued
       liabilities.....     3,455     3,253    6,954     1,555       340
                         --------  --------  -------  --------  --------
  Net cash provided by
   (used in) operating
   activities..........     4,173     1,175    6,663    (1,146)   (1,033)
                         --------  --------  -------  --------  --------
Cash flow from
 investing activities:
  Exploration and
   development
   expenditures........   (10,279)  (11,105) (20,678)  (20,957)  (18,768)
  Proceeds from joint
   venture
   arrangements........        --        --    2,059    14,472       --
  Proceeds from sale of
   Canadian oil
   and gas interests...       --        --       --        --      1,691
  Proceeds from sale of
   oil and gas
   interests...........     2,884     2,059      --        --        --
                         --------  --------  -------  --------  --------
  Net cash used in
   investing
   activities..........    (7,395)   (9,046) (18,619)   (6,485)  (17,077)
                         --------  --------  -------  --------  --------
Cash flow from
 financing activities:
  Proceeds from
   production loan.....     4,741     1,377   12,927       750       --
  Payments on
   production loan.....    (4,877)      --      (794)     (127)      --
  Cash transferred from
   FTX.................       --        --       --        --     35,441
                         --------  --------  -------  --------  --------
  Net cash provided by
   (used in) financing
   activities..........      (136)    1,377   12,133       623    35,441
                         --------  --------  -------  --------  --------
Net increase (decrease)
 in cash and cash
 equivalents...........    (3,358)   (6,494)     177    (7,008)   17,331
Cash and cash
 equivalents at
 beginning of year.....    10,500    10,323   10,323    17,331       --
                         --------  --------  -------  --------  --------
Cash and cash
 equivalents at
 end of period.........  $  7,142  $  3,829  $10,500  $ 10,323  $ 17,331
                         ========  ========  =======  ========  ========
Interest paid..........  $    680  $    --   $   304  $    --   $    --
                         ========  ========  =======  ========  ========

The accompanying notes, which include information in Notes 1, 3, 4 and 5 regarding noncash transactions, are an integral part of these financial statements.

                           MCMORAN OIL & GAS CO.

               STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                              (IN THOUSANDS)

                                                CAPITAL IN
                               PREFERRED COMMON EXCESS OF  ACCUMULATED
                                 STOCK   STOCK  PAR VALUE    DEFICIT    TOTAL
                               --------- ------ ---------- ----------- -------
Distribution of Common Stock..   $--      $138   $47,219    $    --    $47,357
  Net loss....................    --       --        --      (15,200)  (15,200)
                                 ----     ----   -------    --------   -------
Balance at December 31, 1994..    --       138    47,219     (15,200)   32,157
  Stock payment to CLK and
   other......................    --       --         83         --         83
  Net loss....................    --       --        --      (14,635)  (14,635)
                                 ----     ----   -------    --------   -------
Balance at December 31, 1995..    --       138    47,302     (29,835)   17,605
  Stock payment to CLK and
   other......................    --         2       501         --        503
  Net loss....................    --       --        --       (9,862)   (9,862)
                                 ----     ----   -------    --------   -------
Balance at December 31, 1996..    --       140    47,803     (39,697)    8,246
  Stock Payment to CLK and
   other......................    --         1       262         --        263
  Net loss....................    --       --        --       (3,884)   (3,884)
                                 ----     ----   -------    --------   -------
Balance at June 30, 1997
 (Unaudited)..................   $--      $141   $48,065    $(43,581)  $ 4,625
                                 ====     ====   =======    ========   =======

The accompanying notes are an integral part of these financial statements.

1. ORGANIZATION

  McMoRan Oil & Gas Co. (MOXY) was formed in 1994 as a wholly owned subsidiary of Freeport-McMoRan Inc. (FTX). In May 1994, FTX distributed one MOXY common share for each ten FTX common shares. The net assets transferred, at FTX's historical cost, follow (in thousands):

Cash and cash equivalents.............................................. $35,441
Property, plant and equipment..........................................  13,052
Current liabilities....................................................  (1,138)
                                                                        -------
                                                                        $47,355
                                                                        =======

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Consolidation. Investments in joint ventures and partnerships are reflected using the proportionate consolidation method in accordance with standard industry practice.

  Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents. Highly liquid investments purchased with a maturity of three months or less are considered cash equivalents.

  Exploration and Development Costs. MOXY follows the successful efforts method of accounting for its oil and gas operations. Costs of exploratory wells are capitalized pending determination of whether the wells find proved reserves. Costs of leases, productive exploratory wells and development activities are also capitalized. Other exploration costs are expensed. Depreciation and amortization is determined on a field-by-field basis using the unit-of-production method. Gains or losses are included in earnings when properties are sold.

  In 1995, the Financial Accounting Standards Board issued Statement No. 121 (FAS 121) which requires a reduction of the carrying amount of long-lived assets to fair value when events indicate that the carrying amount may not be recoverable. Measurement of the impairment loss is based on the fair value of the asset. Generally, MOXY determines fair value using valuation techniques such as expected future cash flows. MOXY adopted FAS 121 effective January 1, 1995, and since that time has not incurred any impairment losses.

  Financial Instruments. The carrying amounts of receivables, other current assets and accounts payable reported in the balance sheet approximate fair value. The production loan's interest rate is variable (Note 3) and thus approximates fair value.

  Earnings Per Share. In February 1997, the Financial Accounting Standards Board issued Statement No. 128 (FAS 128), "Earnings Per Share", which simplifies the computation of earnings per share. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997 and requires restatement for all prior period earnings per share data presented. Earnings per share calculated in accordance with FAS 128 would have been unchanged for the periods presented.

3. EXPLORATION AGREEMENTS

  In September 1995, MOXY entered into an agreement with MCN establishing a $65 million oil and gas exploration and development program in the offshore Gulf of Mexico area. Revenues and costs are shared 40 percent by MOXY and 60 percent by MCN. MCN is funding its 60 percent share of the expenditures and is loaning funds for MOXY's 40 percent share at prime plus two percent (average rate of 10.3 percent for 1996). As of December 31, 1996, MOXY had $12.8 million of borrowings outstanding from MCN, with an additional $6.6 million of borrowings available for past expenditures.

MOXY's borrowings under this loan are payable only out of the future net revenues from the program properties, which are dependent on production levels, oil and gas prices and numerous other factors. Accordingly, no scheduled maturities or sinking fund requirements are determinable.

  In late 1996, MOXY entered into an agreement with a geophysical services company in which MOXY committed to purchase 3-D seismic surveys covering a significant number of lease blocks over a multi-year period. MCN did not participate in this new 3-D seismic program and will have no right to any of the leases acquired as a result of the new seismic data. MCN will continue to provide funding for future development costs on the MOXY/MCN Program's properties without any extension of the program agreement.

  In June 1995, MOXY and Phillips Petroleum Company (Phillips) entered into an exploration agreement covering a project area in south Louisiana. MOXY conveyed one-half of its interest in the area to Phillips for $3.8 million. In June 1996, MOXY conveyed one-half of its remaining 50 percent leasehold interest to Freeport-McMoRan Resource Partners, Limited Partnership (FRP), an affiliate of MOXY, for $2.1 million. This payment from FRP represented a reimbursement of previously expensed exploration costs by MOXY in connection with this project area and accordingly was recorded as a reduction to exploration expenses. MOXY sold the interest to FRP on the same proportionate basis as the prior Phillips sale. The project area, with the exception of the North Bay Junop and the East Fiddler's Lake prospects (discussed earlier), is subject to a possible 25 percent participation by a mineral rights owner.

4. TRANSACTIONS WITH FTX AND EMPLOYEE BENEFITS

  Management Services. FTX provides certain management and administrative services for MOXY. During 1995, MOXY restructured its management services agreement with FTX to provide specified services for an annual fee of $1.0 million. Costs of services provided by FTX, included in general and administrative expenses, totaled $1.0 million in 1996, $1.3 million in 1995 and $1.2 million in the 1994 period. MOXY believes that the above expenses do not differ materially from those costs which would have been incurred had the relevant personnel providing these services been employed directly by MOXY.

  MOXY has a contract with CLK Company (CLK), a company independently owned by its employees, to provide geological and geophysical services to MOXY on an exclusive basis. The contract was amended during 1997 to provide for an annual retainer fee of $2.2 million ($0.5 million of the annual fee paid in MOXY common stock, recorded at fair market value), plus certain expenses and an overriding royalty interest in prospects accepted by MOXY. Costs of services provided by CLK, included in exploration expenses, totaled $3.1 million in 1996, $3.5 million in 1995 and $3.9 million in 1994.


  Stock Options. MOXY's Stock Option Plan and Stock Option Plan for Non-Employee Directors (the Plans) authorize MOXY to grant stock options to purchase up to 1.25 million shares of MOXY stock at no less than market value at time of grant. Generally, stock options are exercisable in 25 percent annual increments beginning one year from the date of grant and expire 10 years after the date of grant. Also, in connection with the FTX distribution of MOXY shares, stock options were granted to employees and directors of FTX. A summary of stock options outstanding follows:

                                          1996                    1995
                                 ----------------------- -----------------------
                                 NUMBER OF    AVERAGE    NUMBER OF    AVERAGE
                                  OPTIONS   OPTION PRICE  OPTIONS   OPTION PRICE
                                 ---------  ------------ ---------  ------------
Beginning of year............... 2,257,828     $3.92     1,829,867     $4.26
Granted.........................    24,904      2.54       529,028      2.85
Exercised.......................      (581)     3.03           --        --
Expired/forfeited...............  (142,457)     4.33      (101,067)     4.39
                                 ---------               ---------
End of year..................... 2,139,694      3.88     2,257,828      3.92
                                 =========               =========

  At December 31, 1996, options for approximately 550,000 shares were available for new grants under the Plans. Summary information of fixed stock options outstanding at December 31, 1996 follows:

                                      OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                          -------------------------------------------- ---------------------------
                            NUMBER   WEIGHTED AVERAGE WEIGHTED AVERAGE   NUMBER   WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES  OF OPTIONS  REMAINING LIFE    OPTION PRICE   OF OPTIONS   OPTION PRICE
------------------------  ---------- ---------------- ---------------- ---------- ----------------
$1.94 to $2.81              515,000      9 years           $2.80         126,250       $2.81
$2.94 to $3.88              214,394      8 years            3.58          98,718        3.66
$4.66 to $5.50            1,410,300      7 years            4.32       1,300,305        4.67
                          ---------                                    ---------
                          2,139,694                                    1,525,273
                          =========                                    =========

  MOXY has adopted the disclosure-only provisions of FAS 123 and continues to apply APB Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized for MOXY's fixed stock option grants. Had compensation cost for MOXY's fixed stock option grants been determined based on the fair value at the grant dates for awards under those plans consistent with FAS 123, MOXY's pro forma net loss would have been $10.1 million ($0.73 per share) in 1996 and $14.7 million ($1.06 per share) in 1995. For the pro forma computations, the fair values of the fixed option grants were estimated on the dates of grant using the Black-Scholes option pricing model. The weighted average fair value for fixed stock option grants was $1.69 per option in 1996 and $2.15 per option in 1995. The weighted average assumptions used include a risk-free interest rate of 6.6 percent in 1996 and 6.4 percent in 1995, expected volatility of 45 percent in 1996 and 60 percent in 1995 and expected lives of 10 years. The pro forma effects on net income for 1996 and 1995 are not representative of future years because they do not take into consideration grants made prior to 1995. No other discounts or restrictions related to vesting or the likelihood of vesting of fixed stock options were applied.

5. INCOME TAXES

  MOXY has $26.5 million of net deferred tax assets as of December 31, 1996. MOXY has provided a valuation allowance equal to these tax assets because of the expectation of incurring tax losses for at least the near future, resulting in no tax benefits for the periods presented. The components of MOXY's deferred taxes follow:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
                                                              (IN THOUSANDS)
DEFERRED TAX ASSETS:
  Net operating loss carryforwards (expires 2006-2011)...... $ 17,976  $ 12,253
  Capital losses (expires 1999).............................    5,511     5,511
  Other tax carryforwards...................................      303       184
  Property, plant and equipment.............................    2,272     3,053
  Other.....................................................      453       139
  Less valuation allowance..................................  (26,515)  (21,140)
                                                             --------  --------
    Total deferred tax assets............................... $     --  $     --
                                                             ========  ========

6. COMMITMENTS AND CONTINGENCIES

  Commitments. MOXY has expenditure commitments of approximately $8.7 million in 1997. In addition, MOXY has minimum committed expenditures under a multi-year agreement with a geophysical company to purchase 3-D seismic surveys which totaled $2.1 million at December 31, 1996.

  Environmental. Although MOXY has no known environmental liabilities, increasing emphasis on environmental matters could result in additional costs, which would be charged against MOXY's operations in future periods. Present and future environmental laws and regulations applicable to MOXY's operations could require substantial capital expenditures or could adversely affect its operations in other ways that cannot be accurately predicted at this time.

7. SUPPLEMENTARY OIL AND GAS INFORMATION

  The supplementary information presented below is prepared in accordance with requirements prescribed by the Financial Accounting Standards Board.

Costs incurred in Oil and Gas Property Acquisition, Exploration, and Development Activities.


                                                                     INCEPTION
                                                      YEARS ENDED     THROUGH
                                                     DECEMBER 31,   DECEMBER 31,
                                                    --------------- ------------
                                                     1996    1995       1994
                                                    ------- ------- ------------
                                                           (IN THOUSANDS)
Acquisition of properties
  Proved........................................... $    -- $    --   $    --
  Unproved.........................................   2,499     863       575
Exploration costs..................................  11,672  13,928    14,918
Development costs..................................   6,507   6,166     3,275
                                                    ------- -------   -------
                                                    $20,678 $20,957   $18,768
                                                    ======= =======   =======

  Proved Oil and Gas Reserves (Unaudited). Proved oil and gas reserves at December 31, 1996, have been estimated by independent petroleum engineers in accordance with guidelines established by the Securities and Exchange Commission (SEC). Thus, the following reserve estimates are based upon existing economic and operating conditions; they are only estimates and should not be construed as being exact. MOXY's 1996 proved reserves are located in offshore United States waters. Oil, including condensate and plant products, is stated in thousands of barrels and natural gas is in millions of cubic feet.

                                                        OIL           GAS
                                                     ----------  --------------
                                                     1996  1995   1996    1995
                                                     ----  ----  ------  ------
Proved reserves:
  Beginning of year.................................  94    262   8,521   9,714
  Revisions of previous estimates...................  31     54   1,155      88
  Discoveries and extensions........................  72     --   7,009   4,999
  Production........................................ (29)   (45)   (631) (1,093)
  Transfer to MCN...................................  --   (177)     --  (5,187)
                                                     ---   ----  ------  ------
  End of year....................................... 168     94  16,054   8,521
                                                     ===   ====  ======  ======
Proved developed reserves:
  End of year.......................................  58     20   7,530     779
                                                     ===   ====  ======  ======

  Standardized Measure of Discounted Future Net Cash Flows From Proved Oil and Gas Reserves (Unaudited). MOXY's standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves were computed using reserve valuations based on regulations prescribed by the SEC. These regulations provide for the use of current oil and gas prices (escalated only when known and determinable price changes are provided by contract and law) in the projection of future net cash flows.

                                                               DECEMBER 31,
                                                             -----------------
                                                               1996     1995
                                                             --------  -------
                                                              (IN THOUSANDS)
Future cash flows........................................... $ 66,260  $22,397
Future costs applicable to future cash flows:
  Production costs..........................................   (7,805)  (3,834)
  Development and abandonment costs.........................  (12,874)  (7,155)
                                                             --------  -------
Future net cash flows before income taxes...................   45,581   11,408
Future income taxes.........................................      --       --
                                                             --------  -------
Future net cash flows.......................................   45,581   11,408
Discount for estimated timing of net cash flows (10%
 discount rate).............................................  (10,240)  (3,078)
                                                             --------  -------
                                                             $ 35,341  $ 8,330
                                                             ========  =======

  Because MOXY has sufficient tax deductions and losses to utilize against estimated future taxable income, in accordance with FAS 69 no deductions for future income taxes have been made above.

  Oil and natural gas prices have declined subsequent to December 31, 1996. The future cash flows from proved reserves presented above do not reflect this decline.

  The reserve and cash flow information above includes amounts attributable to MOXY's interest in West Cameron Block 503, which in March 1997 MOXY agreed to sell for $2.9 million. Proved undeveloped reserves applicable to MOXY's interest in this field totaled approximately 16 thousand barrels of oil and 3,300 million cubic feet of gas with estimated discounted net cash flows of $3.4 million. As MOXY's book basis in this property totals approximately $0.6 million, MOXY would recognize a book gain of approximately $2.3 million on the completion of this sale.

Changes in Standardized Measure of Discounted Future Net Cash Flows From Proved Oil and Gas Reserves (Unaudited).

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                               1996     1995
                                                              -------  -------
                                                              (IN THOUSANDS)
Beginning of year............................................ $ 8,330  $ 6,413
Discoveries and extensions, less related costs...............  10,837    3,368
Development costs incurred during the year...................   6,985    1,750
Revisions:
  Changes in prices..........................................  12,894    7,815
  Accretion of discount......................................     833      641
  Other changes, including revised estimates of development
     costs and rates of production...........................  (2,863)  (3,083)
Revenues, less production costs..............................  (1,675)  (1,589)
Transfer to MCN..............................................     --    (6,985)
                                                              -------  -------
End of year.................................................. $35,341  $ 8,330
                                                              =======  =======

8. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                       OPERATING         NET        NET INCOME
                                         INCOME        INCOME         (LOSS)
                            REVENUES     (LOSS)        (LOSS)        PER SHARE
                            ---------  -----------    -----------   -----------
                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1996
  1st Quarter..............  $   1,073 $    (4,453)   $    (4,330)    $   (0.31)
  2nd Quarter..............        949         418a           525a         0.04a
  3rd Quarter..............        919      (2,087)        (2,148)        (0.15)
  4th Quarter..............      1,129      (3,761)        (3,909)        (0.28)
                             --------- -----------    -----------
                             $   4,070 $    (9,883)b  $    (9,862)        (0.71)
                             ========= ===========    ===========
1995
  1st Quarter..............  $      55 $    (4,051)   $    (3,764)    $   (0.27)
  2nd Quarter..............      1,351      (6,134)        (6,251)        (0.45)
  3rd Quarter..............      1,029      (2,439)c       (2,621)c       (0.19)c
  4th Quarter..............        832      (2,175)        (1,999)        (0.15)
                             --------- -----------    -----------
                             $   3,267 $   (14,799)b  $   (14,635)        (1.06)
                             ========= ===========    ===========

a. Includes a reduction to exploration expense of $2.1 million ($0.15 per share) resulting from the reimbursement of previously expensed exploration costs.
b. Foreign exploration costs totaled $0.4 million in 1996 and $0.5 million in 1995.
c. Includes $0.4 million ($0.03 per share) for personnel severance and other costs.

9. SUBSEQUENT EVENTS (UNAUDITED)

  In July 1997, MOXY commenced a plan of recapitalization, subject to stockholder approval. The plan provides for, among other things, a stock rights offering to existing stockholders, a standby purchase commitment from FRP to purchase all shares of common stock offered to, but not purchased by, the existing stockholders, MOXY's purchase of MCN's interest in the MOXY/MCN Program's producing properties and the formation of an aggregate $200 million multi-year exploration program with FRP.

  On July 28, 1997 FTX, owner of 51.6 percent of FRP, and IMC Global Inc.
(IGL) announced their agreement to merge through an exchange of common shares, with IGL as the surviving entity. Three new positions on the IGL Board of Directors will be held by representatives of FTX management and shareholders. The proposed merger is subject to negotiation of a definitive agreement and appropriate approvals. The definitive merger agreement is expected to be completed by August 30, 1997, with completion of the merger transaction by the end of 1997. The merger will have no effect on the proposed MOXY/FRP Exploration Program or the other transactions between MOXY and FRP discussed above.

  In August 1997, MOXY and FRP acquired from FM Properties,(FMPO) several working interests and numerous overriding royalty interests in oil and gas properties. FMPO is a publicly traded real estate corporation of which Mr. Adkerson is Chairman of the Board and Chief Executive Officer. MOXY's share of the cost was $2.7 million, funded by borrowings available under the MOXY/MCN Program. Royalty income generated by these properties totaled $1.4 million for 1996, although a single property which generated $0.7 million in 1996 ceased production in the second quarter of 1997.

                             MCMORAN OIL & GAS CO.
                       UNAUDITED PRO FORMA BALANCE SHEET
                                 JUNE 30, 1997

                                           PRO FORMA
                                          ADJUSTMENTS
                                     ---------------------
                                                                         FRP
                                       PROPERTY                        PURCHASE MAXIMUM
                                     ACQUISITIONS  OTHER     MINIMUM    OPTION    PRO
                          HISTORICAL   (NOTE 1)   (NOTE 2)  PRO FORMA  (NOTE 3)  FORMA
                          ---------- ------------ --------  ---------  -------- --------
                                                 (IN THOUSANDS)
ASSETS
Current assets:
Cash and cash
 equivalents............   $  7,142    $(41,320)  $93,000a  $ 58,822   $63,973  $122,795
Accounts receivable and
 other..................      4,163         --        --       4,163        --     4,163
                           --------    --------   -------   --------   -------  --------
  Total current assets..     11,305     (41,320)   93,000     62,985    63,973   126,958
                           --------    --------   -------   --------   -------  --------
Oil and gas properties--
 successful efforts
 method:
  Unevaluated...........      3,448       1,200       --       4,648        --     4,648
  Proved................     21,778      27,967       --      49,745        --    49,745
                           --------    --------   -------   --------   -------  --------
                             25,226      29,167       --      54,393        --    54,393
Less accumulated
 depreciation and
 amortization...........      5,904         --        --       5,904        --     5,904
                           --------    --------   -------   --------   -------  --------
  Net oil and gas
 properties.............     19,322      29,167       --      48,489        --    48,489
                           --------    --------   -------   --------   -------  --------
Total assets............   $ 30,627    $(12,153)  $93,000   $111,474   $63,973  $175,447
                           ========    ========   =======   ========   =======  ========
LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities:
Accounts payable and
 accrued liabilities....   $ 12,741    $    --    $   --    $ 12,741   $    --  $ 12,741
Current portion of
 production loan........      1,640      (1,640)      --         --         --        --
                           --------    --------   -------   --------   -------  --------
  Total current
 liabilities............     14,381      (1,640)      --      12,741        --    12,741
Production loan, less
 current portion........     10,980     (10,980)      --         --         --        --
Other liabilities.......        641         467       --       1,108        --     1,108
Stockholders' equity:
Preferred stock, par
 value $0.01, 50,000,000
 shares authorized and
 unissued...............        --          --        --         --         --        --
Common stock, par value
 $0.01, 150,000,000
 shares authorized,
 14,076,539 shares
 (42,648,000 shares
 minimum pro forma and
 60,926,000 shares
 maximum pro forma)
 issued and outstanding.        141         --        286a       427       182       609
Capital in excess of par
 value of common stock..     48,065         --     92,714a   140,779    63,791   204,570
Accumulated deficit.....    (43,581)        --         --    (43,581)       --   (43,581)
                           --------    --------   -------   --------   -------  --------
                              4,625         --     93,000     97,625    63,973   161,598
                           --------    --------   -------   --------   -------  --------
Total liabilities and
 stockholders' equity...   $ 30,627    $(12,153)  $93,000   $111,474   $63,973  $175,447
                           ========    ========   =======   ========   =======  ========

The accompanying notes are an integral part of these pro forma financial statements.

                             MCMORAN OIL & GAS CO.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1997

                                           PRO FORMA
                                          ADJUSTMENTS
                                     ---------------------
                                                                        FRP
                                       PROPERTY                       PURCHASE MAXIMUM
                                     ACQUISITIONS  OTHER     MINIMUM   OPTION    PRO
                          HISTORICAL   (NOTE 1)   (NOTE 2)  PRO FORMA (NOTE 3)  FORMA
                          ---------- ------------ --------  --------- -------- -------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
Oil and gas sales.......   $ 4,203      $6,985    $   --     $11,188   $   --  $11,188
Management fees.........       818         --         -- b       818       --      818
                           -------      ------    -------    -------   ------  -------
  Total revenues........     5,021       6,985        --      12,006       --   12,006
                           -------      ------    -------    -------   ------  -------
Costs and expenses:
Production and delivery,
 including depreciation
 and amortization.......     5,312         718      5,441c    11,471       --   11,471
Exploration expenses....     4,097         --         --       4,097       --    4,097
General and
 administrative
 expenses...............     1,353         --         --       1,353       --    1,353
Gain on sale of oil and
 gas property...........    (2,289)        --         --      (2,289)      --   (2,289)
                           -------      ------    -------    -------   ------  -------
  Total costs and
 expenses...............     8,473         718      5,441     14,632       --   14,632
                           -------      ------    -------    -------   ------  -------
Operating loss..........    (3,452)      6,267     (5,441)    (2,626)      --   (2,626)
Interest expense........      (681)        --         681d       --       --       --
Other income, net.......       249         --         --         249      --       249
                           -------      ------    -------    -------   ------  -------
Net loss................   $(3,884)     $6,267    $(4,760)   $(2,377)  $  --   $(2,377)
                           =======      ======    =======    =======   ======  =======
Average shares
 outstanding............    14,136         --      28,571a    42,707   18,278   60,985
                           =======      ======    =======    =======   ======  =======
Net loss per share......   $ (0.27)                          $ (0.06)          $ (0.04)
                           =======                           =======           =======

The accompanying notes are an integral part of these pro forma financial statements.

                             MCMORAN OIL & GAS CO.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                           PRO FORMA
                                          ADJUSTMENTS
                                     ---------------------
                                                                        FRP
                                       PROPERTY                       PURCHASE MAXIMUM
                                     ACQUISITIONS  OTHER     MINIMUM   OPTION    PRO
                          HISTORICAL   (NOTE 1)   (NOTE 2)  PRO FORMA (NOTE 3)  FORMA
                          ---------- ------------ --------  --------- -------- -------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
Oil and gas sales.......   $ 2,434      $4,976    $   --     $ 7,410  $   --   $ 7,410
Management fees.........     1,636         --         -- b     1,636      --     1,636
                           -------      ------    -------    -------  -------  -------
 Total revenues.........     4,070       4,976        --       9,046      --     9,046
                           -------      ------    -------    -------  -------  -------
Costs and expenses:
Production and delivery,
 including depreciation
 and amortization.......     1,500         413      2,612c     4,525      --     4,525
Exploration expenses....     9,818         --         --       9,818      --     9,818
General and
 administrative
 expenses...............     2,635         --         --       2,635      --     2,635
                           -------      ------    -------    -------  -------  -------
  Total costs and
 expenses...............    13,953         413      2,612     16,978      --    16,978
                           -------      ------    -------    -------  -------  -------
Operating loss..........    (9,883)      4,563     (2,612)    (7,932)     --    (7,932)
Interest expense........      (403)        --         403d       --       --       --
Other income, net.......       424         --         --         424      --       424
                           -------      ------    -------    -------  -------  -------
Net loss................   $(9,862)     $4,563    $(2,209)   $(7,508) $   --   $(7,508)
                           =======      ======    =======    =======  =======  =======
Average shares
 outstanding............    13,898         --      28,571a    42,469   18,278   60,747
                           =======      ======    =======    =======  =======  =======
Net loss per share......   $ (0.71)                          $ (0.18)          $ (0.12)
                           =======                           =======           =======

The accompanying notes are an integral part of these pro forma financial statements.

                             MCMORAN OIL & GAS CO.
               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  The accompanying Pro Forma Statements of Operations have been prepared assuming the transactions discussed below occurred on January 1, 1996, whereas the Pro Forma Balance Sheet assumes the transactions occurred on June 30, 1997. The pro forma financial statements are not necessarily indicative of the actual results that would have been achieved nor are they indicative of future results.

1. PROPERTY ACQUISITIONS

ACQUISITION OF THE MCN PRODUCING PROPERTIES

   In July 1997, FRP agreed to acquire from MCN their contractual rights to the MOXY/MCN Program, the MCN Producing Properties and other exploratory properties acquired under the MOXY/MCN Program for the properties fair market value of $31.0 million, subject to adjustments. In July 1997, MOXY entered into an agreement with FRP pursuant to which MOXY will acquire the MCN Producing Properties for $26.0 million (subject to adjustment for revenues and costs attributable to the MCN Producing Properties from April 1, 1997 until their acquisition by MOXY plus interest, calculated on the daily outstanding balance of the $26.0 million purchase price, as adjusted from August 4, 1997 until MOXY's acquisition of the properties, at an annual rate publicly announced by The Chase Manhattan Bank plus 2%), and repay all indebtedness incurred by MOXY under the MOXY/MCN Program. In August 1997, FRP acquired MCN's interest in the MOXY/MCN Program (as discussed earlier in this Prospectus).

  The income statement information represents the historical revenues and direct operating expenses of the MCN Producing Properties for the periods presented.

  The balance sheet information represents the acquisition of the MCN Producing Properties at FRP's purchase price and the repayment of MOXY's debt under the MOXY/MCN Program.

ACQUISITION OF THE FM PROPERTIES INC. OIL AND GAS INTERESTS

  In August 1997, MOXY and FRP acquired from FM Properties Inc. (FMPO) several working interests and numerous overriding royalty interests in oil and gas properties. FMPO is a publicly traded real estate corporation of which Mr. Adkerson is Chairman of the Board and Chief Executive Officer. MOXY's share of the cost was $2.7 million, funded by borrowings available under the MOXY/MCN Program. Royalty income generated by these properties totaled $0.7 million for the 1997 period and $1.4 million for 1996, although a single property which generated $0.4 million in the 1997 period and $0.7 million in 1996 ceased production in the second quarter of 1997.

2. OTHER ADJUSTMENTS

a. MOXY intends to consummate the Rights Offering (as discussed earlier in this Prospectus) whereby additional MOXY common stock would be issued sufficient to raise $100 million ($93 million after offering expenses of $1 million, primarily consisting of legal and financial advisory services, and the FRP Standby Fee of $6 million).

b. Upon the initiation of the MOXY/FRP Exploration Program, MOXY's level of general and administrative expense will change, with MOXY allocating certain exploration and administrative expenses to FRP. Because the level of expense and allocation is indeterminable at this time, no pro forma adjustment has been reflected.

    In addition, the level of MOXY's future exploration expenditures and general and administrative expenses would be expected to increase following the consummation of the Rights Offering as MOXY expands its exploration activities to pursue opportunities it believes exist. The number and timing of such available opportunities and extent of successful exploration results thereon, which cannot be predicted, will also govern the timing and extent of subsequent development and production activities. As a result, the extent of any such increases cannot be determined at this time.

c. Represents the depreciation and amortization expense calculated using the acquisition price of the MCN Producing Properties (Note 1).

d. Represents the elimination of the historical interest expense (Note 1).

3. FRP PURCHASE OPTION

  Pursuant to FRP's Standby Commitment, FRP has the option to purchase additional shares of common stock (Purchase Option) so that if following the Rights Offering it has not acquired 30% of the outstanding common stock pursuant to the Standby Commitment, it may acquire at the subscription price such additional shares of common stock as are necessary to provide it with up to a 30% ownership position in MOXY. The Maximum Pro Forma balance sheet at June 30, 1997 assumes that 100% of the Rights are exercised by existing MOXY shareholders and that FRP exercises its Purchase Option to acquire the necessary number of shares to own 30% of the outstanding common stock.

4. INVESTMENT OF EXCESS CASH

Upon completion of the Rights Offering and the acquisition of the MCN Producing Properties, MOXY will have significant additional cash resources. In accordance with SEC regulations concerning pro forma financial statements, MOXY has not reflected any additional investment income. However, if MOXY had invested this excess cash and earned income at MOXY's historical rate for short-term investments, pro forma net loss would have been $6.2 million ($0.15 per share) for 1996 and $1.7 million ($0.04 per share) for the 1997 period. Under the Maximum Pro Forma scenario (as described in Note 3), pro forma net loss would have been $3.0 million ($0.05 per share) for 1996 and $0.1 million ($0.00 per share) for the 1997 period.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of McMoRan Oil & Gas Co.:

  We have audited the accompanying statements of gross oil and gas revenues and direct operating expenses of the MCN Producing Properties (the Producing Properties) to be acquired by McMoRan Oil & Gas Co. (see Note 1) for the year ended December 31, 1996 and for the period from the inception of the MOXY/MCN Program (September 19, 1995) through December 31, 1995. These statements are the responsibility of management. Our responsibility is to express an opinion on the statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe our audits provide a reasonable basis for our opinion.

  The accompanying statements present only the gross oil and gas revenues and direct operating expenses (see Note 1) and are not intended to be a complete presentation of the revenues and expenses of the Producing Properties.

  In our opinion, the statements referred to above present fairly, in all material respects, the gross oil and gas revenues and direct operating expenses of the Producing Properties for the year ended December 31, 1996 and for the period from the inception of the MOXY/MCN Program through December 31, 1995, in conformity with generally accepted accounting principles.

                                                        Arthur Andersen LLP

New Orleans, Louisiana,
July 14, 1997

  The following statements of gross oil and gas revenues and direct operating expenses of the MCN Producing Properties (the Producing Properties) to be purchased by MOXY for the year ended December 31, 1996 and for the period from the inception of the MOXY/MCN Program through December 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their accompanying report. The statements are presented to provide historical data about the Producing Properties to be acquired and may not be indicative of future results of operations of the Producing Properties.

  Separate financial statements for the Producing Properties have never been prepared. Depreciation, depletion and amortization has not been included because the historical expenses incurred by the predecessor owner may not be comparable to amounts to be incurred by MOXY in future periods. Further, it is not possible to make a practicable or objective determination of the portion of general or administrative expenses or other indirect expenses which were attributable to the Producing Properties and any such allocation would not be indicative of the level of such expense to be incurred in the future. In addition, a provision for income taxes has not been included because the tax position of the predecessor owner will not affect MOXY's future tax provisions.

                           MCN PRODUCING PROPERTIES
    STATEMENTS OF GROSS OIL AND GAS REVENUES AND DIRECT OPERATING EXPENSES
                                (IN THOUSANDS)

                                               SIX
                                             MONTHS                  INCEPTION
                                              ENDED     YEAR ENDED    THROUGH
                                            JUNE 30,   DECEMBER 31, DECEMBER 31,
                                              1997         1996         1995
                                           ----------- ------------ ------------
                                           (UNAUDITED)
Oil and gas sales.........................   $6,285       $3,576       $1,458
Production and delivery...................      718          413          199
                                             ------       ------       ------
Revenues over direct operating expenses...   $5,567       $3,163       $1,259
                                             ======       ======       ======

See accompanying notes to financial statements.

               NOTES TO STATEMENTS OF GROSS OIL AND GAS REVENUES
         AND DIRECT OPERATING EXPENSES OF THE MCN PRODUCING PROPERTIES

1. BASIS OF PRESENTATION

  In September 1995, MOXY established an exploratory drilling program with MCN owned 40% by MOXY and 60% by MCN. On July 14, 1997, MOXY entered into an agreement with FRP pursuant to which MOXY will acquire MCN's interest in the producing oil and gas properties (the Producing Properties) developed as part of MOXY's exploratory drilling program with MCN for $26.0 million.

  The accompanying statements of gross oil and gas revenues and direct expenses, which are prepared on the successful efforts basis of accounting, relate to the interests in producing oil and gas properties described above and may not be representative of future operations. The statements do not include Federal and state income taxes, interest, depreciation, depletion and amortization or general and administrative expenses because such amounts have historically not been allocated to the Producing Properties or such amounts would not be indicative of those expenses which would be incurred by MOXY. The statements include gross oil and gas revenue and direct operating and production expenses, including production and ad valorem taxes, for the entire periods presented.

  The unaudited statement of gross oil and gas revenues and direct operating expenses for the six-month period ended June 30, 1997, in the opinion of management, was prepared on a basis consistent with the audited statements of gross oil and gas revenues and direct operating expenses and includes all adjustments (which includes normal recurring adjustments) necessary to present fairly the gross oil and gas revenues and direct operating and production expenses for this interim period and may not be indicative of future revenues and expenses.

2. SUPPLEMENTAL INFORMATION ON OIL AND GAS RESERVES (UNAUDITED)

  There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. The following reserve data represent estimates only and should not be construed as the current market value of the properties or the cost that would be incurred to obtain equivalent reserves.

  An analysis of the estimated changes in quantities of proved oil and natural gas reserves of the Producing Properties for the year ended December 31, 1996 and for the period from the inception of the MOXY/MCN Program through December 31, 1995 is shown below. Oil, including condensate and plant products, is stated in thousands of barrels and natural gas is in millions of cubic feet.

                                                        OIL           GAS
                                                     ----------  --------------
                                                     1996  1995   1996    1995
                                                     ----  ----  ------  ------
Proved reserves:
  Beginning of period............................... 141    --   12,781      --
  Revisions of previous estimates...................  46   (16)   1,732     575
  Discoveries and extensions........................ 108    --   10,513   7,498
  Production........................................ (43)  (20)    (946)   (479)
  Transfers.........................................  --   177       --   5,187
                                                     ---   ---   ------  ------
  End of period..................................... 252   141   24,080  12,781
                                                     ===   ===   ======  ======
Proved developed reserves:
  End of period.....................................  87    30   11,295   1,168
                                                     ===   ===   ======  ======

  The estimated standardized measure of discounted future net cash flows relating to proved reserves of the Producing Properties is shown below.

                                                              DECEMBER 31,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
                                                             (IN THOUSANDS)
Future cash flows.......................................... $ 99,390  $ 33,596
Future costs applicable to future cash flows:
  Production costs.........................................  (11,707)   (5,751)
  Development and abandonment costs........................  (19,311)  (10,732)
                                                            --------  --------
Future net cash flows before income taxes..................   68,372    17,113
Future income taxes........................................      --        --
                                                            --------  --------
Future net cash flows......................................   68,372    17,113
Discount for estimated timing of net cash flows (10%
 discount rate)............................................  (15,360)   (4,617)
                                                            --------  --------
                                                            $ 53,012  $ 12,496
                                                            ========  ========

  Because the tax position of the predecessor owner will not affect MOXY's future tax provisions, no deductions for future income taxes have been made above.

  Oil and natural gas prices have declined subsequent to December 31, 1996. The future cash flows from proved reserves presented above do not reflect the decline.

  An analysis of the sources of changes in the standardized measure of discounted future net cash flows relating to proved reserves of the Producing Properties is shown below.

                                                                    INCEPTION
                                                       YEAR ENDED    THROUGH
                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1995
                                                      ------------ ------------
                                                           (IN THOUSANDS)
Beginning of period..................................   $12,496      $   --
Transfers............................................       --         6,985
Discoveries and extensions, less related costs.......    16,256        5,052
Development costs incurred during the period.........    10,477          --
Revisions:
  Changes in prices..................................    19,341        5,364
  Accretion of discount..............................     1,249          --
  Other changes, including revised estimates of
   development costs and rates of production.........    (3,644)      (3,646)
Revenues, less production costs......................    (3,163)      (1,259)
                                                        -------      -------
End of period........................................   $53,012      $12,496
                                                        =======      =======

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE RIGHTS OF-FERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents
 by Reference..............................................................   2
Prospectus Summary.........................................................   3
Risk Factors...............................................................  11
Use of Proceeds............................................................  18
The Rights Offering........................................................  18
Price Range of Common Stock
 and Dividend Policy.......................................................  27
Dilution...................................................................  27
Capitalization.............................................................  29
Management's Discussion and
 Analysis of Financial Condition and
 Results of Operations.....................................................  30
Business and Properties....................................................  35
Management.................................................................  45
Certain Relationships and Related Transactions.............................  47
Principal Stockholders.....................................................  50
Description of Capital Stock...............................................  51
Certain Federal Income Tax Considerations..................................  56
Legal Matters..............................................................  57
Experts....................................................................  58
Index to Financial Statements..............................................  59

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               28,571,429 SHARES

                             MCMORAN OIL & GAS CO.

                                 COMMON STOCK

                                 ------------
                                  PROSPECTUS
                                 ------------

                                    , 1997


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses to be paid by the Registrant in connection with the securities being registered are as follows:

      SEC registration fee........................................... $   30,346
      Financial Advisory fee.........................................    500,000
      Nasdaq listing fees............................................     18,500
      Legal fees and expenses........................................    265,000
      Subscription/Information Agent fees and expenses...............     35,000
      Accounting fees and expenses...................................     20,000
      Printing expenses..............................................    120,000
      Miscellaneous..................................................     11,154
                                                                      ----------
        Total........................................................ $1,000,000
                                                                      ==========

--------
*To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  INDEMNIFICATION. The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company. Article Eighth of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Article XXIV of the Company's By-Laws (the "By-Laws") provide that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of Delaware against all expenses, liability and loss (including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Article Eighth of the Certificate of Incorporation and Article XXIV of the By-Laws, as the case may be, are contractual rights and include the right to be paid by the Company the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

  DIRECTOR LIABILITY. Article Eighth of the Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividend or unlawful stock repurchases or redemptions or (d) transactions from which directors derive improper personal benefit.

  INSURANCE. The Company may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the Company would have the power to indemnify such person against such liability or expense by law or under the provisions of the Certificate of Incorporation. The Company has an insurance policy insuring the Company's directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS.

 5 Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., as to the legality of the Common Stock.**

 8 Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., as to certain tax matters.*

23.1 Consent of Arthur Andersen LLP.*

23.2 Consent of Ryder Scott Company.*

23.3 Consent of Crescent Technology, Inc.*

23.4 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. included as part of Exhibits 5 and 8 (refiled for Exhibit 8 opinion).*

24  Powers of Attorney.*

--------

 *Filed herewith.

**Previously filed.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

  (1) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Orleans, Louisiana, on the 22nd day of August, 1997.

                                          McMoRan OIL & GAS CO.
                                          (Registrant)

                                                   /s/ Richard C. Adkerson
                                          By: ---------------------------------
                                                     Richard C. Adkerson
                                                  Co-Chairman of the Board
                                                 and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment thereto has been signed below by the following persons in the capacities indicated on the 22nd day of August, 1997.

            SIGNATURE                                  TITLE
            ---------                                  -----
                *                      Co-Chairman of the Board and Director
---------------------------------
        James R. Moffett

     /s/ Richard C. Adkerson         Co-Chairman of the Board, Chief Executive
---------------------------------               Officer and Director
       Richard C. Adkerson                 (Principal Executive Officer)
                                           (Principal Financial Officer)

                *                                    Controller
---------------------------------          (Principal Accounting Officer)

  C. Donald Whitmire, Jr.

                *                                     Director
---------------------------------
       Robert W. Bruce III

                *                                     Director
---------------------------------
          Robert A. Day

                *                                     Director
---------------------------------
    William B. Harrison, Jr.

                *                                     Director
---------------------------------
        Bobby Lee Lackey

                *                                     Director
---------------------------------
      Gabrielle K. McDonald

                *                                     Director
---------------------------------
          George Putnam

                *                                     Director
---------------------------------
        R. M. Rankin, Jr.

                *                                     Director
---------------------------------
        J. Taylor Wharton


*By: /s/ Richard C. Adkerson
  -----------------------------
       Richard C. Adkerson

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                         DOCUMENT DESCRIPTION
 -------                        --------------------
   5     Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre,
         L.L.P., as to the legality of the Common Stock.**
   8     Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre,
         L.L.P., as to certain federal income tax matters.*
  23.1   Consent of Arthur Andersen LLP.*
  23.2   Consent of Ryder Scott Company.*
  23.3   Consent of Crescent Technology, Inc.*
  23.4   Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre,
         L.L.P. included as part of Exhibits 5 and 8 (refiled for Exhibit 8 opinion).*
  24     Powers of Attorney.*

--------

 *Filed herewith.

**Previously filed.